trends have caused a reduction in per-patient revenue for certain of the services provided by the Medical and Dental Practices, which the Company believes will continue to decrease. Further reductions in payments to the Medical and Dental Practices or other changes in reimbursement for health care services could have a material adverse effect on the Medical and Dental Practices' business, financial condition and results of operations. Historically, state and federal sponsored reimbursement programs have been able to deny reimbursement for procedures that are determined not to have been delivered or inadequate in quality or otherwise. In addition, such programs routinely conduct post-payment audits of parties such as the Medical and Dental Practices that seek reimbursement for services rendered.



    The revenues of the Medical and Dental Practices are also affected by changes in reimbursement methodologies. For example, certain of the states in which the Podiatry Practice operates have replaced a commonly-used reimbursement procedure code with three different codes, each of which yields a lower reimbursement amount. It is currently unclear whether one or more of these procedure codes may be combined in a majority of instances. Accordingly, it is currently impossible to assess the impact of these procedure code changes on the business of the Podiatry Practice or the Company. This particular procedure code adjustment, or other possible procedure code adjustments that may be adopted by one or more states in the future, could reduce payments to the Medical and Dental Practices for certain services, which could have the effect of reducing the Company's revenues. There can be no assurance that changes in reimbursement procedure codes will not have a material adverse effect on the Company's business, financial condition or results of operations.



    The federal government has implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology for physician services. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year, and is subject to increases or decreases at the discretion of Congress. To date, the implementation of RBRVS has reduced payment rates for certain of the procedures historically provided by the Medical and Dental Practices. RBRVS-type of payment systems have also been adopted by certain non-government third party payors and may become a predominant payment methodology. Increased implementation of such programs would reduce payments by non-government third party payors to the Medical and Dental Practices, which could have the effect of reducing the Company's revenues.



    There can be no assurance that any or all of the factors that may lead to reduced revenues and operating margins of the Medical and Dental Practices could be offset through cost reductions, increased volume, introduction of new procedures by the Medical and Dental Practices or otherwise. The failure to offset reduced revenues and operating margins at either the Company or Practice level could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Market Overview: Prospective Payment, Consolidated Billing and Managed Care."


GROWTH OF MANAGED CARE


    The number of individuals covered under managed care contracts or other similar arrangements has grown over the past several years and may continue to grow in the future. Entities providing managed care coverage have been successful in reducing payments for health care services in numerous ways, including entering into capitated payment arrangements, denying payment for specified services, refusing payment for specified services unless prior authorization has been obtained, and refusing to increase fees for specified services. During the three months ended March 31, 1998, approximately one percent of the revenues of the Medical and Dental Practices was derived from capitated payment arrangements. Because the Compensation Amount payable to the Company is contingent upon profitability of the Medical and Dental Practices, expenses incurred by the Medical and Dental Practices in excess of the capitated payment will reduce the Compensation Amount and, accordingly, the Company's consolidated revenues. The continued growth of the managed care industry and its continued success in reducing payments to health care service providers could have a material adverse effect on the business, financial condition and results of operation of the Medical and Dental Practices or the Company. See "Business--Market Overview: Prospective Payment, Consolidated Billing and Managed Care."


DEPENDENCE ON KEY PERSONNEL; LIMITED MANAGEMENT TEAM


    The Company's success depends to a significant extent on Steven S. Charlap, M.D., the Company's Chairman, Chief Executive Officer and President and sole equity holder of the Audiology and Primary Care Practice and HealthDrive Michigan Corporation, Michael R. Kaplan, the Company's Chief Financial Officer and Vice President of Finance, and Alec H. Jaret D.M.D., the President and sole equity holder of the Dental Practice. The loss of Dr. Charlap's, Mr. Kaplan's or Dr. Jaret's services to the Company would have a material adverse effect on the success of the Company. Although Dr. Charlap and Mr. Kaplan have entered into employment agreements with the Company that will become effective upon consummation of the Offering, and Dr. Jaret has entered into an employment agreement with the Dental Practice, effective upon the consummation of the Offering, it is not contemplated that Dr. Jaret will have an employment agreement with the Company. In addition, if Drs. Charlap and Jaret became unaffiliated with their respective Medical and Dental Practices, the new equity holder or holders of such Practice could seek to negotiate changes in the Operating Agreements. The Company has key person life insurance in the amount of $1.5 million on Dr. Charlap, and the in amount of $500,000 on Dr. Jaret. Following completion of the Offering, the Company anticipates recruiting additional officers. The Company's future success will depend in part on the ability to attract and retain highly qualified personnel to manage the future growth of the Company. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The failure to attract and retain such individuals could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."



POTENTIAL CONFLICTS OF INTEREST



    Steven S. Charlap, M.D., the Chairman of the Board of Directors, Chief Executive Officer and President of the Company, is the owner of all of the outstanding capital stock of the Audiology and Primary Care Practice and HealthDrive Michigan Corporation. Alec H. Jaret, D.M.D., a director of the Company, is the owner of all of the outstanding capital stock of the Dentistry Practice. As a result of Dr. Charlap's and Dr. Jaret's ownership of three of the Medical and Dental Practices, potential conflicts of interest may arise in certain matters including, but not limited to, matters relating to the Operating Agreements. Although the Company believes that the terms and provisions of the Operating Agreements with the Dentistry Practice, the Audiology and Primary Care Practice and HealthDrive Michigan Corporation are fair and no less favorable than those that the Company could obtain from third parties, and each of Dr. Charlap and Dr. Jaret have fiduciary duties to the Company, there can be no assurance that the Company will not be materially adversely affected by matters in which Dr. Charlap or Dr. Jaret have potential conflicts of interest.



BROAD DISCRETION IN USE OF PROCEEDS



    Following the Offering and the specific application of some of the net proceeds of the Offering as described under "Use of Proceeds," the Company will have approximately $8.2 million (or approximately 80%) of the net proceeds available for working capital and general corporate purposes, which may include acquisitions. The Company's management, subject to approval of the Board of Directors in certain circumstances, will have broad discretion with respect to the application of such proceeds. Unless a possible acquisition involves a merger of the Company with or into another company, it is unlikely that the stockholders of the Company will have an opportunity to vote whether or not to approve such a transaction. See "Use of Proceeds."

POSSIBILITY OF EXPOSURE TO PROFESSIONAL LIABILITY


    In recent years, health care providers have become subject to an increasing number of lawsuits alleging malpractice and related legal theories. Some of these lawsuits involve large claims and significant defense costs. Any suits involving the Company, the Medical and Dental Practices or the Providers, if successful, could result in substantial damage awards. Such an award may exceed the limits of the Company's and/or the Medical and Dental Practices' insurance coverage or any insurance the Providers may have individually. Although the Company does not itself engage in the practice of medicine or dentistry or provide ancillary health care services or have responsibility for compliance with certain regulatory and other requirements directly applicable to physicians, dentists, physician and dental groups and ancillary health care service providers, there can be no assurance that the Company will not become subject to litigation in the future as a result of the health care services provided by the Medical and Dental Practices. The Company does not itself maintain medical malpractice liability insurance and, because the Company's revenue is entirely dependent upon the fees it receives under the Operating Agreements, any substantial damage award against the Medical and Dental Practices in excess of their insurance coverage would have a material adverse effect on the Company's revenues and profitability. The Company maintains general liability insurance for itself and the Operating Agreements provide that the Medical and Dental Practices must maintain comprehensive professional liability insurance. While the Company believes that it and the Medical and Dental Practices have adequate liability insurance coverage, there can be no assurance that the coverage will be adequate to cover losses or that coverage will continue to be available upon terms satisfactory to the Company and the Medical and Dental Practices. In addition, certain types of risks and liabilities, including penalties and fines imposed by governmental agencies, are not covered by insurance. Malpractice insurance, moreover, can be expensive and varies from state to state. There can be no assurance that the cost of such insurance to the Company or the Medical and Dental Practices in the future will not have a material adverse effect on the Company's business, financial condition or results of operations. Successful malpractice claims against the Company or the Medical and Dental Practices could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Insurance."



RISKS ASSOCIATED WITH GROWTH STRATEGY AND UNSPECIFIED ACQUISITIONS



    The Company and the Medical and Dental Practices intend to grow by selectively expanding into new markets and adding additional services either through the establishment of new operations or the acquisition of existing LTCF-focused practices by the Medical and Dental Practices. There can be no assurance that the Company will be able to successfully identify geographic markets suitable for expansion or establish new regional offices to serve such additional markets, or that the Medical and Dental Practices will be able to secure the relationships with additional Providers which will be necessary to provide health care services in such markets. In addition, in pursuing a growth strategy of expansion into additional geographic markets, the Company will be required to develop expertise and comply with laws and regulations that may be significantly different from those applicable to the Company's current operations as well as face competitors with greater knowledge of such markets than the Company. To the extent the Company and the Medical and Dental Practices pursue their strategy of establishing new operations, the process of identifying new geographic markets with potential, recruiting additional Providers, purchasing necessary equipment and supplies and, where necessary, establishing a new regional office can be lengthy and costly. Furthermore, because new operations will have no previous patient bases, significant sales, advertising and marketing expenditures may be required to secure Service Agreements with LTCFs. There can be no assurance that the Company and the Medical and Dental Practices will be able to successfully identify additional health care services for the Medical and Dental Practices to provide, adapt the Medical and Dental Practices' existing operations to provide such services, or, secure the relationships with additional Providers which will be necessary to provide such services. Furthermore, such an expansion strategy could cause management's time and resources to be diverted from the Company's existing markets

        [Map indicating in which states the Company currently operates.]

    [Chart indicating which of the four major services provided by the Company's Medical and Dental Practices are provided in each states in which the Company operates.]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

HealthDrive-TM-, CustomCare-TM- and the Company's logo are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                 SUBJECT TO COMPLETION, DATED           , 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                1,600,000 SHARES

                                     [LOGO]

                                  COMMON STOCK


    All of the 1,600,000 shares of common stock, par value $.01 per share (the "Common Stock"), of HealthDrive Corporation (the "Company") offered hereby (the "Offering") are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $7.00 and $8.00 a share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has applied to have the Common Stock included for quotation on the Nasdaq SmallCap Market under the symbol "HDMD."



    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL IMMEDIATE DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.


                               PRICE TO             UNDERWRITING            PROCEEDS TO
                                PUBLIC               DISCOUNT(1)            COMPANY(2)
Per Share..............            $                      $                      $
Total(3)...............            $                      $                      $


(1) Excludes a non-accountable expense allowance equal to three percent (3.0%) of the total proceeds from the sale of the Common Stock payable to H.C. Wainwright & Co., Inc., the representative of the Underwriters (the "Representative"), and the value of warrants to be issued to the Representative to purchase the number of shares of Common Stock equal to ten percent (10%) of the number of shares being offered hereby at an exercise price of 120% of the Price to Public (the "Representative's Warrants"). In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) Before deducting expenses of the Offering payable by the Company estimated to be $854,000 ($909,600, if the Underwriter's over-allotment option is exercised in full), including the Representative's non-accountable expense allowance. See "Underwriting."



(3) DCC International Holdings B.V., Steven S. Charlap, M.D. and Alec H. Jaret, D.M.D., the Company's three largest shareholders (the "Selling Stockholders"), have granted to the Underwriters a 30-day option to purchase up to 240,000 additional shares of Common Stock, on the same terms as set forth above, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount, Proceeds to Company and proceeds to Selling Stockholders will be
    $         , $         , $         and $         , respectively. See "Selling
    Stockholders" and "Underwriting."


                            ------------------------

    The shares of Common Stock are being offered severally by the Underwriters named herein, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in
Boston, Massachusetts on or about            , 1998.

                          H.C. WAINWRIGHT & CO., INC.

                THE DATE OF THIS PROSPECTUS IS            , 1998

      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1998



                                                      REGISTRATION NO. 333-49721

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                            HEALTHDRIVE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                                    8741                                   04-3052905
    (State or Other Jurisdiction of             (Primary Standard Industrial          (I.R.S. Employer Identification No.)
     Incorporation or Organization)             Classification Code Number)

                            ------------------------

                               25 NEEDHAM STREET
                             NEWTON, MA 02161-1615
                                 (617) 964-6681
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                            STEVEN S. CHARLAP, M.D.
   CHAIRMAN OF THE BOARD OF DIRECTORS, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                            HealthDrive Corporation
                               25 Needham Street
                             Newton, MA 02161-1615
                                 (617) 964-6681
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                WITH COPIES TO:

           VICTOR J. PACI, ESQ.                        DAVID F. DIETZ, P.C.
          JOHAN V. BRIGHAM, ESQ.                      LIZETTE M. PEREZ, ESQ.
             Bingham Dana LLP                      Goodwin, Procter & Hoar LLP
            150 Federal Street                            Exchange Place
          Boston, MA 02110-1726                       Boston, MA 02109-2881
              (617) 951-8000                              (617) 570-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. POTENTIAL PURCHASERS OF THE COMMON STOCK SHOULD READ CAREFULLY THIS PROSPECTUS IN ITS ENTIRETY AND SHOULD CONSIDER CAREFULLY THE FACTORS IDENTIFIED UNDER "RISK FACTORS." EXCEPT AS OTHERWISE INDICATED, THE INFORMATION CONTAINED HEREIN ASSUMES THE CONVERSION OF 571,428 SHARES OF THE COMPANY'S CLASS A CONVERTIBLE PREFERRED STOCK ("CLASS A PREFERRED STOCK") AND 181,818 SHARES OF THE COMPANY'S CLASS B CONVERTIBLE PREFERRED STOCK ("CLASS B PREFERRED STOCK") HELD BY DCC INTERNATIONAL HOLDINGS B.V. ("DCC HOLDINGS") INTO 753,246 SHARES OF COMMON STOCK UPON THE CLOSING OF THE OFFERING.


                                  THE COMPANY


    HealthDrive Corporation (the "Company") is the sole sponsor of, and provider of administrative services to, four professional corporations and one Michigan taxable not-for-profit corporation (collectively, the "Medical and Dental Practices" and each a "Practice"). The Company and its founders established the Medical and Dental Practices to focus on the provision of on-site geriatric health care services primarily to residents of nursing homes. Each of the Medical and Dental Practices is affiliated with the Company through an exclusive long-term Operating Agreement (collectively, the "Operating Agreements") pursuant to which the Company receives a fee in exchange for the services it provides, and an Option Agreement pursuant to which the Company is entitled to cause the sole stockholder of the Practice to sell all of the outstanding capital stock of the Practice to a designee of the Company at any time for a nominal price. The Company and the Medical and Dental Practices are completely interdependent and function as a single integrated economic unit, with the Company being entirely dependent on the success of the Medical and Dental Practices for its revenues and the Medical and Dental Practices being entirely dependent on the Company for capital and all services other than the provision of medical, dental and ancillary health care services.



    In addition to providing services to nursing home residents, the Medical and Dental Practices also provide services to a growing number of residents of assisted living facilities ("ALFs") and independent living senior housing facilities ("ILFs" and, collectively with nursing homes and ALFs, "LTCFs") that are affiliated with nursing homes under service agreements with one or more of the Practices. Physicians, dentists and ancillary health care service providers employed by the Medical and Dental Practices ("Providers") travel to LTCFs where they provide a growing range of geriatric medical and dental services. Services currently provided by the Medical and Dental Practices include dentistry, optometry, podiatry, audiology, and primary care. As of May 15, 1998, the Medical and Dental Practices employed 95 Providers who were rendering services at 884 LTCFs located in 11 states, and the Company employed an additional 106 people. The Company, headquartered in Newton, Massachusetts, operates four regional offices located in Massachusetts, Connecticut, Pennsylvania and Wisconsin.



    The Company has positioned itself to capitalize on important trends shaping geriatric care in the United States including: (i) changing demographics; (ii) evolving care protocols and disease management techniques; and (iii) changing reimbursement methodologies driven by federal legislation. In 1996, there were approximately 15,300 nursing homes serving approximately 1.7 million residents nationwide. In addition, it was estimated that in 1996 there were approximately 14,500 ALFs and ILFs nationwide. According to the U.S. Census Bureau, the portion of the U.S. population aged 75 to 85 is expected to increase by 27.0%, from approximately 10.0 million in 1990 to approximately 12.7 million by the year 2010, and the number of persons aged 85 and older is expected to increase by 90.0%, from approximately 3.0 million in 1990 to approximately 5.7 million by the year 2010. According to the United States General Accounting Office, the number of Americans aged 65 years and older who need assistance with activities of daily living is expected to double from approximately 7.0 million in 1997 to approximately 14.0 million by 2020. Nursing home residents require frequent medical care and often suffer from decreased mobility which makes it difficult for them to visit off-site physicians. The Company considers itself to be an innovator in promoting, sponsoring and administering the delivery by the Medical and Dental Practices of a broad spectrum of on-site geriatric medical and dental services to residents of LTCFs. In order to do so effectively, the Company has developed proprietary systems, procedures and expertise that aid it in the complex task of providing a range of geriatric medical and dental services to a large number and variety of LTCF residents. The Company believes such systems, procedures and expertise give it and the Medical and Dental Practices a significant competitive advantage over other health care services providers.

    The Company was founded in 1989 by Steven S. Charlap, M.D. and Alec H. Jaret, D.M.D. to respond to the growing demand for convenient on-site dental care services at nursing homes. Dr. Charlap and Dr. Jaret also founded three of the Medical and Dental Practices with funds borrowed from the Company, Steven S. Charlap, M.D., P.C. (the "Audiology and Primary Care Practice"), Alec H. Jaret, D.M.D., P.C. (the "Dental Practice"), and HealthDrive Michigan Corporation, which provides dental, optometry and podiatry services to residents of LTCFs in Michigan. The Company has also established an optometry practice (Jeffrey Morer, O.D., P.C., the "Optometry Practice"), and a podiatry practice (Mary C. Manesis, D.P.M., P.C., the "Podiatry Practice"), as it identified opportunities in such areas among residents of LTCFs serviced by its other Practices. In each case, the Company designated the individual Provider who would incorporate the professional corporation, and loaned money to the Practice to cover formation and initial operating costs. Each of the Medical and Dental Practices (other than HealthDrive Michigan Corporation) is a Massachusetts professional corporation of which the named physician or dentist is the sole stockholder. HealthDrive Michigan Corporation is a Michigan not-for-profit taxable corporation of which Dr. Charlap is the sole stockholder.


    Nursing homes are required by the Omnibus Budget Reconciliation Act ("OBRA") of 1987 to ensure that medical and dental services are made available to their residents. In addition, while not required to do so, certain ALFs and ILFs in the Company's markets have begun to make on-site medical and dental services available to their residents. Historically, it has not been cost-effective for LTCFs to use their own resources to satisfy their residents' medical and dental service needs, and they have looked to single-specialty solo health care service providers ("Solo Providers") to meet such needs. Providing the range of geriatric medical and dental services required by LTCF residents through Solo Providers imposes a number of increasingly complex burdens on LTCFs which include: (i) identifying and contracting with multiple, competent Solo Providers to provide on-site services; (ii) allocating LTCF staff to coordinate the services of such Solo Providers; (iii) monitoring the appropriateness of services provided and related billings; (iv) complying with related federal and state health care regulations; and (v) when necessary, transporting residents off-site to receive such services.


    The Balanced Budget Act of 1997 requires the Health Care Finance Administration ("HCFA") by July 1, 1998 to begin converting from a cost-plus reimbursement methodology to the Prospective Payment System ("PPS") for nursing homes, pursuant to which the federal government will pay a per diem rate to nursing homes for post-hospitalization services provided to their Medicare covered residents. The Company believes that as a result of the change to PPS, nursing homes will need to increase their focus on the efficiency and quality of all of their operations to maximize their profitability. PPS does not cover physician-related services such as those provided by the Medical and Dental Practices. However, the Company believes an increased focus on efficiency and quality will make the use of integrated providers of multiple medical and dental services, such as the Medical and Dental Practices, more attractive than the use of multiple Solo Providers.



    The Company and the Medical and Dental Practices offer an efficient alternative to Solo Providers because the Medical and Dental Practices, with the assistance of the Company, are able to provide coordinated, comprehensive, cost-effective on-site geriatric medical and dental services. The rendering of such services requires: (i) multi-specialty clinical expertise; (ii) a staff of highly qualified health care service providers; (iii) the purchase and maintenance of specialized equipment; (iv) the development of sophisticated management information systems; and (v) reimbursement and regulatory knowledge. The Company and the Medical and Dental Practices have extensive experience in providing such services. In addition, the Company has developed proprietary procedures, systems and software necessary to overcome the logistical complexities involved in coordinating on-site care. Specifically, the Company has developed CustomCare, a proprietary software program that enhances the Company's customer service capabilities by effectively integrating all facets of the Company's services, including scheduling, billing, tracking dentures and eyeglasses, coordinating transportation, compiling Provider productivity and patient utilization data, monitoring payor pre-approvals, and generating customized reports.



    Pursuant to the Operating Agreements, the Company provides certain services relating to the administration of health care provided by the Medical and Dental Practices, licenses the use of the service mark "HealthDrive," and extends credit to the Medical and Dental Practices. The services provided by the Company pursuant to the Operating Agreements include ordering and purchasing of supplies, performance of bookkeeping and accounting functions, and billing and collections. In exchange for these services, the license of the service mark to the Practice and the extension of credit, each Practice pays the Company a monthly fee (the "Compensation Amount") equal to all revenue generated by such Practice minus the expenses incurred directly by such Practice (primarily compensation and benefits, bad debt expense, insurance costs and the interest expense on certain loans to the Company), calculated after giving effect to certain tax-related adjustments. Under the terms of the Operating Agreements the Compensation Amount may not exceed the fair market value of such services, the license of the service mark and the extension of credit. Revenue is generated by the Medical and Dental Practices pursuant to service agreements each of them enters into with LTCFs to provide their respective services (the "Service Agreements") to residents of such LTCFs. Each of the Medical and Dental Practices, other than HealthDrive Michigan Corporation, practices one of the four major specialties. LTCFs enter into a separate Service Agreement with each of the Medical and Dental Practices from which they wish to obtain services for their residents, and generally a LTCF may choose to contract with any number and any combination of the Medical and Dental Practices. Under the respective Service Agreements, an LTCF is responsible for notifying its residents that the Practice's services are available to them, as medically necessary, and the Practice is responsible for providing its services to those residents who need and request them. The Company then bills the patient or his or her insurance company on behalf of the Medical and Dental Practices for the services rendered, typically Medicare, Medicaid or a commercial insurer, and in most instances does not receive payments from the LTCFs.



    In connection with the formation of the Medical and Dental Practices, and from time to time thereafter, the Company has loaned money (the "Demand Loans") pursuant to the Operating Agreements to the Medical and Dental Practices for working capital purposes, including amounts necessary to pay the Compensation Amount due under the Operating Agreements. The Medical and Dental Practices are required to pay down the principal balance and accrued interest on these loans from time to time to the extent possible, and the Company is entitled to demand repayment on thirty days notice. The Demand Loans bear interest at rates determined by the Company not to exceed a designated prime rate plus five percent. To the extent that the Company and one or more of the Medical and Dental Practices consummates an acquisition in the future, it is likely that any cash consideration to be paid by the Practice will take the form of a loan from the Company.



    The primary strategic objective of the Company and the Medical and Dental Practices is for the Medical and Dental Practices to become, acting in cooperation with the Company, dominant providers of on-site, integrated and cost-effective geriatric medical and dental services to residents of LTCFs. The Company and the Medical and Dental Practices have identified three opportunities for growth: (i) obtaining Service Agreements for the Medical and Dental Practices with additional LTCFs in existing and contiguous markets; (ii) increasing the number of Service Agreements with LTCFs under existing contracts with the Medical and Dental Practices; and (iii) increasing the number of patients served by the Medical and Dental Practices within LTCFs under existing contracts. The Company has determined four means of capitalizing on such opportunities to achieve growth within both existing geographic markets and new geographic markets. These include: (i) increasing its sales and marketing initiatives; (ii) expanding its existing customer relationships; (iii) leveraging its operational infrastructure and its existing and planned management information systems; and (iv) the consummation of acquisitions of other LTCF-focused medical, dental or ancillary health care services practices or related companies. These acquisitions are likely to take the form of a purchase by one or more Medical and Dental Practices of existing service agreements of another LTCF-focused heath care services provider, a purchase by the Company of the non-medical assets of another LTCF-focused practice and entrance by the Company into an operating agreement with such practice, or the purchase by the Company of another entity engaged in the promotion, administration or coordination of health care services to LTCFs. Because the Company is entirely dependent on the activities of the Medical and Dental Practices for its revenue, to the extent that any of these initiatives may be successful in increasing the profitability of the Medical and Dental Practices, the Company's profitability may be similarly affected. The Company believes that most of the costs associated with these initiatives, such as increased sales and marketing expenditures and recruitment and salary costs for new employees of the Company, will be borne by the Company and not the Medical and Dental Practices. In addition to the material expenses that will be required to increase the Company's marketing efforts, the Company expects that enhancing its management information systems to provide additional services and consummating potential acquisitions will require substantial expenditures by the Company.


    The Company was incorporated in Delaware in May 1989. Its corporate headquarters are located at 25 Needham Street, Newton, Massachusetts 02161 and its telephone number is (617) 964-6681.

                                  THE OFFERING


Common Stock being offered by the Company................  1,600,000 shares
Common Stock outstanding prior to the Offering (1).......  2,763,246 shares
Common Stock to be outstanding after the Offering
  (2)(3).................................................  4,363,246 shares
Use of Proceeds..........................................  To expand sales and marketing initiatives, enhance management information systems, finance acquisitions,
                                                           repay the amount outstanding under an existing credit
                                                           facility, and for working capital. See "Use of
                                                           Proceeds."
Proposed Nasdaq SmallCap Market symbol...................  HDMD


------------------------

(1) Adjusted to give effect to the automatic conversion upon the closing of the Offering of all outstanding shares of the Company's Class A Preferred Stock and Class B Preferred Stock into an aggregate of 753,246 shares of Common Stock.


(2) Does not include: (i) 436,400 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to the Company's Second Amended and Restated 1992 Stock Option Plan (the "Stock Option Plan"), and up to 302,475 additional shares reserved for issuance upon the exercise of options that may be granted in the future under the Stock Option Plan; and (ii) 160,000 shares of Common Stock reserved for issuance upon the exercise of the Representative's Warrants. See "Use of Proceeds" and "Underwriting."



(3) Assumes that the Underwriters' option to purchase up to 240,000 shares of Common Stock from the Selling Stockholders, solely to cover over-allotments, if any, made in connection with the sale of the Common Stock offered hereby, is not exercised. See "Selling Stockholders."



                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                               THREE MONTHS ENDED
                                                                  FISCAL YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                       -----------------------------------------------------  --------------------
                                                         1993       1994       1995       1996       1997       1997       1998
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Net patient service revenue..........................  $   4,272  $   6,778  $   8,575  $  11,006  $  12,930  $   3,023  $   3,487
Direct patient care costs............................      2,914      4,136      5,362      7,020      8,213      1,962      2,159
Selling, general and administrative expenses.........      1,512      2,104      3,218      4,880      4,602      1,138      1,149
Income (loss) from operations........................       (154)       538         (5)      (894)       115        (77)       179
Net income (loss)....................................       (148)       314     --           (745)        55        (92)       119
Accretion of dividends on preferred stock............        (60)       (80)       (90)       (90)       (90)       (22)       (22)
Net income (loss) available to common stockholders...  $    (208) $     234  $     (90) $    (835) $     (35) $    (114) $      96
Net income (loss) per common and potential common
  share:
  Basic..............................................  $   (0.10) $    0.12  $   (0.04) $   (0.42) $   (0.02) $   (0.06) $    0.05
  Diluted............................................      (0.10)      0.09      (0.04)     (0.42)     (0.02)     (0.06)      0.03
  Pro forma diluted (1)..............................                                                   0.02                  0.04
  Supplemental pro forma diluted (2).................                                                   0.04                  0.04
Weighted average common and potential common shares
  outstanding:
  Basic..............................................      2,000      2,000      2,000      2,001      2,010      2,010      2,010
  Diluted............................................      2,000      2,741      2,000      2,001      2,010      2,010      2,994
  Pro forma diluted (1)..............................                                                  2,883                 2,994
  Supplemental pro forma diluted (2).................                                                  2,929                 3,067



                                                                                            MARCH 31, 1998
                                                                              -------------------------------------------
                                                                                               PRO          PRO FORMA
                                                                                ACTUAL      FORMA(3)    AS ADJUSTED(3)(4)
                                                                              -----------  -----------  -----------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................................   $      29    $      29       $  10,335
Working capital.............................................................         879          879          11,185
Total assets................................................................       3,161        3,161          13,467
Capital lease obligations, net of current portion...........................          35           35              35
Preferred stock.............................................................       1,973       --              --
Total common stockholders' equity (deficit).................................        (455)       1,517          11,823


------------------------
(1) Computed on the basis described in Note 2(i) of Notes to Financial
    Statements.


(2) Computed on the basis described in Note 2(i) of Notes to Financial Statements, adjusted for the increase in the number of shares of Common Stock issued pursuant to the proposed offering sufficient to generate proceeds for the payment of $325,000 and $510,000 of the Company's revolving line of credit facility at the beginning of the year ended December 31, 1997 and the three months ended March 31, 1998, respectively.



(3) Adjusted to give effect to the automatic conversion upon the closing of the Offering of all outstanding shares of the Company's Class A Preferred Stock and Class B Preferred Stock into an aggregate of 753,246 shares of Common Stock. Each share of Class A Preferred Stock and Class B Preferred Stock converts into Common Stock on a 1:1 basis.



(4) Adjusted to give effect to the sale of 1,600,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.50 per share, after deducting the underwriting discount and estimated offering expenses.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.


HISTORICAL LOSSES; QUARTERLY FLUCTUATIONS IN OPERATING RESULTS; ACCUMULATED NET
  LOSS



    Although the Company and the Medical and Dental Practices generated net income on a consolidated basis for the fiscal years ended December 31, 1997 ("Fiscal 1997") and December 31, 1994, they experienced net losses of $745,000 for the fiscal year ended December 31, 1996, ("Fiscal 1996") and $148,000 for the fiscal year ended December 31, 1993, and have experienced net losses on a consolidated basis in other periods on a quarterly basis. During these same periods, the Medical and Dental Practices generated net profits before the payment of the fees due under their respective Operating Agreements. The Company attributes the consolidated net loss for Fiscal 1996 primarily to increased start-up expenses incurred by the Medical and Dental Practices and the Company and the associated increase in administrative costs as the Company and the Medical and Dental Practices expanded their respective operations into three new geographic markets, which expenses and costs were not sufficiently offset by increased revenue. The Company does not believe that increases in Provider compensation were material factors in these losses. There can be no assurance that the Company and the Medical and Dental Practices will achieve a specified level of consolidated revenues or that they will remain profitable in future periods. In addition, the consolidated operating results of the Company and the Medical and Dental Practices have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter and from year to year. In addition, as of March 31, 1998, the Company had an accumulated deficit of $962,232. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEPENDENCE ON MEDICAL AND DENTAL PRACTICES AND OPERATING AGREEMENTS


    Four of the Medical and Dental Practices are independent professional corporations and one is an independent Michigan taxable not-for-profit corporation. Although the Company has an option, pursuant to the Option Agreements, to cause the sole stockholder of each of the Medical and Dental Practices to sell all of the outstanding capital stock of their Practice to a designee of the Company for a nominal price, the Company does not own the stock of any of the Medical and Dental Practices and the Company's revenue is derived entirely from the fees it receives under the Operating Agreements. Under the terms of each of the Operating Agreements between the Company and each of the Medical and Dental Practices, the Company receives a monthly fee equal to the Compensation Amount. These fees are paid to the Company in consideration for the services provided by the Company to the Medical and Dental Practices, including ordering and purchasing of supplies, performance of bookkeeping and accounting functions, billing and collections, as well as for the license of the servicemark "HealthDrive" and the extension of credit. As of March 31, 1998, the Company had loans outstanding to each of the Medical and Dental Practices in amounts ranging from $134,000 to $913,000. As a result, any material adverse change in the business, financial condition or results of operations of a Practice which reduces its profitability and, accordingly, the Compensation Amount, or weakens the ability of the Practice to repay its loan to the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, the termination of an Operating Agreement (which, with respect to the Medical and Dental Practices, is permitted in the event of a material default by or bankruptcy of the Company) could have a material adverse effect on the Company's business, financial condition and results of operations. In the event of a breach of an Operating Agreement by a Practice, there can be no assurance that the legal remedies available to the Company will be adequate to compensate the Company for its damages resulting from such breach. In addition, in the event that an Operating Agreement is terminated in accordance with its terms, there can be no assurance that the Company would be able to enter into a new operating agreement with the terminating Practice, or a new Practice, on satisfactory terms, if at all. The Operating Agreements contain non-competition and non-solicitation provisions which prevent each Practice during the term of the Operating Agreement and for two years thereafter from competing with the Company or soliciting the Company's employees, customers or suppliers. There can be no assurance that these provisions will be enforceable in a given situation. A determination that these provisions are not enforceable could have a material adverse effect on the Company's business, financial condition and results of operations. Each Practice is likewise dependent upon the Company for the services that the Company provides under each Operating Agreement and for the capital that is loaned to each Practice by the Company from time to time. See "Business--Relationship between the Company and the Practices; Operating Agreements with Medical and Dental Practices."



RISKS ASSOCIATED WITH OPERATIONS OF, AND RELATIONSHIPS BETWEEN, THE COMPANY AND
  THE MEDICAL AND DENTAL PRACTICES



    The Company has not received and, in connection with the Offering the Underwriters will not be receiving, a legal opinion from counsel or any federal or state judicial or regulatory authority that the operations of the Company and the Medical and Dental Practices and the relationships among the Company, the Medical and Dental Practices, the Providers and LTCFs do not violate federal and state health care laws and regulations. Failure by the Company, the Medical and Dental Practices and the Providers to operate in compliance with such laws and regulations could potentially result in, among other things, exclusion of the Company, the Medical and Dental Practices and the Providers from Medicare and Medicaid and significant civil and/or criminal penalties. Furthermore, if the operations of the Company and the Medical and Dental Practices and the relationships among the Company, the Medical and Dental Practices, the Providers and LTCFs are determined not to be in compliance with such laws and regulations, the Company and the Medical and Dental Practices may be unable to continue operations under their current relationships in one or more states. Each of the Operating Agreements contains provisions requiring the Company and the applicable Medical and Dental Practice to use their best efforts to negotiate an amendment to such Operating Agreement if the relationship it establishes creates certain regulatory difficulties. However, there can be no assurance in such an event that the Company will be able to modify its operations or establish new relationships among itself, the Medical and Dental Practices, the Providers and LTCFs in order comply with such laws and regulations, or that operating under any such relationships will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in the event that such operations and relationships are significantly altered, the Company may be required to make adjustments in the manner in which its financial condition and results of operations are reported on a consolidated basis with the Medical and Dental Practices. There can be no assurance that any such adjustments will not have a material adverse effect on the price at which the Common Stock is traded. See "Business--Relationship between the Company and the Practices."


RISKS ASSOCIATED WITH POSSIBLE LOSS OF PROVIDERS AND COMPETITION WITH FORMER
  PROVIDERS


    All of the Company's revenue is derived from the fees it receives under the Operating Agreements. The separate profitability of the Practices, upon which the Compensation Amounts are determined, are entirely dependent upon revenue generated by the medical and dental services provided by physicians, dentists and ancillary health care service providers employed by the Medical and Dental Practices. Such Providers have most of the day-to-day interaction with the LTCFs and their residents. With the exception of a dentist in Michigan who had a substantial LTCF-focused dental practice when he was recruited, the Medical and Dental Practices have not entered into employment agreements with the Providers. In the event that a significant number of Providers terminate their employment with the Medical and Dental Practices or become unwilling or unable to continue their roles, the business, financial condition and results of operations of the Company and the Medical and Dental Practices could be materially and adversely affected. In addition, the Medical and Dental Practices have encountered difficulty recruiting certain types of Providers in certain markets and the Medical and Dental Practices have had to offer increased compensation to secure sufficient Providers in those markets. There can be no assurance that the Medical and Dental Practices will be able to attract and retain Providers in all specialties and in sufficient numbers to service LTCFs currently served and new LTCFs. Because the Company's profitability is entirely dependent on the profitability of the Medical and Dental Practices, any event having a material adverse impact on the Practices would have a material adverse effect on the Company's business, financial condition and results of operations.



    Under the Operating Agreements, the Medical and Dental Practices must require each Provider to enter into a non-competition agreement (the "Non-Compete Agreements") prohibiting such Provider from competing with the Company and the Medical and Dental Practices. These covenants generally restrict the Providers from competing for a period of eighteen months post-termination in the coordination or provision of dental, medical and ancillary health care services at corporate and institutional sites in any state in which the Medical and Dental Practices provide services. They also restrict solicitation by the Providers of employees and customers of the Company and the Medical and Dental Practices for such period. There can be no assurance, however, that these agreements will not be breached, or that, if breached, the Medical and Dental Practices or the Company will have adequate remedies for such a breach. In addition, in certain of the states in which the Medical and Dental Practices operate, covenants not to compete with health care service providers are prohibited or limited by statute, and it is uncertain whether a court will enforce a covenant not to compete in those states in a given situation. In addition, there is little judicial authority regarding whether the Company's interests under the Operating Agreements will be viewed as the type of protectable business interest that would permit it or one of the Medical and Dental Practices to enforce such a covenant. Consequently, there can be no assurance that a court in any particular state would enforce the covenants not to compete contained in the Non-Compete Agreements. Since the value of each Operating Agreement to the Company depends primarily on the ability of the applicable Practice to preserve its business, which could be harmed if its Providers enter into competition with it, a determination that such covenants not to compete are unenforceable or are limited in scope and duration could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Health Care Service Providers and Company Employees; Non-Competition Agreements."



RISKS ASSOCIATED WITH POST-PAYMENT AUDITS



    The Medical and Dental Practices have, from time to time, been subject to post-payment audits and inquiries by government sponsored health care reimbursement programs. Although such audits have resulted in only one significant post-payment adjustment to date, the Medical and Dental Practices are the subject of four such audits currently ongoing, two of which the Company believes are not material, and believes that recent events indicate an increase in such audit activities with respect to the Medical and Dental Practices and in the industry generally. Although the Company believes, based on its extensive regulatory experience and expertise, that it is in material compliance with all relevant laws and regulations regarding such reimbursement, there can be no assurance that any additional audits conducted in the future will not yield additional adjustment or that any such current or future audits will not have a material adverse effect on the business, financial condition and results of operations of the Medical and Dental Practices or the Company. Third party payors may also deny reimbursement if they decide that a particular treatment was not performed in accordance with the cost-effective treatment methods specified by such payors or for other reasons.



    On May 13, 1998, the Optometry Practice received notice from Wisconsin Physician Service Medicare Part B that it had conducted a limited audit (covering twenty-five patients) of certain ophthalmological services billed to and paid by the Medicare program under a procedure code for new patient comprehensive medical examinations. The results of this audit alleged that over 70% of the claims paid by the Medicare program were inappropriately billed in violation of published Medicare program guidelines, based on a lack of sufficient clinical documentation demonstrating medical necessity. The actual deemed overpayment for the sample audited was $1,009. Extrapolating the percentage disallowance from the audit sample to the entire group of claims paid by Medicare to the Optometry Practice in Wisconsin under the same procedure code during the period covered by the audit, indicates a potential liability to the Optometry Practice of approximately $109,000. The maximum possible liability to the Optometry Practice assuming all claims made under this procedure code were disallowed, is approximately $154,000. Although the Company has not yet responded to this notice and is currently evaluating the appropriate response, the Company and the Optometry Practice intend to zealously contest the findings of this audit.



    On March 4, 1998, the Dental Practice received notice from the Division of Medical Assistance, Commonwealth of Massachusetts (the "Division") that it was conducting a retrospective utilization review and peer review of the services rendered by the Dental Practice to Medicaid recipients in Massachusetts during the period between April 1, 1996 and September 30, 1997. On March 25, 1998 a third-party reviewer contracted by the Division conducted an on-site review of the Dental Practice's records for 46 of a randomly-selected sample of 50 patients. On April 3, 1998, the Company mailed to the reviewer the remaining requested information. The Company has received no further communications from either the Division or the third-party reviewer since March 25, 1998 and has received no notice of the results of such review. Although the Company intends to zealously contest any claimed assessments that result from this review, there can be no assurance that this review will not result in a material assessment against the Company for the period in question. The Company has not established a reserve with respect to this audit.



RISKS ASSOCIATED WITH RESTRICTIVE DEBT COVENANTS; BREACHES OF COVENANTS



    Pursuant to the Company's Revolving Credit Facility, dated as of May 23, 1995, as amended (the "Credit Facility"), with State Street Bank and Trust Company (the "Bank"), the Company is subject to a number of covenants that, among other things, restrict the Company's ability to incur additional indebtedness, pay dividends, dispose of certain assets and create liens. The Credit Facility also requires (and any replacement indebtedness incurred to provide for working capital or other needs likely will require) the Company to comply with certain financial ratios and tests, under which the Company is required to achieve certain financial and operating results. The ability of the Company to comply with such provisions may be affected by events beyond its control, including changes in prevailing economic conditions and in the Company's competitive environment, which could impair the Company's operating performance. A breach of any of these covenants could result in a default under the Credit Facility, in which event the Bank could elect to declare all outstanding amounts borrowed thereunder, together with accrued and unpaid interest thereon, to be due and payable. Acceleration of such indebtedness would have a material adverse effect on the Company.



    As of the date of this Prospectus, the Company is not in default under any of the foregoing covenants. However, (i) during the third and fourth quarters of Fiscal 1996 and the first quarter of Fiscal 1997, the Company was in breach of a covenant of the Credit Facility prohibiting the Company from incurring net losses, (ii) during the last quarter of Fiscal 1996 and the first two quarters of Fiscal 1997, the Company was in breach of a covenant prohibiting the Company from exceeding a maximum ratio of total liabilities to tangible net worth, and
(iii) from the second quarter of Fiscal 1996 through the first quarter of Fiscal 1997, and during the first quarter of the Company's fiscal year ended December 31, 1995, the Company was in breach of the requirement that it maintain a minimum interest expense coverage ratio. Each of these breaches has been waived in writing by the Bank. The Company expects to use a portion of the net proceeds of the Offering to repay the outstanding principal balance of its loan under the Credit Facility; however, there can be no assurance that the Company's past breaches of the financial covenants under the Credit Facility will not impair the Company's ability to secure additional financing on favorable terms upon the scheduled expiration of the Credit Facility in January 1999. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LOANS TO MEDICAL AND DENTAL PRACTICES OWNED BY AFFILIATES OF THE COMPANY



    The Company has made and intends to continue to make loans pursuant to the Operating Agreements to the Medical and Dental Practices to help fund operations. The outstanding amounts of the Demand Loans as of March 31, 1998 ranged from $134,000 to $913,000. These loans are demand loans represented by promissory notes that are payable upon thirty days written notice, and bear interest at a rate determined by the Company not to exceed the prime rate plus five percent. Under the terms of the Operating Agreements, the Medical and Dental Practices are required to use their best efforts to pay the outstanding principal balance of the Demand Loans and accrued interest outstanding from time to time. The proceeds of the Demand Loans have been used in connection with the establishment of the Medical and Dental Practices, to assist in the development of operations in new geographic markets, and to fund the Practices' working capital requirements, including payment of their respective Compensation Amounts. Although the Company has not yet made a demand for repayment of the full amount of any of the Demand Loans, the accrual of interest under the loans has historically reduced the Compensation Amounts calculated under the various Operating Agreements. In addition, a substantial portion of the net proceeds of the Offering may be used to make additional loans to the Medical and Dental Practices. The loans made by the Company to each Practice is secured by an unperfected lien on the Practice's accounts receivable that is subordinate to a perfected lien on the same assets granted to the Bank under the Credit Facility. While the Company expects that all of these loans will be repaid in the future, the failure of the Medical and Dental Practices to repay the Demand Loans could have a material adverse impact on the Company's business, financial condition and results of operations. See "Certain Transactions."



GOVERNMENT REGULATION



    The operations of the Company and the Medical and Dental Practices and the relationships among the Company, the Medical and Dental Practices, the Providers and LTCFs are subject to complex, extensive and increasing regulation under numerous laws administered by governmental entities at the federal, state and local levels.



    FRAUD AND ABUSE STATUTES. The "anti-kickback" provisions of the Social Security Act prohibit the payment, offer, solicitation or receipt of any form of remuneration (including any kickback, bribe or rebate), directly or indirectly, in return for, or in order to induce, (i) the referral of an individual for an item or service, (ii) the furnishing of, or arranging for the furnishing of, an item or service, or (iii) the purchase, lease or order, or the arrangement or recommendation of a purchase, lease or order, of any item or service, which is reimbursable under Medicare or Medicaid. Other fraud and abuse laws, known as "Stark I" and "Stark II," prohibit a physician from referring Medicare or Medicaid patients to an entity providing "designated health services" with which any such physician or an immediate family member of any such physician has a financial relationship or compensation arrangement or in which any such physician or an immediate family member of any such physician has an ownership or investment interest. Stark II also prohibits billing the Medicare and Medicaid programs for services rendered following prohibited referrals. Noncompliance with, or violation of, such fraud and abuse laws can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. Massachusetts and Pennsylvania, where the Medical and Dental Practices generated approximately 61.4% of their revenues for Fiscal 1997, have enacted laws similar to the federal statutes which apply to referrals for items or services reimbursable by Medicaid and any third party payor, respectively. Such laws impose civil and criminal penalties on physicians, dentists and ancillary health care service providers who fraudulently or wrongfully bill third party payors or pay or receive remuneration for referrals for medical and dental services. To comply with these regulations, the Medical and Dental Practices do not refer patients to each other and the LTCFs receive no remuneration from the Company, the Medical and Dental Practices or the Providers and the only remuneration paid by the LTCFs to the Medical and Dental Practices are fees for services provided to their residents. In addition, with respect to Stark I and Stark II, the Company believes that the Medical and Dental Practices do not provide "designated health services" and do not refer patients to entities providing "designated health services" as to which the proscribed relationships, arrangements or interests exist. There can be no assurance, however, that such laws will not be hereafter interpreted or amended in a manner that has a material adverse effect on the business, financial condition and results of operations of the Medical and Dental Practices or the Company. The Office of the Inspector General of the U.S. Department of Health and Human Services (the "OIG") on April 15, 1998 issued Advisory Opinion 98-4 which concluded that a management services contract between a medical practice management company and a physician practice pursuant to which the physician practice would pay the management company compensation that would include a percentage of the physician practice's net revenues may constitute prohibited renumeration under the anti-kickback provisions of the Social Security Act. The OIG based its determination on: (i) the compensation to be paid to the management company would be in part for marketing services, and the likelihood of the financial incentive to the management company to increase referrals among its affiliated physician practices; (ii) the absence of safeguards against overutilization; and (iii) the financial incentive to the management company to engage in upcoding and similar abusive billing practices. Although the Operating Agreements provide that (i) neither party has an obligation to refer patients to each other, or to any entity affiliated with either party; (ii) the Medical and Dental Practices must maintain systems and procedures necessary to prevent overutilization; and (iii) the Company must maintain systems and procedures necessary to prevent billing practices that unlawfully maximize revenues, Advisory Opinion 98-4 may not be relied upon by the Company to insulate the Company from potential claims that the Company has violated the "anti-kickback" provisions of the Social Security Act. A successful claim that the Company has violated the "anti-kickback" provisions of the Social Security Act could have a material adverse effect on the business, financial condition and results of operations of the Medical and Dental Practices or the Company. See "Business--Government Regulation: Federal Regulation."



    FALSE CLAIMS/QUALITY OF CARE. Under the federal False Claims Act and similar state laws enacted in Connecticut and Massachusetts, states in which the Medical and Dental Practices generated 65.2% of their gross revenue for Fiscal 1997, criminal, civil and administrative penalties may be imposed on health care providers who file or participate in the filing of false claims for reimbursement for the delivery of health care services, including claims filed under Medicare, Medicaid, and insurance programs. Penalties that previously were sought primarily in instances of claims filed for services not actually provided, in whole or in part, or provided by unauthorized providers, are now being sought in an increasingly broader range of circumstances, including claiming reimbursement for services that do not comply with quality and other applicable standards of care. The Medical and Dental Practices have procedures in place to oversee quality of care and to assure maintenance of the required level of quality and standards of care. However, there can be no assurance as to the adequacy of such procedures or that such laws will not hereafter be interpreted or amended in a manner that has a material adverse effect on the business, financial condition and results of operations of the Medical and Dental Practices or the Company. See "Business-- Government Regulation."



    REGULATIONS GOVERNING INCENTIVE COMPENSATION ARRANGEMENTS. Federal regulations promulgated in 1996 under OBRA of 1990 govern physician incentive plans that subject individual physicians to substantial financial risk in providing services to Medicare and Medicaid patients. When applicable, the regulations impose certain disclosure, survey and stop-loss requirements. Such regulations also prohibit physician incentive plans which induce the limitation or reduction of covered or medically necessary services. Violations of such regulations can lead to the imposition of Medicare or Medicaid new member enrollment suspensions and civil monetary penalties. Although the Company believes that neither the Company nor any of the Medical and Dental Practices have entered into physician incentive plan contracts that require compliance with such regulations, increasing efforts both under such regulations and otherwise to regulate risk assumption in the delivery of health care could have a material adverse effect on the business, financial condition and results of operations of the Medical and Dental Practices or the Company. See "Business-- Government Regulation."

    EFFECTS OF ANTITRUST ENFORCEMENT. Because each of the Medical and Dental Practices is a separate legal entity, they may be considered to be competitors subject to a range of antitrust laws prohibiting anti-competitive conduct including price fixing, concerted refusals to deal and division of market. More particularly, governmental authorities have interpreted the antitrust laws to prohibit, among other things, joint negotiations by competitors. The Company and the Medical and Dental Practices intend to comply with such state and federal antitrust laws as may affect their business, but there can be no assurance that a review of the operations of the Company and the Medical and Dental Practices by courts or regulatory authorities would not result in a determination that could have a material adverse effect on the business, financial condition and results of operations of the Medical and Dental Practices or the Company. See "Business--Government Regulation."



    CORPORATE PRACTICE OF MEDICINE AND "FEE-SPLITTING." The laws of many states, including Connecticut, Massachusetts and Pennsylvania, states in which the Medical and Dental Practices generated 80.5% of their gross revenues for Fiscal 1997, prohibit business corporations, such as the Company, from practicing medicine or dentistry or performing ancillary services and employing physicians, dentists or ancillary service providers to practice medicine or dentistry or perform ancillary services, respectively. To comply with these regulations, the Medical and Dental Practices retain exclusive control over the delivery of health care services under the Operating Agreements. However, many aspects of the Company's operations have not been subject to formal state or federal regulatory interpretation. Furthermore, the laws and regulations governing the corporate practice of medicine have been subject to limited judicial and regulatory interpretation in Connecticut, Massachusetts and Pennsylvania and are subject to change. Therefore, no assurances can be given that a review of the Company's relationships with the Medical and Dental Practices by courts or regulatory authorities would not result in a determination that could adversely affect the business, financial condition and results of operations of the Company (for example, by rendering the Company's Operating Agreement with a Practice unenforceable) or that the health care regulatory environment will not change so as to restrict the Company's existing operations or expansion. Massachusetts and Pennsylvania also prohibit "fee-splitting" arrangements between physicians, dentists or ancillary health care service providers and any party other than physicians, dentists and such ancillary service providers, respectively, within the same practice. See "Business--Government Regulation: State Regulation."


RISKS ARISING FROM THE CHANGING HEALTH CARE INDUSTRY


    Federal and state governments currently are considering various types of health care initiatives and comprehensive revisions to the health care system. Some of the proposals under consideration, or others that may be introduced, could, if adopted, have a material adverse effect on the business, financial condition and results of operations of the Company or the Medical and Dental Practices. It is uncertain what legislative programs, if any, will be adopted in the future, or what actions Congress or state legislatures may take regarding health care reform proposals or legislation. In addition, changes in the health care industry, such as the growth of managed care organizations and provider networks, and changes in reimbursement methodologies and practices, may result in lower payments for services provided by the Medical and Dental Practices. Because the Company's consolidated revenues and profitability are entirely dependent on the revenues and profitability of the Medical and Dental Practices, any reduction in the revenues received by the Medical and Dental Practices, to the extent such reduction decreases their profitability and the respective Compensation Amounts calculated under the Operating Agreements, would have a material adverse effect on the Company's business, financial condition and results of operations.


REIMBURSEMENT AND COST CONTAINMENT


    Management estimates that approximately 71.5% of the revenues of the Medical and Dental Practices for Fiscal 1997 were derived from government sponsored health care programs (Medicare and Medicaid) and non-government third party payors. The health care industry is experiencing a trend toward cost containment as government and non-government third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with health care service providers. These to new markets, and may require the Company to use the proceeds of the Offering to finance its expansion into new markets. See "Business--Strategy."


    The Company and the Medical and Dental Practices also intend to pursue a strategy of growth through the acquisition of existing LTCF-focused practices. Any such acquisitions are likely to take the form of a purchase by one or more Practices of the existing service agreements of another LTCF-focused health care services provider, a purchase by the Company of the non-medical assets of another LTCF-focused practice and entrance by the Company into an operating agreement with such practice, or the purchase by the Company of another entity engaged in the promotion, administration or coordination of health care services to LTCFs. In any case, the consideration to be paid to the seller could take the form of cash (whether payable immediately or over time), debt or Common Stock, or some combination of the same, with any such consideration to be paid by the Medical and Dental Practices most likely requiring a loan from the Company. Any cash used in such an acquisition could be derived from the net proceeds of the Offering, borrowings by the Company under any credit facility the Company is party to in the future, cash generated by operations or by additional capital financings, or some combination of these. Identifying appropriate acquisition candidates and negotiating and consummating acquisitions can be a lengthy and costly process. There can be no assurance that suitable acquisition candidates will be identified, that acquisitions will be consummated on favorable terms, on a timely basis, or at all, or that acquired practices will be successfully integrated with existing operations. In addition, the Company may not obtain fairness opinions from third parties in connection with some or all of such possible acquisitions. To the extent that the Company and the Medical and Dental Practices are successful in pursuing a strategy of acquisitions of existing LTCF-focused practices by the Medical and Dental Practices, such acquisitions could involve a number of risks, including the diversion of management's attention to the assimilation of acquired entities, and have short-term adverse effects on the Company's operating results. In addition, the Company and the Medical and Dental Practices have no experience in consummating acquisitions of existing LTCF-focused practices by the Medical and Dental Practices.


RISKS ASSOCIATED WITH ENHANCEMENT OF MANAGEMENT INFORMATION SYSTEM


    As part of the Company's growth strategy, the Company intends to capitalize on its existing billing operations, reimbursement expertise, patient demographic databases and management information systems by providing clinical data and consolidated billing services to LTCFs and unaffiliated primary care physicians who service LTCFs. The Company has never independently marketed a clinical data and consolidated billing service. The Company believes that market acceptance of this service depends upon the continued increase in the administrative complexity of billing and reimbursement and continued increases in pressures on LTCFs to be more efficient. No assurance can be given that the Company will be successful in bringing its independent clinical data and consolidated billing service to commercial acceptance. Failure to gain market acceptance may have a material adverse effect on the Company's growth strategy.



    To facilitate growth in its current operations and those of the Medical and Dental Practices, the Company also intends to use approximately $1.0 million of the net proceeds of the Offering to finance an enhancement of the Company's current management information system. The development and implementation of enhancements to the Company's management information system involves the risk of unanticipated delays and expense, as well as possible interruptions of current operations, and there can be no assurance that the Company will be successful in implementing and integrating these enhancements. Any significant delay or expense associated with such enhancements, or any interruption in operations caused by the implementation of such enhancements, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds."



    The Company currently employs three systems susceptible to Year 2000 issues, including a billing system, CustomCare and an accounting system and has reviewed the Year 2000 issue with respect to each system. The vendor of the Company's billing system has indicated that an upgrade to the system that addresses the Year 2000 issue will be available by the third quarter of fiscal 1998, without requiring a substantial additional license fee. The Company believes that CustomCare's displays will require minor modifications to address Year 2000 and that its employees will be able to complete such modifications without incurring material expense by the end of fiscal 1999. The Company expects to replace its accounting system without incurring a material expense. Upon upgrade of such systems, management believes that the Company and the Medical and Dental Practices will be Year 2000 compliant.


HIGHLY COMPETITIVE INDUSTRY


    The health care services industry is highly competitive. The industry is also subject to continuing changes in how services are provided and how providers are selected and paid. Many of the current and potential competitors of the Company and the Medical and Dental Practices, including national LTCF operators, are significantly larger, have a captive group of affiliated potential customers and have greater financial and marketing resources than the Company. In addition, to the extent that an LTCF operator which has contracted with the Medical and Dental Practices determines to provide services similar to those offered by the Company, the Company may lose the revenue currently generated from services provided by the Medical and Dental Practices to such LTCFs. In 1997, SunAlliance Healthcare Services, Inc. ("SunAlliance"), a division of Sun Healthcare Group, Inc. ("Sun Healthcare Group"), adopted such a strategy which the Company believes resulted in the cancellation of one or more Service Agreements with 20 Sun Healthcare Group facilities. These contracts represented $437,000 of the revenue of certain of the Medical and Dental Pratices in Fiscal 1996. The Company currently recognizes SunAlliance as its principal competitor in certain of its markets. There can be no assurance that the Company and the Medical and Dental Practices will be successful in competing effectively in its existing markets or in markets it may enter in the future. See "Business--Competition."


DEPENDENCE ON PROPRIETARY ASSETS; LIMITED PROTECTION OF PROPRIETARY ASSETS

    The Company has made significant investments in the systems and procedures it has developed in order to coordinate the provision of a range of on-site geriatric medical and dental services, including CustomCare, the Company's management information system which integrates all of the Company's services. The Company depends on trade secret law and nondisclosure and other contractual provisions to protect its systems and procedures and has not filed for copyright protection for CustomCare. There can be no assurance that the precautions taken by the Company will be adequate to prevent infringement or misappropriation of the Company's proprietary assets. Infringement of the Company's proprietary assets by a competitor may result in a loss of the Company's competitive advantage and have a material adverse effect on the Company's business, financial condition and results of operations.

    Although the Company believes that CustomCare does not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable outcome on any such claim. In addition, any such claim may require the Company to incur substantial litigation expenses or subject the Company to significant liabilities that could have a material adverse effect on the Company's business, financial condition and results of operations.


    The Company has invested a considerable amount of time and marketing resources generating the goodwill associated with the name "HealthDrive." The Company has a pending service mark application for the name "HealthDrive." Although the Company is aware of no other entity using the name "HealthDrive" and believes it will be able to obtain the registration that its has applied for, no assurance can be given that it will succeed. In the event of any successful opposition, the Company may be required to change the service mark used in connection with its operations and/or the name of the Company.



STATE SALES AND USE TAXES



    Certain states in which the Company and the Medical and Dental Practices operate impose sales and use taxes on the provision of certain services, including management, management consulting and data processing services. While the Company believes that the Company and the Medical and Dental Practices file sales and use tax returns in each jurisdiction where they are required to do so, the Company and the

Medical and Dental Practices do not currently file sales or use tax returns or pay sales or use taxes in certain jurisdictions with respect to some of the services the Company provides to the Medical and Dental Practices. There can be no assurance that any state or local revenue authority will not initiate an audit of the sales and use tax returns filed by the Company or the Medical and Dental Practices in such jurisdictions, or investigate whether or not the Company or the Medical and Dental Practices should be paying taxes with respect to the services provided by the Company to the Medical and Dental Practices in such jurisdictions. Any such audit or investigation could result in the Company being required to pay amounts in back taxes and, in some cases, interest and penalties with respect to prior periods, as well as to pay additional taxes in future periods. The Company has not historically established reserves against any possible liabilities resulting from such possible audits or investigations, and there can be no assurance that the results of any such audit or investigation, including any imposition of penalties, will not have a material adverse effect on the Company's business, financial position or results of operations.


CONTROL BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS


    After giving effect to the sale of the shares of Common Stock offered hereby, executive officers of the Company, current members of the Company's Board of Directors and certain holders of the Common Stock, including Steven S. Charlap, M.D., the Company's Chairman of the Board, Chief Executive Officer and President, and DCC Holdings, will beneficially own or control in the aggregate approximately 64.4% of the outstanding Common Stock, assuming the Underwriters' over-allotment option is not exercised. As a result, these persons will have the ability to control or exert significant influence over, significant corporate transactions requiring stockholder approval, including mergers and sales of assets and the election of members of the Company's Board of Directors, and over the Company's Board of Directors, and, therefore, the business policies and affairs of the Company. Furthermore, such control could preclude any unsolicited acquisition proposals for the Company and, consequently, adversely affect the market price for the Common Stock. DCC Holdings is controlled by DCC plc, an equity fund publicly-traded on the London and Dublin stock exchanges. See "Principal and Selling Stockholders."



POSSIBILITY OF NASDAQ QUOTATION TERMINATION OR SUSPENSION AND DECREASE IN STOCK
  PRICE; PENNY STOCK REGULATION


    The trading of the Common Stock on the Nasdaq SmallCap Market is conditioned upon meeting certain asset, capital and surplus, earnings and stock price tests. To maintain eligibility on the Nasdaq SmallCap Market, the Company must, among other things, maintain compliance with one of the following three tests: (i) net tangible assets must be in excess of $2,000,000; (ii) market capitalization must be in excess of $35,000,000; or (iii) net income must be in excess of $500,000 in the latest fiscal year or in two of the last three fiscal years. If the Company fails all of these tests or if the Company fails to maintain an average bid price of at least $1.00 per share, the Common Stock may be suspended or terminated from inclusion on the Nasdaq SmallCap Market. The effects of suspension or termination include the limited release of the market prices of the Common Stock and limited news coverage of the Company. Suspension or termination may restrict investors' interest in the Common Stock and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing.

    In addition to the risk of volatility of stock prices and possible suspension or termination, low price stocks are subject to additional risks of additional federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if trading of the Common Stock on the Nasdaq SmallCap Market was to be suspended or terminated and the trading price of the Common Stock was less than $5.00 per share, such Common Stock could be subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction. In such case, the Common Stock could also be deemed "penny stock" under the Securities Enforcement and Penny Stock Reform Act of 1990 which would require additional disclosure in connection with trades in the Common Stock, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Common Stock and the ability of purchasers in this Offering to sell their Common Stock in the secondary market. There can be no assurance that the Company will not be delisted from the Nasdaq SmallCap Market or that the price of the Common Stock per share will remain above $5.00. See "--Absence of Public Market:
Negotiated Offering Price" and "-- Potential Adverse Impact on Market Price of Shares Eligible for Future Sale and Registration Rights."


SUBSTANTIAL AND IMMEDIATE DILUTION; SIGNIFICANT BENEFIT TO CURRENT SHAREHOLDERS


    Purchasers of the Common Stock offered hereby will incur immediate dilution of net tangible book value of $4.79 per share (after deducting underwriting discounts and commissions and offering expenses payable by the Company), or 63.9% of the anticipated offering price of the Common Stock. Such purchasers will incur additional dilution upon the exercise of outstanding stock options. See "Executive Compensation--Second Amended and Restated 1992 Stock Option Plan." Shareholders of the Company who purchased their shares prior to the Offering acquired, and option holders who exercise their stock options after the Offering will acquire, their shares at a cost substantially below the price offered hereby and, accordingly purchasers of shares of the Company pursuant to this Offering will bear a disproportionate risk of investment in the Common Stock. See "Dilution."


ABSENCE OF PUBLIC MARKET; NEGOTIATED OFFERING PRICE

    Prior to this Offering there has been no market for the Common Stock. Although the Company has applied to include the Common Stock for quotation on the Nasdaq SmallCap Market, there can be no assurance that an active trading market will develop for the Common Stock, or, if developed, that it will be maintained. The price of the Common Stock offered hereby will be determined through negotiation between the Company and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. The factors considered in determining the offering price will be the preliminary demand for the Common Stock, prevailing market and economic conditions, the Company's revenue and earnings, estimates of its business potential and prospects, the present state of its business operations, an assessment of its management, the consideration of these factors in relation to the market valuation of comparable companies in related businesses and the current condition of the markets in which it operates. See "Underwriting."

ADDITIONAL CAPITAL REQUIREMENTS


    The Company believes that the estimated net proceeds from this Offering, together with current cash and cash equivalent balances and internally generated funds, will satisfy the Company's projected requirements for working capital and commitments for a period of at least twelve months. If cash generated from operations is insufficient to satisfy the Company's projected requirements, or if the Company subsequently elects to use funds to finance acquisitions by the Medical and Dental Practices or other matters, the Company may be required to sell additional equity or debt securities or obtain additional bank financing. There can be no assurance that the Company will be able to sell such securities or obtain such credit facilities on acceptable terms in the future, if at all. In the event that the Company is unable to secure such additional financing, the Company may be forced to curtail projected expansion, delay or discontinue planned capital expenditures, reduce the Company's workforce or close less-profitable operations, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. This potential sale of additional equity or debt securities could result in further dilution to the Company's shareholders and increased interest expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


NO INTENTION TO DECLARE OR PAY DIVIDENDS

    The Company does not currently intend to declare or pay any cash dividends on the Common Stock in the foreseeable future and anticipates that earnings, if any, will be used to finance the development and expansion of its business. Furthermore, until the Company's Revolving Credit Facility with State Street

Bank & Trust Company expires on January 1, 1999, it does not permit the Company to declare dividends on its Common Stock. The Company anticipates that it may in the future seek to obtain a loan, revolving credit agreement or other financing arrangement, the terms of which, although not known to the Company at this time, may similarly prohibit the declaration and payment of dividends without prior lender approval. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations. See "Dividend Policy."


ANTITAKEOVER MEASURES


    Certain provisions of the Restated Certificate of Incorporation and By-Laws (the "By-Laws") could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for the Common Stock. These provisions require that the Company have a Board of Directors comprised of three classes of directors with staggered terms of office, require super-majority approval to amend certain provisions in the Restated Certificate of Incorporation and By-Laws or enter into certain transactions with significant stockholders of the Company and impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. See "Description of Capital Stock."


POTENTIAL ADVERSE IMPACT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE AND
  REGISTRATION RIGHTS


    Upon completion of the Offering, the Company will have outstanding approximately 4,363,246 shares of Common Stock. Of these shares, the 1,600,000 shares of Common Stock sold in the Offering, and any shares purchased from the Selling Stockholders in the event that the Underwriter's over-allotment option to purchase up to 240,000 shares is exercised, will be freely tradable without restriction or further limitation under the Securities Act, except for any shares purchased by an "affiliate" of the Company, which will be subject to the limitations imposed on "affiliates" of the Company under Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 2,763,246 outstanding shares of Common Stock (2,523,246 if the Underwriters' over-allotment option is exercised in full) are "restricted securities" within the meaning of Rule 144 and may not be resold except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption therefrom, including the exemption provided by Rule 144. An additional 429,625 shares issuable upon the exercise of outstanding options as of May 15, 1998 granted to officers, directors and employees of the Company and the Medical and Dental Practices pursuant to the Stock Option Plan, once issued, shall be freely tradable subject to certain limitations imposed by Rule 701 promulgated under the Securities Act.



    In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, subject to certain restrictions, sell within any three-month period a number of shares which does not exceed the greater of: (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission as required by Rule 144. Rule 144 also permits the sale of shares without any volume limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. The one-year holding period with respect to 2,753,246 outstanding shares of Common Stock has expired. The remaining 10,000 shares of outstanding Common Stock, which were issued to a director of the Company in accordance with Rule 701 promulgated under the Securities Act, will become eligible for sale subject to the other limitations of Rule 144 ninety days after the effective date of the registration statement of which this Prospectus is a part (the "Registration Statement"). See "Shares Eligible for Future Sale."



    Shareholders holding approximately 98.8% of the Company's outstanding Common Stock and Common Stock issuable upon the exercise of outstanding stock options have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company they currently hold without the prior written consent of the Representative for a period of 180 days after the effective date of the Registration Statement. See "Underwriting."

    DCC Holdings, who will hold 1,308,246 shares of Common Stock upon completion of the Offering (assuming the Underwriters' over-allotment option is not exercised), and the Representative, who will hold warrants to purchase 160,000 shares of Common Stock, have registration rights for the Common Stock they own or may acquire, which might allow them to require the Company, subject to certain conditions, to register their shares under the Securities Act. The sale of a substantial number of shares of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price for the Common Stock and impair the Company's ability to raise additional capital in the future through the sale of equity securities should it desire to do so. See "--Substantial and Immediate Dilution; Significant Benefit to Current Shareholders" and "Underwriting."


LIMITATION OF LIABILITY

    The Restated Certificate of Incorporation provides that directors of the Company shall not be liable personally for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, subject to certain limitations. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Restated Certificate of Incorporation could prevent the recovery of monetary damages against directors of the Company. See "Description of Capital Stock."

POSSIBLE VOLATILITY OF STOCK PRICE


    From time to time after the Offering, there may be significant volatility in the market price for the Common Stock. Fluctuations in quarterly operating results of the Company, changes in general conditions in the economy, the financial markets or the health care industry, or other developments affecting the Company, the Medical and Dental Practices or their respective competitors could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market price of many companies' securities and have often been unrelated to the operating performance of these companies. Concern about the potential effects of health care reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock following the Offering. Any such fluctuations that occur following the completion of this Offering may adversely affect the market price of the Common Stock.


FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS


    This Prospectus contains certain forward-looking statements including: (i) anticipated trends in the Company's financial condition and results of operations, including expected changes in the Company's gross profit, sales and marketing expense, general and administrative expense and professional expenses;
(ii) the Company's business strategy for future growth, including the Company's plans to increase penetration in existing markets, expand into new geographic markets, offer additional services and consummate acquisitions, (iii) the Company's expectations regarding the cost of Year 2000 compliance, and (iv) the Company's expectations regarding its ability to finance its capital requirements in the future. When used in the Prospectus, the words "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. In addition to the other risks described elsewhere in this "Risk Factors" Section, important factors to consider in evaluating such forward-looking statements include: (i) changes in external competitive market factors which might impact trends in the Company's results of operations; (ii) unanticipated working capital and other cash requirements; (iii) general changes in health care and related industries; and (iv) various other competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" Section, actual results could differ materially from the forward-looking statements contained in this Prospectus.

                                USE OF PROCEEDS


    Assuming an initial public offering price of $7.50 per share, the net proceeds to the Company from the sale of shares of Common Stock offered hereby are estimated to be approximately $10.3 million after deducting the underwriting discount and expense allowance and estimated offering expenses. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. The Company maintains broad discretion with respect to the application of the proceeds of the Offering.



    The Company expects to use approximately $600,000 of the net proceeds of the Offering to repay amounts outstanding under the Company's Revolving Credit Facility, dated as of May 23, 1995, as amended, with State Street Bank and Trust Company (the "Credit Facility"). The Credit Facility matures on January 1, 1999, and borrowings thereunder bear interest at a rate of 1% in excess of State Street Bank and Trust Company's prime rate (yielding a combined rate of 9.5% as of March 31, 1998). The outstanding balance under the Credit Facility as of March 31, 1998 was approximately $514,000, of which approximately $4,000 represented accrued interest. The Company has historically used borrowings under the Credit Facility for working capital and other general corporate purposes, including payroll expenses, general operating expenses and capital expenditures. Some of the net proceeds of the loans under the Credit Facility were used to make loans to the Practices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    The Company plans to use the balance of the net proceeds from the Offering for recruiting and compensating additional Company personnel, including marketing, sales and related personnel (approximately $500,000), enhancing the Company's management information systems to increase billing capacity and possibly develop new services to be offered by the Company (approximately $1.0 million), and general working capital (approximately $8.2 million). The Company expects this approximately $8.2 million, together with any excess cash generated by operations, to be available for use in acquisitions or for other general corporate purposes. Some or all of this amount may be loaned to the Medical and Dental Practices on the same terms as the existing loans to the Practices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." While the Company engages in discussions from time to time with LTCF-focused practice managers and managers of complementary businesses with respect to possible acquisitions by the Company or the Medical and Dental Practices, neither the Company nor any of the Medical and Dental Practices is currently a party to any commitments or agreements with respect to any possible acquisition. See "Strategy--Acquiring Single Specialty LTCF-Focused Practices and Similar Entities."


    Pending use of the net proceeds as described above, the Company intends to invest the net proceeds of the Offering in short-term investment-grade, interest-bearing instruments. Other than the portion of the net proceeds to be used to repay amounts outstanding under the Credit Facility, the Company cannot accurately estimate the amount to be used for each purpose at this time.

                                DIVIDEND POLICY


    The Company has not paid any cash dividends on its Common Stock since its formation. The Company does not currently intend to declare or pay any cash dividends on the Common Stock in the foreseeable future and anticipates that earnings, if any, will be used to finance the development and expansion of its business. In addition, until its expiration on January 1, 1999, the Credit Facility does not permit the Company to declare dividends on its Common Stock. Furthermore, the Company anticipates that it may in the future seek to obtain a loan, revolving credit agreement or other financing arrangement, the terms of which, although not known to the Company at this time, may prohibit the declaration of dividends without prior lender approval. The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors and to compliance with applicable law. Any determination as to the payment of dividends in the future will depend upon, among other things, general business conditions, future earnings and capital requirements of the Company and the Medical and Dental Practices.

                                 CAPITALIZATION


    The following table sets forth the unaudited consolidated capitalization of the Company at March 31, 1998: (i) on an actual basis; (ii) on a pro forma basis to give effect to the conversion of all outstanding shares of Class A Preferred Stock and Class B Preferred Stock into Common Stock upon the consummation of this Offering; and (iii) on an adjusted pro forma basis to reflect the consummation of the sale by the Company of 1,600,000 shares of Common Stock offered hereby at an assumed public offering price of $7.50 per share. This information should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, appearing elsewhere in this Prospectus. See "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                                          MARCH 31, 1998
                                                                                -----------------------------------
                                                                                                         PRO FORMA
                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                ---------  -----------  -----------
                                                                                          (IN THOUSANDS)
Capital lease obligations, net of current portion.............................  $      35   $      35    $      35
                                                                                ---------  -----------  -----------
CONVERTIBLE PREFERRED STOCK:
Class A Convertible Preferred Stock, $0.01 par value, 571,428 shares authorized, issued and outstanding, actual; no shares authorized, issued or
  outstanding, pro forma and pro forma as adjusted (1)........................      1,355      --           --
                                                                                ---------  -----------  -----------
Class B Convertible Preferred Stock, $0.01 par value, 181,818 shares authorized, issued and outstanding, actual; no shares authorized, issued and
  outstanding, pro forma and pro forma as adjusted (1)........................        617      --           --
                                                                                ---------  -----------  -----------
STOCKHOLDERS' EQUITY (DEFICIT):
Common Stock, $0.01 par value 3,259,162 shares authorized, 2,010,000 shares issued and outstanding, actual; 3,259,162 shares authorized, 2,763,246 shares issued and outstanding, pro forma; and 7,500,000 shares authorized,
  4,363,246 shares issued and outstanding, pro forma as adjusted (2)..........         20          28           44
Additional paid in capital....................................................        487       1,979       12,269
Retained earnings (accumulated deficit).......................................       (962)       (490)        (490)
                                                                                ---------  -----------  -----------
Total stockholders' equity....................................................       (455)      1,517       11,823
                                                                                ---------  -----------  -----------
Total capitalization..........................................................  $   1,552   $   1,552    $  11,858
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------


------------------------
(1) Upon consummation of the Offering, 571,428 shares of Class A Preferred Stock and 181,818 shares of Class B Preferred Stock held by DCC Holdings will convert into 571,428 shares of Common Stock and 181,818 shares of Common Stock, respectively.


(2) Does not include: (i) 436,400 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted pursuant to the Stock Option Plan, and up to 302,475 additional shares reserved for issuance upon the exercise of options that may be granted in the future under the Stock Option Plan and (ii) 160,000 shares reserved for issuance upon the exercise of the Representative's Warrants. See "Underwriting."

                                    DILUTION


    The pro forma net tangible book value of the Company as of March 31, 1998, was $1,517,000 or $0.55 per share of Common Stock, after giving effect to the conversion of all outstanding Class A Preferred Stock and Class B Preferred Stock into Common Stock. Pro forma net tangible book value per share of Common Stock represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding (assuming the conversion of all outstanding shares of Convertible Preferred Stock into Common Stock). After giving effect to the sale by the Company of the Common Stock offered hereby at an assumed initial public offering price of $7.50 per share and the application of the net proceeds received by the Company therefrom as described under "Use of Proceeds," the pro forma as adjusted net tangible book value of the Company at March 31, 1998, would have been approximately $11,823,000, or $2.71 per share. This represents an immediate increase in pro forma net tangible book value of $2.16 per share to existing shareholders, and an immediate dilution in pro forma net tangible book value of $4.79, or 63.9% per share to new investors purchasing shares of Common Stock in this Offering. The following table illustrates the immediate per share dilution to new investors:



Initial public offering price (1)............................................             $    7.50
Pro forma net tangible book value at December 31, 1997.......................  $    0.55
Increase per share attributable to new investors (2).........................       2.16
                                                                               ---------
Pro forma as adjusted net tangible book value per share after the Offering...                  2.71
                                                                                          ---------
Dilution per share to new investors..........................................             $    4.79
                                                                                          ---------
                                                                                          ---------
Percentage dilution per share to new investors...............................                  63.9%
                                                                                          ---------
                                                                                          ---------


------------------------------
(1) Before deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company.
(2) After deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company.


    The following table summarizes, on a pro forma basis as of December 31, 1997, the differences between the number of shares purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing shareholders and by new investors (based upon an assumed initial public offering price of $7.50 per share):



                                                       SHARES PURCHASED(1)       TOTAL CONSIDERATION        AVERAGE
                                                     -----------------------  --------------------------     PRICE
                                                       NUMBER      PERCENT       AMOUNT        PERCENT     PER SHARE
                                                     ----------  -----------  -------------  -----------  -----------
Existing shareholders (2)..........................   2,763,246        63.3%  $   2,070,900        14.7%   $    0.75
New investors......................................   1,600,000        36.7%     12,000,000        85.3         7.50
                                                     ----------       -----   -------------       -----
    Total..........................................   4,363,246       100.0%     14,070,900       100.0%   $    3.22
                                                     ----------       -----   -------------       -----
                                                     ----------       -----   -------------       -----



(1) The calculation of net tangible book value and the other computations above assume no exercise of outstanding options under the Stock Option Plan. As of March 31, 1998, 436,400 shares of Common Stock were issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.37 per share, of which options to purchase 232,100 shares were then exercisable at a weighted average exercise price of $1.60 per share. To the extent the outstanding options are exercised and that any of the shares reserved for issuance are issued with exercise prices below the initial public offering price, there will be further dilution to new investors. See "Management -- Second Amended and Restated 1992 Stock Option Plan" and "Shares Eligible for Future Sale." Includes 753,246 shares of Common Stock issuable upon the closing of the Offering upon the conversion of 571,428 shares of Class A Preferred Stock and 181,818 shares of Class B Preferred Stock. Each share of Class A Preferred Stock and Class B Preferred Stock converts into Common Stock on a 1:1 basis.



(2) The shares of Common Stock held by the existing shareholders were purchased from the Company (on an as-converted basis, taking into account a previous stock split of the Common Stock) at prices ranging from $.005 to $2.75.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected financial data set forth below with respect to the consolidated statement of operations of the Company and the Medical and Dental Practices for each of the fiscal years ended December 31, 1995, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996 and 1997 have been derived from audited financial statements of the Company and the Medical and Dental Practices included elsewhere in this Prospectus. The summary consolidated financial data for the years ended December 31, 1993 and 1994 and the consolidated balance sheet data as of December 31, 1993, 1994 and 1995 are derived from audited financial statements of the Company and the Medical and Dental Practices which are not included in this Prospectus. The consolidated financial data presented as of March 31, 1998 and for the three months ended March 31, 1997 and March 31, 1998 are derived from unaudited financial statements of the Company and the Medial Dental Practices included elsewhere in this Prospectus. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                                                                                                      THREE
                                                                                                                     MONTHS
                                                                                                                      ENDED
                                                                        FISCAL YEAR ENDED DECEMBER 31,              MARCH 31,
                                                             -----------------------------------------------------  ---------
                                                               1993       1994       1995       1996       1997       1997
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED SUMMARY CONSOLIDATED FINANCIAL DATA:
Net patient service revenue................................  $   4,272  $   6,778  $   8,575  $  11,006  $  12,930  $   3,023
Direct patient care costs..................................      2,914      4,136      5,362      7,020      8,213      1,962
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Gross profit...............................................      1,358      2,642      3,213      3,986      4,717      1,061
Selling, general, and administrative expenses..............      1,512      2,104      3,218      4,880      4,602      1,138
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from operations..............................       (154)       538         (5)      (894)       115        (77)
Interest income (expense), net.............................          3          4          4        (26)       (65)       (15)
Other income...............................................          3          5          1         15          5         --
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before provision (benefit) for income
  taxes....................................................       (148)       547         --       (905)        55        (92)
Provision (benefit) for income taxes.......................         --        233         --       (160)        --         --
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Net Income (loss)..........................................       (148)       314         --       (745)        55        (92)
Accretion of dividends on preferred stock..................        (60)       (80)       (90)       (90)       (90)       (22)
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) available to common stockholders.........  $    (208) $     234  $     (90) $    (835) $     (35) $    (114)
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per common and potential common share:
  Basic....................................................  $   (0.10) $    0.12  $   (0.04) $   (0.42) $   (0.02) $   (0.06)
  Diluted..................................................      (0.10)      0.09      (0.04)     (0.42)     (0.02)     (0.06)
  Pro forma diluted (1)....................................                                                   0.02
  Supplemental pro forma diluted (1)(3)....................                                                   0.04
Weighted average common and potential common shares
  outstanding:
  Basic....................................................      2,000      2,000      2,000      2,001      2,010      2,010
  Diluted..................................................      2,000      2,741      2,000      2,001      2,010      2,010
  Pro forma diluted (1)....................................                                                  2,883
  Supplemental pro forma diluted (3).......................                                                  2,929


                                                                1998
                                                             -----------

SELECTED SUMMARY CONSOLIDATED FINANCIAL DATA:
Net patient service revenue................................   $   3,487
Direct patient care costs..................................       2,159
                                                             -----------
Gross profit...............................................       1,328
Selling, general, and administrative expenses..............       1,149
                                                             -----------
Income (loss) from operations..............................         179
Interest income (expense), net.............................         (12)
Other income...............................................          11
                                                             -----------
Income (loss) before provision (benefit) for income
  taxes....................................................         178
Provision (benefit) for income taxes.......................          59
                                                             -----------
Net Income (loss)..........................................         119
Accretion of dividends on preferred stock..................         (23)
                                                             -----------
Net income (loss) available to common stockholders.........   $      96
                                                             -----------
Net income (loss) per common and potential common share:
  Basic....................................................   $    0.05
  Diluted..................................................        0.03
  Pro forma diluted (1)....................................        0.04
  Supplemental pro forma diluted (1)(3)....................        0.04
Weighted average common and potential common shares
  outstanding:
  Basic....................................................       2,010
  Diluted..................................................       2,994
  Pro forma diluted (1)....................................       2,994
  Supplemental pro forma diluted (3).......................       3,067


                                                                                                                        THREE
                                                                                                                       MONTHS
                                                                                                                        ENDED
                                                                                                                      MARCH 31,
                                                                                   DECEMBER 31,                       ---------
                                                               -----------------------------------------------------   ACTUAL
                                                                 1993       1994       1995       1996       1997       1998
                                                               ---------  ---------  ---------  ---------  ---------  ---------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents....................................  $     414  $     781  $     362  $       2  $      15  $      29
Working capital..............................................        944      1,629      1,454        502        712        879
Total assets.................................................      1,750      2,897      2,859      2,739      2,713      3,161
Capital lease obligations, net of current portion............         72         94         44         82         56         35
Preferred stock..............................................      1,160      1,680      1,770      1,860      1,950      1,973
Total common stockholders' equity (deficit)..................  $     167  $     395  $     305  $    (516) $    (551) $    (455)


                                                                PRO FORMA
                                                                1998 (2)
                                                               -----------

BALANCE SHEET DATA:
Cash and cash equivalents....................................   $      29
Working capital..............................................         879
Total assets.................................................       3,161
Capital lease obligations, net of current portion............          35
Preferred stock..............................................          --
Total common stockholders' equity (deficit)..................   $   1,517


------------------------
(1) Computed on the basis described in Note 2(i) of Notes to Financial
    Statements.


(2) Adjusted to give effect to the automatic conversion upon the closing of the Offering of all outstanding shares of Preferred Stock and Class B Preferred Stock into an aggregate of 753,246 shares of Common Stock. Each share of Class A Preferred Stock and Class B Preferred Stock converts into Common Stock on a 1:1 basis.



(3) Adjusted for the increase in the number of shares of Common Stock issued pursuant to the Offering sufficient to generate proceeds for the payment of $325,000 and $510,000 of the Company's revolving line of credit facility at the beginning of the year ended December 31, 1997 and the three months ended March 31, 1998, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED. SEE "RISK FACTORS."

OVERVIEW


    The Company is the sole sponsor of, and provider of administrative services to, four professional corporations and one Michigan taxable not-for-profit corporation. The Company and its founders established the Medical and Dental Practices to focus on the provision of on-site geriatric health care services primarily to residents of nursing homes. Each of the Medical and Dental Practices is affiliated with the Company through an exclusive long-term Operating Agreement pursuant to which the Company receives a fee in exchange for the services it provides, and an Option Agreement pursuant to which the Company is entitled to cause the sole stockholder of the Practice to sell all of the outstanding capital stock of the Practice to a designee of the Company at any time for a nominal price. The Company and the Medical and Dental Practices are completely interdependent and function as a single integrated economic unit, with the Company being entirely dependent on the success of the Medical and Dental Practices for its revenues and the Medical and Dental Practices being entirely dependent on the Company for capital and all services other than the direct provision of medical, dental and ancillary health care services.



    In addition to providing services to nursing home residents, the Medical and Dental Practices also provide services to a growing number of residents of ALFs and ILFs. Providers employed by the Medical and Dental Practices travel to LTCFs where they provide a growing range of geriatric medical and dental services. Services currently provided by the Medical and Dental Practices include dentistry, optometry, podiatry, audiology, and primary care. As of May 15, 1998, the Medical and Dental Practices employed 95 Providers who were rendering services at 884 LTCFs located in 11 states, and the Company employed an additional 106 people. The Company, headquartered in Newton, Massachusetts, operates four regional offices located in Massachusetts, Connecticut, Pennsylvania and Wisconsin.



    OPERATING AGREEMENTS WITH MEDICAL AND DENTAL PRACTICES. Although each Practice was established by the Company, each of them remains a separate legal entity. The Company's relationships with the Medical and Dental Practices and the holders of their capital stock are governed by separate Operating Agreements between the Company and each Practice and separate Option Agreements among the Company, each Practice and the holder of its capital stock. The nature of the relationships dictated by the Operating Agreements and the Option Agreements permit the Company and the Medical and Dental Practices to consolidate for financial reporting purposes. Pursuant to the Operating Agreements, the Company provides certain services, licenses the use of the name "HealthDrive", and extends credit to the Medical and Dental Practices. Specifically, the Medical and Dental Practices receive the following services exclusively from the Company under the Operating Agreements: (i) ordering and purchasing of inventory and supplies ordinarily required by the Medical and Dental Practices; (ii) performance of bookkeeping, accounting and payroll functions for the Medical and Dental Practices; (iii) administration of the Medical and Dental Practices' benefit plans; and (iv) processing of claims and collection of fees on behalf of the Medical and Dental Practices.



    Pursuant to the Operating Agreements, the Company has from time to time loaned certain amounts to the Medical and Dental Practices for working capital purposes, including the payment of the Compensation Amount. The Demand Loans are payable upon demand after thirty days notice and bear interest at rates determined by the Company and not to exceed a designated prime rate plus five percent. The outstanding balance of such loans, including principal and interest, as of March 31, 1998, are as follows: (i) Alec H. Jaret, D.M.D., P.C $770,038; (ii) Jeffrey Morer, O.D., P.C. $912,706; (iii) Mary C. Manesis, D.P.M., P.C. $752,984; (iv) Steven S. Charlap, M.D., P.C. $252,815; and (v)
HealthDrive Michigan Corporation $134,041.



    Under the Operating Agreements, the provision of medical, dental and ancillary health care services is supervised, directed and controlled, and all final determinations with respect thereto are made, exclusively by the Medical and Dental Practices and the Providers, including: (i) employment of Providers; (ii) supervision and direction of Providers, including assignment of patients and peer review; (iii) determination of the hospital supplying Providers when applicable; (iv) maintenance of patient records; (v) establishment of policies and procedures with respect to patient acceptance; and
(vi) establishment of hours of operation, scope of services provided and fees for services. The Company expressly disclaims any control, direct or indirect, over the delivery of medical, dental or ancillary health care services.



    The Operating Agreements have a 40-year term and may be terminated by either party only in the event of a breach by the other party or bankruptcy of the other party. The Company has the right to terminate each Operating Agreement if the applicable Practice at any time does not qualify as a professional corporation or otherwise loses its authority to render medical or dental services or a Provider's license to practice medicine or dentistry is revoked or threatened to be revoked.



    In exchange for its services under an Operating Agreement, the license of the service mark and the extension of credit, the Company receives the Compensation Amount. The Compensation Amount with respect to each Practice is equal to all revenue generated by each Practice minus the direct expenses incurred by each Practice (primarily compensation and benefits, bad debt expense, insurance costs and interest expense on Demand Loans), calculated after giving effect to certain tax-related adjustments. Under the terms of the Operating Agreements, the Compensation Amount may not exceed the fair market value of the services provided by the Company, the license of the service mark and the extension of credit.



    The Compensation Amount is determined monthly based on the financial statements for the Medical and Dental Practices for the preceding month. The amount payable to the Company is added to the outstanding principal balance of the Demand Loans which the Medical and Dental Practices are required to use their best efforts to pay from time to time. Once a month, on average, the Company withdraws cash from joint accounts maintained with each Practice to pay down a portion of the Demand Loan of such Practice.



    The following table sets forth the aggregate fees earned by the Company for the services provided by the Company to each of the Practices during Fiscal 1997, Fiscal 1996 and the Company's fiscal year ended December 31, 1995, respectively.



                                                                     FISCAL YEAR ENDED DECEMBER 31
                                                                ----------------------------------------
                                                                    1995          1996          1997
                                                                ------------  ------------  ------------
Dental Practice...............................................  $  1,672,643  $  1,778,885  $  1,842,819
Optometry Practice............................................  $  1,626,574  $  2,110,211  $  1,903,373
Podiatry Practice.............................................       898,730     1,252,534     1,939,358
Audiology and Primary Care Practice...........................        79,578       354,080       337,027
HealthDrive Michigan Corporation..............................             0         1,000       266,998



    Pursuant to separate Option Agreements, the holders of the capital stock of each Practice have granted an option to the Company to purchase, at any time, all of the outstanding capital stock of such Practice for the lesser of $100,000 or the fair market value of such stock. In addition, pursuant to each Option Agreement the holder of the capital stock of the Practice may cause the Company to purchase all of the capital stock of the Practice for an aggregate purchase price of $50.00 upon two years advance written notice.



    SERVICE AGREEMENTS. The Medical and Dental Practices have entered into Service Agreements with 884 LTCFs. Pursuant to the Service Agreements, each Practice must provide all equipment and care required by the LTCF residents who choose to use its services and bill the LTCF residents or their health insurance for all services rendered. Payments for services are generally made by Medicare, Medicaid and patients directly to the Medical and Dental Practices, and the Medical and Dental Practices in most instances do not receive payments directly from LTCFs. The fees generated by the services of the Medical and Dental Practices range from approximately $10 to $1,000. The Service Agreements do not obligate the LTCF to obtain the services of the Medical and Dental Practices for any of its patients, and do not prohibit the LTCF from obtaining similar services from other health care service providers. See "Business-- Operations."



    OPERATIONS. The operations of the Company and the Medical and Dental Practices are governed by the Operating Agreements. Revenues generated by the Company and the Medical and Dental Practices on a consolidated basis (hereinafter "Revenue" or the "Company's Revenue") result from care provided to residents of LTCFs by the Medical and Dental Practices primarily on a fee-for-service basis. The Medical and Dental Practices enter into Service Agreements with LTCFs whereby Providers travel to LTCFs to provide on-site care to the residents of LTCFs. The nature of the care provided is the sole responsibility of the Medical and Dental Practices and the individual Providers. The Company then bills on behalf of each Practice the third party payors or the resident/patient for the care provided. Certain of the Medical and Dental Practices have entered into capitated payment arrangements with certain LTCFs whereby they are paid a fixed amount per resident to provide their services to the residents of the LTCF. In connection with its primary care business, one of the Medical and Dental Practices has, in some cases, entered into contractual arrangements whereby it provides medical directorship services to certain facilities for a fixed monthly fee. The capitated arrangements and the primary care services represent an immaterial percentage of the total Revenue of the Medical and Dental Practices, and have not had a measurable effect on the Company's consolidated results of operations.



    REVENUE RECOGNITION. Revenue is recognized when medical and/or dental services are rendered by the Providers. Revenue is reported at estimated realizable value which represents the actual amounts the Medical and Dental Practices are expected to receive (before accounting for bad debts) from third party payors and patients. Generally, Medicare and Medicaid payments are based on pre-determined published fee schedules while commercial insurance companies reimburse based on the usual and customary charge for the services rendered.



    MEDICARE AND MEDICAID. As participants in the Medicare program, the Medical and Dental Practices may not bill any patient or such patient's insurer for an amount in excess of the fee allowed by Medicare pursuant to its fee schedule for the geographic area concerned. This restriction prohibits what is referred to as "balance billing." After the patient has satisfied a $100 deductible (the "Medicare Deductible"), Medicare generally pays the first 80% of any service it approves (the "Medicare Approved Service"). The Medical and Dental Practices must then bill the patient's secondary insurance or the patient, if he or she has no secondary insurance, for the remaining 20% (the "Medicare Copayment").



    The various state Medicaid programs pay for services specifically covered under their respective statutes. Generally, for patients with Medicaid as their only insurance (i.e., Medicaid is the primary insurance), Medicaid will pay 100% of the amount listed on its fee schedule for any service it approves (the "Medicaid Approved Service"). Medicaid fee schedules are generally lower than those prescribed by Medicare. No provider may bill any patient covered by Medicaid any amount with respect to any service covered by Medicaid. Only Medicaid may be billed for such services. Medicaid is always the payor of last resort, meaning that all billings for a service must first be made to all other insurers that cover a particular patient.



    A substantial portion of the patients of the Medical and Dental Practices have both Medicare and Medicaid coverage with Medicare being the primary insurance and Medicaid being the secondary insurance or payor of last resort. Medicaid programs differ in their policies regarding the amount they will pay when they are the secondary insurer. In some states, if a claim is first submitted to Medicare for a Medicare Approved Service, Medicaid will pay the full 20% Medicare Copayment or the amount applied to the Medicare Deductible, regardless of the amount of such Medicare Copayment or such amount applied to the Medicare Deductible, which may or may not be greater than the fee prescribed on the Medicaid fee schedule for the service billed. In other states, Medicaid will not pay any amount as a secondary insurer if the provider has already received payment by any primary insurer in an amount exceeding the amount Medicaid would have paid pursuant to its fee schedule for the service performed had Medicaid been the primary insurer. In this case, if the services were approved by the primary insurer and the payment made by such primary insurer is less than the fee for the services performed according to the Medicaid fee schedule, then Medicaid would pay an amount equal to the amount under its fee schedule less the amount the provider was paid by the primary insurer. In some states, Medicaid takes a hybrid approach where it will pay up to the full amount applied to the Medicare Deductible, but, with respect to payment of Medicare Copayments, only an amount equal to the amount prescribed by the Medicaid fee schedule less the amount that the provider was paid by the primary insurance.


    The Medicare and Medicaid programs may, from time to time, conduct post-payment reviews of providers of services reimbursed under such programs. Although the Medical and Dental Practices have been subject to only one significant post-payment adjustment to date, the Medical and Dental Practices are the subject of four such audits currently ongoing, two of which the Company believes are not material, and believes that recent events indicate an increase in such review activities in the industry. In 1993, two optometrists were selected for post-payment review with respect to services performed principally in 1992. The Optometry Practice protested the results of this review before agreeing in 1997 to a compromise settlement with HCFA in the amount of $52,200. This amount is being paid in twenty-four equal, monthly installments (including interest), with the first payment having been made in September 1997. The settlement amount was accrued in the fourth quarter of Fiscal 1996.



    On May 13, 1998, the Optometry Practice received notice from Wisconsin Physician Service Medicare Part B that it had conducted a limited audit (covering twenty-five patients) of certain ophthalmological services billed to and paid by the Medicare program under a procedure code for new patient comprehensive medical examinations. The results of this audit indicated that over 70% of the claims paid by the Medicare program were inappropriately paid in violation of published Medicare program guidelines, based on a lack of sufficient clinical documentation demonstrating medical necessity. The actual deemed overpayment for the sample audited was $1,009. Extrapolating the percentage disallowance from the audit sample to the entire group of claims paid by Medicare to the Optometry Practice in Wisconsin under the same procedure code during the period covered by the audit, indicates a potential liability to the Optometry Practice of approximately $109,000. The maximum possible liability to the Optometry Practice assuming all claims made under this procedure code were disallowed, is approximately $154,000. Although the Company has not yet responded to this notice and is currently evaluating the appropriate response, the Company and the Optometry Practice intend to zealously contest the findings of this audit.



    On March 4, 1998, the Dental Practice received notice from the Division of Medical Assistance, Commonwealth of Massachusetts (the "Division") that it was conducting a retrospective utilization review and peer review of the services rendered by the Dental Practice to Medicaid recipients in Massachusetts during the period between April 1, 1996 and September 30, 1997. On March 25, 1998 a third-party reviewer contracted by the Division conducted an on-site review of the Dental Practice's records for 46 of a randomly-selected sample of 50 patients. On April 3, 1998, the Company mailed to the reviewer the remaining requested information. The Company has received no further communications from either the Division or the third-party reviewer since March 25, 1998 and has received no notice of the results of such review. Although the Company intends to zealously contest any claimed assessments that result from this review, there can be no assurance that this review will not result in a material assessment against the Company for the period in question. The Company has not established a reserve with respect to this audit.



    The following table outlines the mix of Revenue recognized by the Company and the Medical and Dental Practices on a consolidated basis for the periods presented:


                                                                                                    THREE MONTHS ENDED
                                          FISCAL YEAR ENDED DECEMBER 31,                                 MARCH 31,
                   -----------------------------------------------------------------------------  -----------------------
                       1995          %          1996           %           1997            %          1997          %
                   ------------  ---------  -------------  ---------  ---------------  ---------  ------------  ---------
Dental...........  $  3,585,241      41.8%  $   4,101,320      37.3%  $     4,715,573      36.5%  $  1,091,663      36.1%
Optometry........     3,070,942      35.8%      4,006,235      36.4%        4,029,118      31.2%       971,847      32.1%
Podiatry.........     1,780,295      20.8%      2,407,994      21.9%        3,406,466      26.3%       785,035      26.0%
Audiology........       138,710       1.6%        490,209       4.4%          690,624       5.3%       173,181       5.7%
Primary Care.....             0         0%              0         0%           88,014       0.7%         1,228       0.1%
                   ------------  ---------  -------------  ---------  ---------------  ---------  ------------  ---------
                   $  8,575,188       100%  $  11,005,758       100%  $    12,929,795       100%  $  3,022,954       100%
                   ------------  ---------  -------------  ---------  ---------------  ---------  ------------  ---------
                   ------------  ---------  -------------  ---------  ---------------  ---------  ------------  ---------


                       1998          %
                   ------------  ---------
Dental...........  $  1,261,718      36.2%
Optometry........     1,045,896      30.0%
Podiatry.........       912,096      26.2%
Audiology........       220,771       6.3%
Primary Care.....        46,781       1.3%
                   ------------  ---------
                   $  3,487,262       100%
                   ------------  ---------
                   ------------  ---------



    The Medical and Dental Practices currently receive payments from a variety of sources including Medicare, various Medicaid programs, private insurance and individual LTCF residents. The following table outlines the source of receipts for the Company and the Medical and Dental Practices on a consolidated basis for the periods presented.



                                                                                                THREE MONTHS ENDED
                                                              FISCAL YEAR ENDED DECEMBER 31,        MARCH 31,
                                                              -------------------------------  --------------------
                                                                1995       1996       1997       1997       1998
                                                              ---------  ---------  ---------  ---------  ---------
Medicare....................................................      42.1%      44.5%      40.4%      32.7%      35.2%
Private Payors..............................................       31.8       28.0       28.5       30.9       30.8
Medicaid....................................................       23.6       23.9       25.6       31.3       26.2
Private Insurance...........................................        2.5        3.6        5.5        5.1        7.8
                                                              ---------  ---------  ---------  ---------  ---------
                                                                 100.0%     100.0%     100.0%     100.0%     100.0%
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------



    OPERATING EXPENSES. On a consolidated basis, certain of the operating expenses of the Company and the Medical and Dental Practices can be grouped into two major categories: direct patient care costs ("DPCC") and selling, general and administrative expenses ("SGA"). The major expenses included in DPCC are compensation related costs and employee benefits for Providers, bad debt expense, transportation expenses, clinical fees and supplies expenses, workers' compensation and malpractice insurance expenses and the depreciation of medical equipment. Of these expenses, compensation related costs and employee benefits for Providers, bad debt expenses, workers' compensation for Providers and malpractice insurance expenses are generally borne by the Practices, and the remainder are borne by the Company. The major expenses included in SGA are compensation related costs and employee benefits for corporate and regional staff, rent expense, telephone expense, postage expense, travel and lodging expense, professional fees expense, recruitment costs and the depreciation of office and computer equipment, all of which are borne by the Company.


RESULTS OF OPERATIONS


    The following table sets forth, as a percentage of net revenue, certain items in the Company's Consolidated Statements of Operations of the Company and the Medical and Dental Practices for the periods indicated.



                                                                                                THREE MONTHS ENDED
                                                              FISCAL YEAR ENDED DECEMBER 31,        MARCH 31,
                                                              -------------------------------  --------------------
                                                                1995       1996       1997       1997       1998
                                                              ---------  ---------  ---------  ---------  ---------
Net patient service revenue.................................     100.0%     100.0%     100.0%     100.0%     100.0%
Direct patient care costs...................................       62.5       63.8       63.5       64.9       61.9
                                                              ---------  ---------  ---------  ---------  ---------
Gross profit................................................       37.5       36.2       36.5       35.1       38.1
Selling, general and administrative expenses................       37.6       44.3       35.6       37.6       33.0
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) from operations...............................      (0.1)      (8.1)        0.9      (2.5)        5.1
Interest income (expense), net..............................        0.1      (0.2)      (0.5)      (0.5)      (0.3)
Other income................................................        0.0        0.1        0.0        0.0        0.3
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) before provision (benefit) for income taxes...        0.0      (8.2)        0.4      (3.0)        5.1
Provision (benefit) for income taxes........................        0.0      (1.4)        0.0        0.0        1.7
                                                              ---------  ---------  ---------  ---------  ---------
Net income (loss) (1).......................................        0.0      (6.8)        0.4      (3.0)        3.4
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------


------------------------


(1) Exclusive of accretion of preferred stock dividends.



THREE MONTHS ENDED MARCH 31, 1998 AS COMPARED TO THREE MONTHS ENDED MARCH 31,
  1997



    NET PATIENT SERVICE REVENUE. Net patient service revenue increased 15.4%, to $3.5 million for the three months ended March 31, 1998 from $3.0 million for the three months ended March 31, 1997. Net patient service revenue from long-standing existing geographic markets increased 9.8% to $3.1 million for the three months ended March 31, 1998 from $2.8 million for the three months ended March 31, 1997. Net patient service revenue from the three geographic markets entered into in 1996 increased 86.5% to $400,000 for the three months ended March 31, 1998 from $200,000 for the three months ended March 31, 1997.



    DIRECT PATIENT CARE COSTS. DPCC increased 10.1%, to $2.2 million for the three months ended March 31, 1998 from $2.0 million for the three months ended March 31, 1997. This increase was due primarily to increases in Provider and transportation compensation and payroll tax expenses, resulting primarily from the increase in net patient service revenue. As a percentage of net patient service revenue, DPCC decreased to 61.9% for the three months ended March 31, 1998 from 64.9% for the three months ended March 31, 1997. This decrease was due primarily to a decrease in Provider and transportation compensation and payroll tax expenses as percentage of net patient service revenue. This decrease resulted primarily from the implementation of the self transport model and improved Provider productivity.



    GROSS PROFIT. Gross profit increased 25.1%, to $1.3 million for the three months ended March 31, 1998 from $1.1 million for the three months ended March 31, 1997. As a percentage of net patient service revenue, gross profit increased to 38.1% for the three months ended March 31, 1998 from 35.1% for the three months ended March 31, 1997.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SGA expenses remained relatively constant, increasing 1.0%, to $1.15 million for the three months ended March 31, 1998 from $1.14 million for the three months ended March 31, 1997. As a percentage of net patient service revenue, SGA expenses decreased to 33.0% for the three months ended March 31, 1998 from 37.6% for the three months ended March 31, 1997. This decrease was due primarily to decreases in corporate and regional staff compensation and payroll tax expenses to 22.6% for the three months ended March 31, 1998 from 27.6% for the three months ended March 31, 1997, a decrease of 5.0%, as a percentage of net patient service revenue. This decrease was due to the fact that net patient service revenue increased by 15.4% while corporate and regional staff compensation and payroll tax expenses decreased by 5.5%, for the three months ended March 31, 1998. This decrease resulted primarily from tight company wide cost control of SGA compensation, centralization of certain functions previously performed at regional offices and certain open positions not being filled within the period ended March 31, 1998.



    INCOME (LOSS) FROM OPERATIONS. Income from operations increased $256,000, to $179,000 for the three months ended March 31, 1998 from a loss from operations of $77,000 for the three months ended March 31, 1997. As a percentage of net patient service revenue, income from operations increased to 5.1% for the three months ended March 31, 1998 from a loss from operations of 2.5% for the three months ended March 31, 1997.



    INTEREST INCOME (EXPENSE), NET. Interest expense, net decreased 20.6%, to $12,000 for the three months ended March 31, 1998 from $15,000 for the three months ended March 31, 1997.



    OTHER INCOME. Other income increased to $11,000 for the three months ended March 31, 1998 from $0 for the three months ended March 31, 1997. This increase was due to gains recognized by the Company on the sale of certain vehicles.



    PROVISION (BENEFIT) FOR INCOME TAXES. The Company recorded a provision for income taxes of $59,000 for the three months ended March 31, 1998, resulting in an effective tax rate of approximately 33%. Income taxes in 1998 have been provided at the Company's respective federal and state statutory rates, reduced primarily for the anticipated use of net operating loss carryforwards not previously benefited.



    NET INCOME (LOSS). Net income increased $211,000, to $119,000 for the three months ended March 31, 1998 from a net loss of $92,000 for the three months ended March 31, 1997. As a percentage of net patient service revenue, net income increased to 3.4% for the three months ended March 31, 1998 from a net loss of 3.0% for the three months ended March 31, 1997.

YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996


    NET PATIENT SERVICE REVENUE. Net patient service revenue increased 17.5%, to $12.9 million in 1997 from $11.0 million in 1996. Net patient service revenue from existing geographic markets increased 5.2% to $11.4 million in 1997 from $10.8 million in 1996. Net patient service revenue from three geographic markets entered in 1996 increased to $1.5 million in 1997 from $200,000 in 1996, primarily as a result of growth in market penetration and the recognition of a full year of revenue in 1997 from operations in these markets.



    DIRECT PATIENT CARE COSTS. DPCC increased 17.0%, to $8.2 million in 1997 from $7.0 million in 1996. The increase of $1.2 million was due primarily to increases in Provider and transportation compensation and payroll tax expenses, resulting primarily from the increase in net patient service revenue. As a percentage of net patient service revenue, DPCC remained relatively constant decreasing to 63.5% in 1997 from 63.8% in 1996. This decrease was due primarily to decreases in clinical supplies expense, bad debt expense and a Medicare audit charge offsetting increases in Provider and transportation compensation and payroll tax expenses as a percentage of net revenue.



    GROSS PROFIT. Gross profit increased 18.3%, to $4.7 million in 1997 from $4.0 million in 1996. As a percentage of net patient service revenue, gross profit remained relatively constant, increasing to 36.5% in 1997 from 36.2% in 1996.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SGA expenses decreased 5.7%, to $4.6 million in 1997 from $4.9 million in 1996. This decrease was due primarily to decreases in travel and lodging expense and recruitment expense that were made possible by increased controls restricting recruitment costs and travel costs. As a percentage of net patient service revenue, SGA expenses decreased to 35.6% in 1997 from 44.3% in 1996. This decrease was due primarily to decreases in (i) corporate and regional staff compensation and payroll tax expenses to 26.0% in 1997 from 29.7% in 1996, a decrease of 3.7%, (ii) recruitment expense to 0.3% in 1997 from 1.8% in 1996, a decrease of 1.5% and
(iii) travel and lodging expense to 0.5% from 1.6%, a decrease of 1.1%, as a percentage of net patient service revenue. The decrease in corporate and regional staff compensation and payroll tax expenses as a percentage of net revenue was due to the fact that net patient service revenue increased by 17.5% while corporate and regional staff compensation and payroll tax expenses increased only 2.9% in 1997. This resulted from the leveraging of staff in newer maturing markets where percentage revenue growth far outstripped compensation related growth, tight company wide control of compensation related expenses in more mature markets and the restructuring of the corporate staff which resulted in a decrease in the amount spent on corporate staff compensation related expenses in 1997 despite growth in company wide revenue. The decreases in recruitment expense and travel and lodging expense as a percentage of net patient service revenue resulted primarily from increased controls restricting recruitment costs and travel costs resulting in significant reductions in the amounts spent for recruiting and travel and lodging in 1997 despite growth in company wide revenue.



    INCOME (LOSS) FROM OPERATIONS. Income from operations increased $1.0 million, to $115,000 in 1997 from a loss from operations of $894,000 in 1996. As a percentage of net patient service revenue, income from operations increased to 0.9% in 1997 from a loss from operations of 8.1% in 1996.


    INTEREST INCOME (EXPENSE), NET. Interest expense, net increased 150.1%, to $65,000 in 1997 from $26,000 in 1996. This increase was due to an increase in the average outstanding balance of the Company's bank line of credit during 1997, which was used primarily to finance working capital needs.

    OTHER INCOME. Other income decreased 65.1%, to $5,050 in 1997 from $14,500 in 1996.


    PROVISION (BENEFIT) FOR INCOME TAXES. The Company recorded a benefit for income taxes of $160,000 in 1996 due to the refund generated by the carryback of operating losses against prior profitable years.



    NET INCOME (LOSS). Net income increased $800,390, to $55,193 in 1997 from a net loss of $745,197 in 1996. As a percentage of net patient service revenue, net income increased to 0.4% in 1997 from a net loss of 6.8% in 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995


    NET PATIENT SERVICE REVENUE. Net patient service revenue increased 28.3%, to $11.0 million in 1996 from $8.6 million in 1995. Net patient service revenue from existing geographic markets increased 16.2% to $9.7 million in 1996 from $8.4 million in 1995. Net patient service revenue from one geographic market entered in 1995 increased to $1.1 million in 1996 from $200,000 in 1995, primarily as a result of growth in market penetration and the recognition of a full year of revenue in 1996 from operations in this market. Net patient service revenue from three new geographic markets entered in 1996 increased to $200,000 in 1996 from $0 in 1995, resulting from establishing operations in these markets in 1996.



    DIRECT PATIENT CARE COSTS. DPCC increased 30.9%, to $7.0 million in 1996 from $5.4 million in 1995. This increase was due primarily to increases in Provider and transportation compensation and payroll tax expenses and bad debt expense, resulting primarily from the increase in net patient service revenue. As a percentage of net patient service revenue, DPCC increased to 63.8% in 1996 from 62.5% in 1995. This increase was due primarily to increases in travel and lodging expense, hearing aids expense and a Medicare audit charge as a percentage of net patient service revenue.


    GROSS PROFIT. Gross profit increased 24.1%, to $4.0 million in 1996 from $3.2 million in 1995. As a percentage of net revenue, gross profit decreased to 36.2% in 1996 from 37.5% in 1995.


    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SGA expenses increased 51.7%, to $4.9 million in 1996 from $3.2 million in 1995. This increase was due primarily to increases in corporate and regional staff compensation and payroll tax expenses, travel and lodging expense and recruitment expense related to the Company's expanding operations and the additional corporate infrastructure required to support such expansion. As a percentage of net patient service revenue, SGA expenses increased to 44.3% in 1996 from 37.6% in 1995. This increase was due primarily to increases in (i) corporate and regional staff compensation and payroll tax expenses to 29.7% in 1996 from 27.5% in 1995, an increase of 2.2, (ii) travel and lodging expense to 1.6% in 1996 from 0.4% in 1995, an increase of 1.2 and (iii) recruitment expense to 1.8% in 1996 from 1.1% in 1995, an increase of 0.7, in each case as a percentage of net patient service revenue. The increase in corporate and regional staff compensation and payroll tax expenses as a percentage of net revenue was due to the fact that net patient service revenue increased by 28.3% while corporate and regional staff compensation and payroll tax expenses increased by 38.7% in 1996. This resulted from additional regional and corporate level compensation related costs incurred in connection with expansion into three new markets in 1996 which generated little revenue in 1996. The increases in travel and lodging expense and recruitment expense as a percentage of net patient service revenue resulted primarily from increased travel to new markets and one existing market in 1996 and increased recruitment advertising and recruitment fees incurred for corporate staff and for the three new markets and one existing market.



    INCOME (LOSS) FROM OPERATIONS. Loss from operations increased $889,000, to $894,000 in 1996 from $5,000 in 1995. As a percentage of net patient service revenue, loss from operations increased to 8.1% in 1996 from 0.1% in 1995.


    INTEREST INCOME (EXPENSE), NET. Interest income (expense), net decreased $30,200, to interest expense, net of $26,000 in 1996 from interest income, net of $4,200 in 1995. This decrease resulted primarily from higher utilization of the Company's available cash and bank line of credit during 1996 to finance expansion and working capital needs.

    OTHER INCOME.  Other income increased to $14,500 in 1996 from $900 in 1995.


    PROVISION (BENEFIT) FOR INCOME TAXES. The Company recorded a benefit for income taxes of $160,000 in 1996 due to the refund generated by the carryback of operating loss against prior profitable years.



    NET INCOME (LOSS). Net income decreased $745,366, to a net loss of $745,197 in 1996 from net income of $169 in 1995. As a percentage of net patient service revenue, net income decreased to a net loss of 6.8% in 1996 from net income of 0% in 1995.

QUARTERLY RESULTS OF OPERATIONS


    The following table sets forth unaudited financial data for each of the nine consecutive fiscal quarters ended March 31, 1998, including such data expressed as a percentage of the Company's net revenue. When read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus, the Company believes that this information includes all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such quarterly information. The operating results of any quarter are not necessarily indicative of the results of any future period.


                                                                   THREE MONTHS ENDED
                         ------------------------------------------------------------------------------------------------------
                          MARCH 31      JUNE 30      SEP. 30      DEC. 31     MARCH 31      JUNE 30      SEP. 30      DEC. 31
                            1996         1996         1996         1996         1997         1997         1997         1997
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                     (IN THOUSANDS)
Net patient service
 revenue...............   $   2,612    $   2,694    $   2,704    $   2,996    $   3,023    $   3,208    $   3,322    $   3,377
Direct patient care
 costs.................       1,610        1,697        1,747        1,966        1,962        2,014        2,082        2,155
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit...........       1,002          997          957        1,030        1,061        1,194        1,240        1,222
Selling, general and
 administrative
 expenses..............       1,028        1,107        1,249        1,496        1,138        1,158        1,170        1,136
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from
 operations............         (26)        (110)        (292)        (466)         (77)          36           70           86
Interest income
 (expense), net........          (2)         (15)          (1)          (8)         (15)         (21)         (16)         (13)
Other income...........           1            1            1           12           --            4           --            1
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before
 provision (benefit)
 for income taxes......         (27)        (124)        (292)        (462)         (92)          19           54           74
Provision (benefit) for
 income taxes..........          (5)         (21)         (52)         (82)          --           --           --           --
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss)
 (1)...................   $     (22)   $    (103)   $    (240)   $    (380)   $     (92)   $      19    $      54    $      74
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------


                          MARCH 31
                            1998
                         -----------

Net patient service
 revenue...............   $   3,487
Direct patient care
 costs.................       2,159
                         -----------
Gross profit...........       1,328
Selling, general and
 administrative
 expenses..............       1,149
                         -----------
Income (loss) from
 operations............         179
Interest income
 (expense), net........         (12)
Other income...........          11
                         -----------
Income (loss) before
 provision (benefit)
 for income taxes......         178
Provision (benefit) for
 income taxes..........          59
                         -----------
Net income (loss)
 (1)...................   $     119
                         -----------
                         -----------


                                                             AS A PERCENTAGE OF NET REVENUE
                                                                   THREE MONTHS ENDED
                         ------------------------------------------------------------------------------------------------------
                          MARCH 31      JUNE 30      SEP. 30      DEC. 31     MARCH 31      JUNE 30      SEP. 30      DEC. 31
                            1996         1996         1996         1996         1997         1997         1997         1997
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net patient service
 revenue...............       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Direct patient care
 costs.................        61.6         63.0         64.6         65.6         64.9         62.8         62.7         63.8
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit...........        38.4         37.0         35.4         34.4         35.1         37.2         37.3         36.2
Selling, general and
 administrative
 expenses..............        39.3         41.1         46.2         49.9         37.6         36.1         35.2         33.6
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from
 operations............        (0.9)        (4.1)       (10.8)       (15.5)        (2.5)         1.1          2.1          2.6
Interest income
 (expense), net........        (0.1)        (0.5)          --         (0.3)        (0.5)        (0.6)        (0.5)        (0.5)
Other income...........          --           --           --          0.4           --          0.1           --          0.1
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before
 provision (benefit)
 for income taxes......        (1.0)        (4.6)       (10.8)       (15.4)        (3.0)         0.6          1.6          2.2
Provision (benefit) for
 income taxes..........        (0.2)        (0.8)        (1.9)        (2.7)          --           --           --           --
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss)
 (1)...................        (0.8)%       (3.8)%       (8.9)%      (12.7)%       (3.0)%        0.6%         1.6%         2.2%
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                         -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------


                          MARCH 31
                            1998
                         -----------
Net patient service
 revenue...............       100.0%
Direct patient care
 costs.................        61.9
                         -----------
Gross profit...........        38.1
Selling, general and
 administrative
 expenses..............        33.0
                         -----------
Income (loss) from
 operations............         5.1
Interest income
 (expense), net........        (0.3)
Other income...........         0.3
                         -----------
Income (loss) before
 provision (benefit)
 for income taxes......         5.1
Provision (benefit) for
 income taxes..........         1.7
                         -----------
Net income (loss)
 (1)...................         3.4%
                         -----------
                         -----------


------------------------

(1) Exclusive of accretion of preferred stock dividends.


    The Company's results of operations have been, and may in the future be, subject to quarterly fluctuations due to a variety of factors, including the availability of Providers, compensation fluctuations, expansion into new markets, changes in reimbursement, nonrecurring income, postpayment reviews by third-party payors, differing numbers of business days in various quarters, fluctuations in demand for the Company's services, utilization of Provider incentive plans and fluctuations in SGA expenses. These uncertainties make the estimation of revenue and the results of operations on a quarterly basis difficult and increase the potential margin for error in performance forecasts derived from such estimates. As a result, the Company believes that the period-to-period comparison of its results of operations is not necessarily meaningful and should not be relied upon as any indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES


    The Company has historically funded its working capital, capital expenditure and expansion needs primarily through private equity financings, institutional borrowings, capital lease financing and cash provided by operations. Net cash used in operations was $147,797 for the three months ended March 31, 1998 on net income of $118,500, offset principally by changes in operating assets and liabilities. Net cash provided by operations was $231,355 in 1997 on net income of $55,193, increased principally by changes in operating assets and liabilities. Net cash used in operations was $223,076 in 1996 on a net loss of $745,197, offset principally by changes in operating assets and liabilities. Net cash used in operations was $40,257 in 1995 on net income of $169, offset principally by changes in operating assets and liabilities.



    Cash flow provided by investing activities for the three months ended March 31, 1998 was $4,000, resulting primarily from the sale of certain property and equipment. Cash flow used in investing activities for 1997, 1996 and 1995 was $60,000, $377,000 and $279,000, respectively. These investment expenditures were primarily for computer, medical and office equipment related to the Company's expanding business.



    Net cash provided by financing activities was $158,000 for the three months ended March 31, 1998, due primarily to borrowings under the Credit Facility referred to below, offset by payments required under capital leases. Net cash used in financing activities was $159,000 in 1997 due to the partial paydown of a bank line of credit and payments required under capital leases. Net cash provided by financing activities was $241,000 in 1996 due primarily to borrowings under a bank line of credit offset by payments required under capital leases. Net cash used in financing activities was $99,000 in 1995 attributable to payments required under capital leases.



    The Company's external sources of financing have been private equity financings, a bank line of credit and capital lease financing. The Company has raised three rounds of private equity financing from DCC Limited and DCC International Holdings B.V. (collectively, "DCC"), its largest shareholder prior to the Offering. In April 1994, the Company raised $500,000 by the issuance of Series B Preferred Stock to DCC pursuant to a stock purchase agreement. In May 1992, the Company raised $1.0 million by the issuance of Series A Preferred Stock to DCC pursuant to a stock purchase agreement. In October 1989, the Company raised $550,000 by the issuance of Common Stock to DCC pursuant to a stock purchase agreement. Pursuant to an agreement between the Company and DCC, all of the outstanding preferred stock will be converted to Common Stock concurrently with the completion of this Offering and DCC will retain certain rights with respect to registration of its shares of Common Stock under the Securities Act. All other rights pertaining to its holdings of common or preferred stock prior to the Offering will be waived concurrently with the completion of this Offering.



    In May 1995, the Company entered into the Credit Facility with State Street Bank and Trust Company (the "Bank") originally in the amount of $750,000 and subsequently increased to $1.25 million. As of March 31, 1998, the outstanding balance of the Credit Facility was $510,000. Under the Credit Facility, the Company may borrow amounts up to 70% of its third-party accounts receivable less than 120 days old and 50% of its self-pay accounts receivable less than 120 days old. Borrowings under the Credit Facility are secured by all of the assets of the Company and the Medical and Dental Practices and bear interest at the prime rate plus one percent (1%). During 1995, 1996 and 1997, the Company failed to meet certain of the financial covenants contained in the Credit Facility and obtained waivers from the Bank for such failures. The Credit Facility matures on January 1, 1999.


    The Company has used capital lease financing as the primary means of financing its acquisition of vans used to transport medical equipment and records.

    To date, the Company has not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. Cash has been and the Company contemplates that it will continue to be invested in interest-bearing, investment grade securities.


    The lease for the Company's corporate headquarters terminates on June 30, 1998. The Company intends to either negotiate an extension of its existing lease or lease new space for its corporate headquarters. Although the Company believes that there is adequate space available for its needs in close proximity to its current headquarters and the location of its regional office in Newton, Massachusetts, the Company believes that the terms of a lease of the new corporate headquarters may not be as favorable financially to the Company. The rent for the Company's current facility is $4,412 a month and the

Company believes that a lease for new space may cost the Company up to three times that amount in monthly rent and related costs.



    The Company believes that the net proceeds from the sale of Common Stock offered hereby, together with cash generated from operations and existing cash balances and advances available under the Credit Facility will be adequate to finance its capital requirements for at least the next twelve months. However, the Company's capital requirements beyond such period will depend upon the pace of its acquisition strategy and the profitability of its operations. To the extent that such amounts are insufficient to finance the Company's capital requirements, the Company will be required to raise additional funds through equity or debt financing, which could include the sale of additional shares of Common Stock or borrowings under the Credit Facility with the Bank, or any replacement credit facility or line of credit that the Company obtains after consummation of the Offering. No assurance can be given that such financing will be available on terms acceptable to the Company, and, if available, such financing may result in further dilution to the Company's stockholders and higher interest expense. In the event that the Company is unable to secure such additional financing, the Company may be forced to curtail projected expansion, delay or discontinue planned capital expenditures, reduce the Company's workforce or close less-profitable operations. The primary capital expenses that the Company expects to incur for the foreseeable future include (i) approximately $1.0 million for enhancements to the Company's management information systems that the Company expects to incur within 12 months, after the consummation of the Offering, and (ii) up to $500,000 annually for the next several years for the purchase of medical equipment and related capital equipment in connection with planned expansion of the business of the Company and the Medical and Dental Practices. Some of the capital expenditures made by the Medical and Dental Practices may be funded by loans from the Company.


RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

    In July 1997, the Financial Accounting Standards Board issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Unless impracticable, companies would be required to restate prior information upon adoption.


    The Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) recently released Issue No. 97-2: Application of FASB Statement of Financial Accounting Standards (SFAS) No. 94, CONSOLIDATION OF ALL MAJORITY-OWNED SUBSIDIARIES, and Accounting Principals Board (APB) Opinion No. 16, BUSINESS COMBINATIONS, to Physician Practice Management (PPM) Entities and Certain Other Entities with Contractual Management Arrangements. The EITF addressed the issue of whether an entity can establish a controlling financial interest, as contemplated by SFAS No. 94, in a physician practice through a contractual management agreement without having ownership of a majority of the outstanding voting equity instruments of the physician practice. The EITF reached a consensus that an entity can establish a controlling financial interest in a physician practice through contractual management arrangements and, therefore, require the consolidation of the physician practice if certain requirements are met. The Company has applied the guidance provided in EITF 97-2 to the Operating and Option Agreements with the Medical and Dental Practices. There was no effect to the Company upon the implementation of EITF 97-2 as the consolidation status of the Medical and Dental Practices did not change.


YEAR 2000


    Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. The Company currently employs three systems susceptible to Year 2000 issues, including a billing system, Custom Care and an accounting system, and has reviewed the Year 2000 issue with respect to each system. The vendor of the Company's billing system has indicated that an upgrade to the system that addresses the Year 2000 issue will be available by the third quarter of the fiscal year ended December 31, 1998, without requiring a substantial additional license fee. The Company believes that CustomCare's displays require minor modifications to address Year 2000 and that its employees will be able to complete such modifications without incurring material expense by the end of fiscal 1999. The Company expects to replace its accounting system without incurring a material expense. Upon upgrade of such systems, management believes that the Company and the Medical and Dental Practices will be Year 2000 compliant. Additionally, the Company is assessing the impact of the Year 2000 issue on its significant customers, suppliers and on others. Management believes that the cost to complete its Year 2000 compliance will not be material.

                                    BUSINESS



    The Company is the sole sponsor of, and provider of administrative services to, four professional corporations and one Michigan taxable not-for-profit corporation. The Company and its founders established the Medical and Dental Practices to focus on the provision of on-site geriatric health care services primarily to residents of nursing homes. Each of the Medical and Dental Practices is affiliated with the Company through an exclusive long-term Operating Agreement pursuant to which the Company receives a fee in exchange for the services it provides, and an Option Agreement pursuant to which the Company is entitled to cause the sole stockholder of the Practice to sell all of the outstanding capital stock of the Practice to a designee of the Company at any time for a nominal price. The Company and the Medical and Dental Practices are completely interdependent and function as a single integrated unit, with the Company being entirely dependent on the success of the Medical and Dental Practices for its revenues and the Medical and Dental Practices being entirely dependent on the Company for capital and all services other than the direct provision of medical, dental and ancillary health care services.



    In addition to providing services to nursing home residents, the Medical and Dental Practices also provide services to a growing number of residents of ALFs and ILFs that are affiliated with nursing homes under Service Agreements with one or more of the Practices. Providers travel to LTCFs where they provide a growing range of geriatric medical and dental services. Services currently provided by the Medical and Dental Practices include dentistry, optometry, podiatry, audiology, and primary care. As of May 15, 1998, the Medical and Dental Practices employed 95 Providers who were rendering services at 884 LTCFs located in 11 states, and the Company employed an additional 106 people. The Company, headquartered in Newton, Massachusetts, operates four regional offices located in Massachusetts, Connecticut, Pennsylvania and Wisconsin.



    The Company has positioned itself to capitalize on important trends shaping geriatric care in the United States including: (i) changing demographics; (ii) evolving care protocols and disease management techniques; and (iii) changing reimbursement methodologies driven by federal legislation. In 1996, there were approximately 15,300 nursing homes serving approximately 1.7 million residents nationwide. In addition, it was estimated that in 1996 there were approximately 14,500 ALFs and ILFs nationwide. According to the U.S. Census Bureau, the portion of the U.S. population aged 75 to 85 is expected to increase by 27.0%, from approximately 10.0 million in 1990 to approximately 12.7 million by the year 2010, and the number of persons aged 85 and older is expected to increase by 90.0%, from approximately 3.0 million in 1990 to approximately 5.7 million by the year 2010. According to the United States General Accounting Office, the number of Americans aged 65 years and older who need assistance with activities of daily living is expected to double from approximately 7.0 million in 1997 to approximately 14.0 million by 2020. Nursing home residents require frequent medical care and often suffer from decreased mobility which makes it difficult for them to visit off-site physicians. The Company considers itself to be an innovator in promoting, sponsoring and administering the delivery by the Medical and Dental Practices of a broad spectrum of on-site geriatric medical and dental services to residents of LTCFs. In order to do so effectively, the Company has developed proprietary systems, procedures and expertise that aid it in the complex task of providing a range of geriatric medical and dental services to a large number and variety of LTCF residents. The Company believes such systems, procedures and expertise give it and the Medical and Dental Practices a significant competitive advantage over other health care services providers.



    The Company was founded in 1989 by Steven S. Charlap, M.D. and Alec H. Jaret, D.M.D. to respond to the growing demand for convenient on-site dental care services at nursing homes. Dr. Charlap and Dr. Jaret also founded three of the Medical and Dental Practices with funds borrowed from the Company, Steven S. Charlap, M.D., P.C., Alec H. Jaret, D.M.D., P.C. and HealthDrive Michigan Corporation, which provides dental, optometry and podiatry services to residents of LTCFs in Michigan. The Company, as it identified opportunities in such areas among the LTCFs serviced by its other Practices, has also established an optometry practice and a podiatry practice. In each case, the Company designated the individual Provider who would incorporate the professional corporation, and loaned money to the Practice to cover formation and initial operating costs. Each of the Medical and Dental Practices (other than HealthDrive Michigan Corporation) is a Massachusetts professional corporation of which the named physician or dentist is the sole stockholder. HealthDrive Michigan Corporation is a Michigan not-for-profit taxable corporation of which Dr. Charlap is the sole stockholder.



    Nursing homes are required by the Omnibus Budget Reconciliation Act of 1987 to ensure that medical and dental services are made available to their residents. In addition, while not required to do so, certain ALFs and ILFs in the Company's markets have begun to make on-site medical and dental services available to their residents. Historically, it has not been cost-effective for LTCFs to use their own resources to satisfy their residents' medical and dental service needs, and they have looked to single-specialty solo health care service providers to meet such needs. Providing the range of geriatric medical and dental services required by LTCF residents through Solo Providers imposes a number of increasingly complex burdens on LTCFs which include: (i) identifying and contracting with multiple, competent Solo Providers to provide on-site services; (ii) allocating LTCF staff to coordinate the services of such Solo Providers; (iii) monitoring the appropriateness of services provided and related billings; (iv) complying with related federal and state health care regulations; and (v) when necessary, transporting residents off-site to receive such services.



    The Balanced Budget Act of 1997 requires the Health Care Finance Administration by July 1, 1998 to begin converting from a cost-plus reimbursement methodology to the Prospective Payment System for nursing homes, pursuant to which the federal government will pay a per diem rate to nursing homes for post-hospitalization services provided to their Medicare covered residents. The Company believes that as a result of the change to PPS, nursing homes will need to increase their focus on the efficiency and quality of all of their operations to maximize their profitability. PPS does not cover physician-related services such as those provided by the Medical and Dental Practices. However, the Company believes an increased focus on efficiency and quality will make the use of integrated providers of multiple medical and dental services, such as the Medical and Dental Practices, more attractive than the use of multiple Solo Providers.



    The Company and the Medical and Dental Practices offer an efficient alternative to Solo Providers because, the Medical and Dental Practices, with the assistance of the Company, are able to provide coordinated, comprehensive, cost-effective on-site geriatric medical and dental services. The rendering of such services requires: (i) multi-specialty clinical expertise; (ii) a staff of highly qualified health care service providers; (iii) the purchase and maintenance of specialized equipment; (iv) the development of sophisticated management information systems; and (v) reimbursement and regulatory knowledge. The Company and the Medical and Dental Practices have extensive experience in providing such services. In addition, the Company has developed proprietary procedures, systems and software necessary to overcome the logistical complexities involved in coordinating on-site care. Specifically, the Company has developed CustomCare, a proprietary software program that enhances the Company's customer service capabilities by effectively integrating all facets of the Company's services, including scheduling, billing, tracking dentures and eyeglasses, coordinating transportation, compiling Provider productivity and patient utilization data, monitoring payor pre-approvals, and generating customized reports.



    Pursuant to the Operating Agreements, the Company provides certain services relating to the administration of health care provided by the Medical and Dental Practices, licenses the use of the service mark "HealthDrive," and extends credit to the Medical and Dental Practices. The services provided by the Company pursuant to the Operating Agreement include ordering and purchasing of supplies, performance of bookkeeping and accounting functions, and billing and collections. In exchange for these services, the license of the service mark to the Practice and the extension of credit, each Practice pays the Company a monthly fee equal to all revenue generated by such Practice minus the expenses incurred directly by such Practice (primarily compensation and benefits, bad debt expense, insurance costs and the interest expense on certain of the loans to the Company), calculated after giving effect to certain tax-related adjustments. Under the terms of the Operating Agreement, the Compensation Amount may not exceed the fair market value of such services, the license of the service mark and the extension of credit. Revenue is generated by the Medical and Dental Practices pursuant to Service Agreements each of them enters into with LTCFs to provide their respective services to residents of such LTCFs. Each of the Medical and Dental Practices, other than HealthDrive Michigan Corporation, practices one of the four major specialties. LTCFs enter into a separate Service Agreement with each of the Medical and Dental Practices from which they wish to obtain services for their residents, and generally a LTCF may choose to contract with any number and any combination of the Medical and Dental Practices. Under the respective Service Agreements, the LTCF is responsible for notifying its residents that the Practice's services are available to them, as medically necessary, and the Practice is responsible for providing its services to those residents who need and request them. The Company then bills the patient or his or her insurance company for the services rendered, typically Medicare, Medicaid or a commercial insurer, and in most instances does not receive payments from the LTCFs.



    In connection with the formation of the Medical and Dental Practices, and from time to time thereafter, the Company has loaned money pursuant to the Operating Agreements to the Medical and Dental Practices for working capital purposes, including amounts necessary in order to pay the Compensation Amount due under the Operating Agreement. The Medical and Dental Practices are required to pay down the principal amount and accrued interest on these loans from time to time to the extent possible, and the Company is entitled to demand repayment on thirty days notice. The Demand Loans bear interest at rates determined by the Company not to exceed a designated prime rate plus five percent. To the extent that the Company and one or more of the Medical and Dental Practices consummates an acquisition in the future, it is likely that any cash consideration to be paid by the Practice will take the form of a loan from the Company.



    The primary strategic objective of the Company and the Medical and Dental Practices is for the Medical and Dental Practices to become, acting in concert, a dominant provider of on-site, integrated and cost-effective geriatric medical and dental services to residents of LTCFs. The Company and the Medical and Dental Practices have identified three opportunities for growth: (i) obtaining Service Agreements for the Medical and Dental Practices with additional LTCFs in existing and contiguous markets; (ii) increasing the number of Service Agreements with LTCFs under existing contracts with the Medical and Dental Practices; and (iii) increasing the number of patients served by the Medical and Dental Practices within LTCFs under existing contracts. The Company has determined four means of capitalizing on such opportunities to achieve growth within both existing geographic markets and new geographic markets. These include: (i) increasing its sales and marketing initiatives; (ii) expanding its existing customer relationships; (iii) leveraging its operational infrastructure and its existing and planned management information systems; and (iv) the consummation of acquisitions of other LTCF-focused medical, dental or ancillary health care services practices or related companies. These acquisitions are likely to take the form of a purchase by one or more Medical and Dental Practices of existing service agreements of another LTCF-focused health care services provider, a purchase by the Company of the non-medical assets of another LTCF practice and entrance by the Company into an operating agreement with such practice, or the purchase by the Company of another entity engaged in the administration or service coordination of health care services to LTCFs. Because the Company is entirely dependent on the activities of the Medical and Dental Practices for its revenue, to the extent that any of these initiatives may be successful in increasing the profitability of the Medical and Dental Practices, the Company's profitability may be similarly affected. The Company believes that most of the costs associated with these initiatives, such as increased sales and marketing expenditures and recruitment and salary costs for new employees of the Company, will be borne by the Company and not the Medical and Dental Practices. In addition to the material expenses that will be required to increase the Company's marketing efforts, the Company expects that enhancing its management information systems to provide additional services and consummating potential acquisitions will require substantial expenditures by the Company.


MARKET OVERVIEW

    LONG-TERM CARE INDUSTRY. The long-term care industry encompasses a variety of health care services that are provided primarily to the elderly in varying settings including nursing homes, ALFs and ILFs. Nursing homes typically care for those who require 24-hour skilled medical supervision and are in need of specialized support, and rehabilitative, nutritional, respiratory and other skilled treatments. ALFs, which are the fastest growing segment of the long-term care industry, serve the rapidly growing elderly population who may require housing, assistance with personal care (e.g. dressing and bathing), support services (e.g. housekeeping and laundry) and intermittent health care services (e.g. assistance taking medications and health monitoring) but who do not require the skilled medical care of a nursing home. ILFs are age-restricted communities designed for residents who require little assistance. ILFs generally provide at least one congregative service (e.g. meals, housekeeping, transportation, or activities). Residents in ALFs and ILFs typically do not require continuous medical or skilled nursing care, but choose not to live independently. Accordingly, ALF and ILF residents generally have lower acuity levels than residents of nursing homes.

    Residents of nursing homes, currently the primary consumers of the services provided by the Medical and Dental Practices, generally have complex medical needs which are treatable outside of acute care hospitals. In most cases, nursing homes have the capacity to provide skilled nursing care, routine rehabilitation therapy and other support services. However, nursing homes are required by state and federal laws and Joint Commission for the Accreditation of Healthcare Organizations ("JCAHO") standards to provide access to primary medical care and specialty health care services often beyond their in-house resources, including, but not limited to, routine dental care, eye care, foot care, and care for the hearing impaired. In order to provide such specialty health care services, nursing homes usually contract with outside health care service providers.


    In 1996, there were approximately 15,300 nursing homes servicing approximately 1.7 million residents in the United States. Although the Company is not aware of any third party collection of data that accurately demonstrates the size of the Company's target market, residents of Massachusetts nursing homes treated by the Medical and Dental Practices were visited in 1996 by Providers in the fields of dentistry, optometry, podiatry and audiology an average of 1.65 times, 1.50 times, 2.75 times and 1.00 times, respectively. By multiplying such data by the average annual revenue received by the Company from such visits and the total number of residents of nursing homes in the United States, the Company estimates the total market nationwide in nursing homes alone for the four major specialty health care services provided by the Medical and Dental Practices to be approximately $760 million. This market size is calculated based on internal Company data collected only with respect to nursing homes in Massachusetts, where the Medical and Dental Practices have succeeded in capturing the largest share of their target market. In addition, it was estimated that in 1996 there were approximately 14,500 ALF s and ILFs nationwide.


    The Company attributes the continuing growth of the U.S. market for geriatric medical and dental care in LTCFs to three factors:

    AGING POPULATION. The target market for the services provided by the Medical and Dental Practices are persons generally aged 75 years and older, one of the fastest growing segments of the U.S. population. According to the U.S. Census Bureau, the portion of the U.S. population aged 75 to 85 years is expected to increase by 27%, from approximately 10.0 million in 1990 to approximately 12.7 million by the year 2010. During the same period, the portion of the U.S. population aged 85 years and older is expected to increase by 90.0%, from approximately 3.0 million to approximately 5.7 million.

    INCREASED LIFE EXPECTANCY AND MEDICAL ACUITY. Medical technology and other factors have helped to reduce the mortality rate in the U.S. and increase longevity. However, longer life is accompanied by a greater chance of chronic illness and/or disability. Disabilities and chronic illnesses which develop at a higher rate as a person ages increase the functional dependencies of the elderly and their need for specialty health care services. According to the United States General Accounting Office, there are approximately 7.0 million Americans aged 65 years and older who currently need assistance with activities of daily living, and this number is expected to double by the year 2020. At the same time, cost containment initiatives by third party payors have increased the pressure to discharge medically complex patients from expensive acute care hospitals to less expensive settings such as LTCFs.

    LONG-TERM CARE MEDICAL AND DENTAL PROVIDER MARKET. Unlike many hospitals, most LTCFs do not have permanent, on-site medical and dental health care service providers. Generally, LTCFs depend on outside Solo Providers who provide services using their own equipment and supplies. Medical and dental health care service providers who treat residents of LTCFs typically receive a substantial portion of their revenue through reimbursement from the Medicare and Medicaid programs ("Government Payors"), with the balance of payments being received from individual LTCF residents ("Private Payors") and private insurers and LTCFs ("Third Party Payors").

    As a result of the increasing acuity levels of residents and the changing regulatory environment, the sophistication and breadth of services required by residents of LTCFs, and the administrative burdens associated with such services, have increased dramatically in recent years. Solo Providers serving patients at a given LTCF must independently verify patient demographic data, including the patient's primary payor source. In addition, they must independently pre-schedule visits, respond to emergencies, process all paperwork, ensure compliance with all related regulatory and reimbursement requirements, purchase, stock and transport their own equipment and supplies, and maintain and store their own patient records off-site. Generally, Solo Providers do not have the resources to adequately respond to these increasingly complex burdens placed upon LTCFs.


    Furthermore, contracting with multiple Solo Providers is inefficient for LTCFs. LTCF staff and patients and their responsible parties need to contract with, and coordinate the efforts of, each Solo Provider. Multiple Solo Providers must be contacted independently to discuss coordination of services, treatment plans, payment issues and other concerns. LTCFs must provide, and patients or their responsible parties must complete, individual authorizations for each Solo Provider. The redundancy of efforts required when utilizing several separate Solo Providers creates inefficiencies for LTCFs. The Company and the Medical and Dental Practices address these inefficiencies by eliminating the need to contract with, and coordinate the efforts of, several Solo Providers. By retaining the Medical and Dental Practices, LTCFs need only coordinate with one party. Although the Company and the Medical and Dental Practices generally do not displace all Solo Providers when it contracts with a LTCF, its experience has been that in most LTCFs the Medical and Dental Practices have become the predominant provider of their four major specialty health care services.



    PROSPECTIVE PAYMENT, CONSOLIDATED BILLING AND MANAGED CARE. The Balanced Budget Act of 1997 effected several changes to the manner in which nursing homes are to be reimbursed for health care services that are provided to Medicare beneficiaries. Effective July 1, 1998, HCFA will begin a three-year transition period to PPS. Under PPS, covered nursing homes will no longer be able to operate under a cost-plus reimbursement methodology but will instead be paid a single federal per diem rate for all non-physician health care services provided to Medicare beneficiaries. The federal per diem rate will be based on historical cost reports provided by covered nursing homes and will be standardized to reflect differences among nursing homes which are attributable to, among other things, current expenses, geographic location, labor costs, and case-mix. The Company believes that as a result of the change to PPS, nursing homes will need to increase their focus on the efficiency of all of their operations to maximize their profitability. PPS does not cover physician related services such as those provided by the Medical and Dental Practices. However, the Company believes this increased focus on efficiency will make single-source providers of coordinated care across a variety of specialties, such as the Company, more attractive as a result of the efficiencies realized.

    Effective January 1, 1999, the Balanced Budget Act of 1997 also mandates consolidated billing for all non-physician services which are provided to Medicare beneficiaries who reside in a covered nursing homes ("Consolidated Billing"). Unlike PPS, there is no transition period for Consolidated Billing. Under Consolidated Billing, covered nursing homes must submit Medicare claims, including a procedure code for the particular service provided, for all services received by its residents regardless of who provides the service. Covered nursing homes will then receive payments for all such services provided in accordance with fee schedules which will be established by HCFA. Consolidated Billing does not cover physician related services such as those provided by the Medical and Dental Practices. However, the Company believes that CustomCare, the Company's proprietary management information system, could easily and efficiently integrate and track all information required to satisfy a covered nursing home's obligations under Consolidated Billing. Such capabilities provide the Company and the Medical and Dental Practices with a significant advantage over Solo Providers who do not have access to similar systems. Furthermore, because the Medical and Dental Practices provide a range of health care services, the Company can further integrate the billing information required under Consolidated Billing, thereby enhancing this advantage.



    In response to the rising cost of health care services, Government Payors and Third Party Payors have implemented managed care initiatives, such as capitated payment agreements, aimed at reducing the cost of such services. Such initiatives have focused on eliminating the traditional fee-for-service method of paying for health care services in favor of risk-sharing payment devices that encourage the health care service provider to manage the care of patients in the most cost-effective manner. Under capitated payment agreements, physicians, dentists and other health care service providers agree to provide all required services within their specialty to a defined group for a fixed fee. The Company estimates that approximately one percent of the revenues of the Medical and Dental Practices for the three months ended March 31, 1998 were derived from capitated arrangements. However, because the Compensation Amount payable to the Company is contingent upon the profitability of the Medical and Dental Practices, expenses incurred by the Medical and Dental Practices in excess of the capitated payment will reduce the Compensation Amount and, accordingly, the Company's consolidated revenues.



    Risk-sharing payment arrangements reward large practices that have (i) the resources to offer coordinated care across a variety of specialties, (ii) low operating costs relative to revenue, (iii) bargaining power with vendors of supplies and services and (iv) sophisticated management information systems which maintain outcome management programs and patient care data. While the Medical and Dental Practices have traditionally provided health care services on a fee for service basis, it expects that managed care, including capitated payment agreements, may grow in importance as a means of reimbursement for health care services provided to residents of LTCFs in the future. The Company believes that it will have a competitive advantage in such an environment as a result of its management information system, CustomCare, and its ability to coordinate a spectrum of health care services involving a number of different specialties. The Company also believes that its size generates economies of scale and provides it with bargaining power with vendors of supplies.


STRATEGY


    The primary strategic objective of the Company and the Medical and Dental Practices is for the Medical and Dental Practices to become, acting in cooperation with the Company, dominant providers of on-site, integrated and cost-effective geriatric medical and dental services to residents of LTCFs.



    The Company estimates that the Medical and Dental Practices have entered into contracts with approximately 17.8% of the nursing homes within their existing markets. In addition, the Company estimates that the Medical and Dental Practices service on average only 50% of the residents of each LTCF who require the services offered by the Medical and Dental Practices. Furthermore, as of May 15, 1998, the Company's Medical and Dental Practices had entered into only 2,120 Service Agreements with the 884 LTCFs with which they had contracts (an average of approximately 2.4 contracts per LTCF).



    The Company believes that these relatively low penetration rates indicate significant opportunities for growth including: (i) obtaining Service Agreements for the Medical and Dental Practices with additional LTCFs in existing and contiguous markets; (ii) increasing the number of Service Agreements with LTCFs under existing contracts with the Medical and Dental Practices; and (iii) increasing the number of patients served by the Medical and Dental Practices within LTCFs under existing Service Agreements. The

Company has identified four means of capitalizing on such opportunities to achieve growth within both existing geographic markets and new geographic markets; these include (i) increasing its sales and marketing initiatives, (ii) expanding its existing customer relationships, (iii) leveraging its operational infrastructure and existing and planned management information systems, and (iv) consummating, in conjunction with one or more of the Medical and Dental Practices, acquisitions of other LTCF-focused medical, dental or ancillary health care services practices or related companies.


    (I) INCREASE SALES AND MARKETING INITIATIVES


    The Company plans on continuing to add to its sales staff to capitalize on the growth opportunities stated above. The Company's sales personnel maintain existing LTCF relationships on behalf of the Medical and Dental Practices, expand these relationships by signing additional Service Agreements on behalf of the Medical and Dental Practices, and enter into new relationships with other LTCFs in their assigned markets. The Company's sales personnel work closely with the Providers and their assigned LTCFs to increase the number of patients within each LTCF who select the Providers as their caregivers. In addition, the Company has commenced adding sales personnel whose sole responsibility is to expand into new markets.


    (II) EXPAND EXISTING CUSTOMER RELATIONSHIPS


    The Medical and Dental Practices have secured Service Agreements with a number of national LTCF operators to provide services to facilities managed by such operators in certain markets. The Company plans to use these relationships to obtain additional Service Agreements for the Medical and Dental Practices with facilities that are managed by such LTCF operators in other markets. The Medical and Dental Practices have developed and expect to continue to develop quality clinical programs with consistent standards of care applicable across many regions. As the LTCF industry continues to consolidate, the Company believes that, acting in concert with the Medical and Dental Practices, it offers a multi-regional program for LTCF operators who want to standardize their operations across multiple regions by contracting with one integrated provider. The Company has developed customized reports which provide LTCF operators with utilization data that is useful for quality assurance purposes and possible managed care contracting.


    (III) LEVERAGE OPERATIONAL INFRASTRUCTURE AND MANAGEMENT INFORMATION
     SYSTEMS.


    The Company has developed operations in four regions of the country and has demonstrated a capability to serve contiguous markets from its regional operations. In the past, the Company has serviced the New Hampshire and Rhode Island markets from its regional center in Massachusetts, the New York market from its regional center in Connecticut, and the New Jersey market from its regional center in Pennsylvania. The Company has also demonstrated its ability to service non-contiguous states such as Florida, Michigan, and Ohio from a centralized operations base in Massachusetts. The Company's existing regional and central operations enable the Company and the Medical and Dental Practices to service additional LTCFs in contiguous and non-contiguous markets with minimal increases in operating expenses. In addition, the Company and the Medical and Dental Practices can add new services which can be administered to LTCFs under existing contracts and newly contracted LTCFs from existing regional and central operations. The Company believes that its success in managing operations from regional and central, rather than local, centers is a result of CustomCare, its proprietary management information system. CustomCare provides the Company with the concise and timely data it requires to effectively and efficiently manage multiple sites from its corporate headquarters. The Company intends to further leverage CustomCare by offering fee-based administrative and billing services to non-affiliated primary care physicians who treat patients at the same LTCFs where the Medical and Dental Practices provide their services. By compiling clinical and demographic patient information provided by the non-affiliated providers with similar information from the Medical and Dental Practices, CustomCare can integrate such information into one comprehensive report available to both non-affiliated primary care physicians and the LTCF. The Company believes that by also providing fee-based Consolidated Billing services for LTCFs, it can create a single source, integrated database for all non-nursing related services for each LTCF in which it operates.

    The Balanced Budget Act of 1997 will require LTCFs to bill for certain outside vendor services as of January 1, 1999. Though the services provided by the Medical and Dental Practices are excluded from this requirement, the Company believes it may use its existing and planned billing operations, reimbursement expertise, management information systems, including CustomCare, and patient demographic data bases to provide LTCFs under existing contracts with such fee-based billing services.



    (IV) ACQUIRING SINGLE SPECIALTY LTCF-FOCUSED PRACTICES AND SIMILAR ENTITIES



    Although the Company has traditionally expanded through the recruitment by the Medical and Dental Practices of health care service providers, the Company and the Medical and Dental Practices intend to further increase their presence in existing markets and enter into new markets through the acquisition of LTCF-focused practices by the Company and the Medical and Dental Practices. The Company believes that it can penetrate new markets through such acquisitions and use the acquired practices' existing relationships with LTCFs as platforms to market other services of the Medical and Dental Practices. In 1997, the Company recruited a prominent dentist in Michigan with an existing LTCF practice. Marketing the Medical and Dental Practices' other services to the dentist's existing LTCF clients resulted in the execution of 83 new contracts for services. The Company intends to attract prominent practices by capitalizing on its professional reputation, growing network of LTCFs, management experience, proprietary information systems, and logistical know-how. These acquisitions are likely to take the form of a purchase by one or more of the Medical and Dental Practices of existing LTCF Service Agreements from another provider which would most likely require a loan from the Company to the Practice making such an acquisition, a purchase by the Company of the non-medical assets of another LTCF practice and entrance by the Company into an Operating Agreement with such practice, or the purchase by the Company of another entity engaged in the promotion, administration or coordination of health care services to LTCFs. The Company believes that completion of the Offering will enhance the ability of the Company and the Medical and Dental Practices to complete acquisitions. In addition to gaining access to those of the cash proceeds of the Offering that will be available to consummate acquisitions. The Company believes that its ability to issue publicly-traded capital stock in connection with an acquisition, either to raise cash to pay a portion of the purchase price or to be issued directly to the seller as consideration, will provide it with increased resources to complete acquisitions. In addition, the Company believes that its ability to issue options to purchase a publicly-traded security after the closing of the Offering will make the Company and the Medical and Dental Practices more attractive acquirers to LTCF practices whose providers wish to continue in their practices after an acquisition.



    Although the Company and the Medical and Dental Practices are not currently parties to any agreements to acquire other LTCF-focused practices, and have not completed any acquisitions other than the recruitment of a dentist in Michigan described above, the Company has engaged in discussions with a number of such practices in the past, and believes that there are significant opportunities for acquisitions. There can be no assurance that any such acquisitions can be consummated by the Company or the Medical and Dental Practices. However, the Company believes that acquisitions completed in existing markets could significantly enhance the operations of the Company and the Medical and Dental Practices in such markets by allowing them to leverage their existing operations to provide services to new LTCFs, and that acquisitions completed in new geographic markets may facilitate their entrance into such markets and accelerate the growth of operations therein.


OPERATIONS


    The Company and the Medical and Dental Practices have considerable experience in the design and implementation of comprehensive clinical programs for residents of LTCFs in the fields of dentistry, optometry, podiatry and audiology. In addition, the Company has developed systems and procedures to efficiently overcome the logistical obstacles associated with transporting equipment, files and Providers to different LTCFs on a daily basis.



    OPERATING MODELS AND TRANSPORTATION SYSTEMS. The Company has two operating models and two transportation systems which are employed by the Company and the Medical and Dental Practices to different degrees under each operating model based on the size of the regional operation.

    (I) REGIONAL OFFICE MODEL.


    In certain markets such as Massachusetts, Connecticut, Pennsylvania and Wisconsin, where the Medical and Dental Practices have a high number and concentration of LTCFs under contract, the Company's operations are decentralized with each regional office performing all functions related to the support of patient care. Specifically, each regional office is responsible for scheduling patient visits, maintaining and transporting medical records, equipment and supplies to LTCFs, customer service, sales, billing, and collections. Scheduling experts at each regional office generate patient schedules for each LTCF and for each Provider. Pursuant to such schedules, Providers visit a different LTCF each day.


    (II) CENTRAL OFFICE MODEL.


    In other markets such as Florida, Michigan and Ohio, where the Medical and Dental Practices have a lower number and concentration of LTCFs under contract currently, the Company's operations are more centralized. Scheduling patient visits, customer service, billing and collections are performed out of the Company's central office. The Company maintains local field account management as necessary to provide quality customer service.


    (III) ASSISTED TRANSPORT SYSTEM.


    Under the assisted transport system, drivers who are assigned to each Provider are responsible for ensuring that the proper equipment, supplies and medical records are waiting for the Provider at the LTCF when the Provider arrives. At the end of each day, the driver returns to the LTCF to retrieve the equipment, supplies, medical records and billing forms. The driver then returns to the regional office to deliver the medical records and billing forms for that day's patients, and pick-up the medical records and replenish clinical supplies for the following day's patients. This cycle repeats itself daily.


    (IV) SELF TRANSPORT SYSTEM.


    Providers under the self transport system are responsible for their own transportation of equipment, and have the increased flexibility to visit more than one facility per day. Recent advances in the miniaturization and portability of certain equipment and innovative equipment configurations allow easy transport of equipment by the Providers. The Company and the Medical and Dental Practices intend to convert their operations to the self transport system wherever feasible. The Company believes that implementation of the self transport system will enable the Medical and Dental Practices to provide services to residents of facilities (including many ALFs and ILFs) that have fewer residents than the nursing homes historically served by the Company.


    MANAGEMENT INFORMATION SYSTEMS. The Company has developed CustomCare, a unique proprietary software program specifically geared towards multi-specialty health care practice in LTCFs. CustomCare is the product of the Company's eight years of operational experience working primarily with nursing homes. The Company designed CustomCare to increase its efficiency in coordinating the delivery of on-site care and to provide better customer service. The system enables the Company's non-Provider staff in regional offices, at the Company's headquarters and at LTCFs, to immediately access all relevant patient information. CustomCare also effectively integrates all facets of the Company's services, including scheduling, billing, tracking denture and eyeglass fabrication, coordinating transportation, compiling Provider productivity and patient utilization data and monitoring payor pre-approvals. Using CustomCare, the Company's non-Provider staff can easily and quickly generate extensive customized clinical reports for LTCFs and productivity and utilization data for Company management. This management information system considerably increases the Company's ability to respond to requests from LTCFs, physicians, responsible parties, Government Payors and Third Party Payors. In addition to these capabilities, in early 1998 the Company began using CustomCare to generate the Quality Assurance Report. Such report comprehensively summarizes all clinical activity at any particular LTCF, sorted by patient, date of service, diagnosis, procedure performed, next recall date, recommended treatment, and specialty. This report assists LTCFs in monitoring regulatory compliance and quality of care. The Company maintains appropriate procedures, and is provided with assurances from the Medical and Dental Practices, with respect to the maintenance of patient privacy and confidentiality.

    SERVICE AGREEMENTS. The Medical and Dental Practices have entered into Service Agreements with 884 LTCFs. Each of the Medical and Dental Practices, other than HealthDrive Michigan Corporation, practices one of the four major specialties. LTCFs enter into a separate Service Agreement with each of the Medical and Dental Practices from which they wish to obtain services, and generally a LTCF may choose to contract with any number and any combination of the Medical and Dental Practices. Pursuant to the Service Agreements, each Practice must provide all equipment and care required by the LTCF residents who choose to use its services and bill the LTCF residents or their health insurance for all services rendered. Payments for services are generally made by Medicare, Medicaid and patients directly to the Medical and Dental Practices, and the Medical and Dental Practices in most instances do not receive payments directly from LTCFs. The fees generated by the services of the Medical and Dental Practices range from approximately $10 to $1,000. Consistent with applicable laws and regulations, each LTCF must provide the Medical and Dental Practices with access to pertinent medical histories and billing information of its residents as well as adequate space, electrical and water supplies. The Service Agreements generally have an initial term of one year and thereafter are terminable upon 30 days written notice. Either party may terminate at any time if the other party fails to perform its obligations and does not correct such failure after receiving 15 days written notice of such failure. The Service Agreements do not obligate the LTCF to obtain the services of the Medical and Dental Practices for any of its patients, and do not prohibit the LTCF from obtaining similar services from other health care service providers. Although the Service Agreements define the relationship between the Medical and Dental Practices and LTCFs, the Company considers the working relationships of the Company and the Medical and Dental Practices with LTCFs to be of greater significance. During Fiscal 1997, the Medical and Dental Practices retained over 90% of the Service Agreements that came up for renewal.


LTCFS SERVED AND POTENTIAL MARKET


    As of May 15, 1998, the Medical and Dental Practices had one or more Service Agreements with contracts to provide specialty health care services at 884 nursing homes in Massachusetts, Connecticut, Pennsylvania, Wisconsin, Florida, Michigan, Rhode Island, New Jersey, Ohio, New Hampshire and New York. Generally, each of the nursing homes may contract to have its residents receive one or more of the four major specialty services provided by the Medical and Dental Practices. On average, nursing homes contract to have their residents receive two to three of the four specialty services provided by the Medical and Dental Practices.



    The following table indicates the number of nursing homes currently receiving services from the Medical and Dental Practices and the estimated total number of nursing homes in the Company's current markets. The Company does not have reliable information available indicating the number of ALFs and ILFs in each of the Company's current markets. Accordingly, such facilities are not included in this table.


                                                                                                       ESTIMATED NUMBER
                                                                                                              OF
                                                                              NUMBER OF NURSING HOMES  NURSING HOMES IN
MARKET                                                                           CURRENTLY SERVED            STATE
----------------------------------------------------------------------------  -----------------------  -----------------
Massachusetts...............................................................               308                   557
Connecticut.................................................................               110                   265
Pennsylvania................................................................               107                   669
Wisconsin...................................................................                95                   385
Florida.....................................................................                69                   626
Michigan....................................................................                59                   421
Rhode Island................................................................                47                   103
New Jersey..................................................................                39                   345
Ohio........................................................................                30                   958
New Hampshire...............................................................                19                    73
New York....................................................................                 1                   572
                                                                                           ---                ------
Total.......................................................................               884                 4,974
                                                                                           ---                ------
All 50 states...............................................................               884                15,323
                                                                                           ---                ------


                                                                                 SERVICE
MARKET                                                                         PENETRATION
----------------------------------------------------------------------------  -------------
Massachusetts...............................................................         55.3%
Connecticut.................................................................         41.5
Pennsylvania................................................................         16.0
Wisconsin...................................................................         24.7
Florida.....................................................................         11.0
Michigan....................................................................         14.0
Rhode Island................................................................         45.6
New Jersey..................................................................         11.3
Ohio........................................................................          3.1
New Hampshire...............................................................         26.0
New York....................................................................            *
                                                                                      ---
Total.......................................................................         17.8
                                                                                      ---
All 50 states...............................................................          5.8
                                                                                      ---


------------------------

*   Less than 1%.



    With respect to the four major specialty services offered by the Medical and Dental Practices, the following table indicates, as of May 15, 1998, the estimated number of Service Agreements the Medical and Dental Practices had entered into, the maximum potential number of services consumable by nursing homes then under contract to receive at least one service and the maximum potential number of services consumable by all nursing homes in the Company's markets.


                                                                             NURSING HOMES CURRENTLY SERVED      ALL NURSING HOMES
                                                                           -----------------------------------  -------------------
                                                                           MAXIMUM POTENTIAL                     MAXIMUM POTENTIAL
                                                                               NUMBER OF                             NUMBER OF
                                                       NUMBER OF SERVICE        SERVICES           SERVICE      SERVICES CONSUMABLE
MARKET                                                   CONTRACTS (1)       CONSUMABLE (2)      PENETRATION            (3)
-----------------------------------------------------  ------------------  ------------------  ---------------  -------------------
Massachusetts........................................             772                1232              62.7%             2,228
Connecticut..........................................             291                 440              66.1              1,060
Pennsylvania.........................................             256                 428              59.8              2,676
Wisconsin............................................             253                 380              66.6              1,540
Florida..............................................             158                 276              57.2              2,504
Michigan.............................................              96                 236              40.7              1,684
Rhode Island.........................................             104                 188              55.3                412
New Jersey...........................................              99                 156              63.5              1,380
Ohio.................................................              51                 120              42.5              3,832
New Hampshire........................................              39                  76              51.3                292
New York.............................................               1                   4              25.0              2,288
                                                               ------             -------                               ------
Total................................................           2,120               3,536              60.0             19,896
                                                               ------             -------                               ------
All 50 states........................................           2,120               3,536              60.0             61,292
                                                               ------             -------                               ------

                                                          SERVICE
MARKET                                                  PENETRATION
-----------------------------------------------------  -------------
Massachusetts........................................         34.6%
Connecticut..........................................         27.5
Pennsylvania.........................................          9.6
Wisconsin............................................         16.4
Florida..............................................          6.3
Michigan.............................................          5.7
Rhode Island.........................................         25.2
New Jersey...........................................          7.2
Ohio.................................................          1.3
New Hampshire........................................         13.4
New York.............................................            *
Total................................................         10.7
All 50 states........................................          3.4


------------------------
*   Less than 1%.


(1) As of March 15, 1998.



(2) The Maximum Potential Number of Services Consumable is derived by multiplying the number of nursing homes currently served by the four services currently offered by the Medical and Dental Practices.



(3) The Maximum Potential Number of Services Consumable is derived by multiplying the estimated number of nursing homes in state by the four services currently offered by the Medical and Dental Practices.



    Although the Company and the Medical and Dental Practices have focused to date primarily on coordinating the provision of geriatric medical and dental services to residents of nursing homes in certain states, they intend to further expand into other types of LTCFs, including ALFs and ILFs, in states where they are currently operating, and eventually into other states. The Medical and Dental Practices currently provide medical and dental services to nine ALFs and ILFs that are affiliated with nursing homes under current Service Agreements with one or more of the Practices. The Company expects the number of ALFs and ILFs in operation throughout the United States to grow considerably in the future as a result of the growing number of elderly Americans. The Company believes that the development of such facilities will add significantly to the size of the potential market for the Company's Medical and Dental Practices' services.



THE MEDICAL AND DENTAL PRACTICES



    Each of the Medical and Dental Practices, other than Health Drive Michigan Corporation, practices one of the four major specialty health care services coordinated by the Company. Each of the Medical and Dental Practices was established by the Company, either at the time of the Company's formation in 1989, or as the Company sought to expand the services it would be able to promote and administer. In each case, the Company designated the individual Provider who would incorporate the professional corporation, and loaned money to the Practice to cover formation and initial operating costs.



    THE DENTAL PRACTICE



    Alec H. Jaret, D.M.D., P.C., the Dental Practice, is a Massachusetts professional corporation that was formed by the Company in 1989. The sole stockholder of the Dental Practice is Alec H. Jaret, D.M.D., a director of the Company and one of its founders. The Dental Practice is party to an Operating Agreement with the Company and the Company, the Dental Practice and Alec H. Jaret, D.M.D. are parties to an Option Agreement pursuant to which the Company has the right to cause the sole stockholder of the Dental Practice to sell all of the outstanding capital stock of the Dental Practice to a designee of the Company at any time for a nominal purchase price.



    SERVICES PROVIDED BY THE DENTAL PRACTICE. Oral health is important to an elderly person's quality of life. The ability to properly chew and extract nutrients from food is often dependent on good oral health. Lack of mobility often results in the failure to obtain appropriate preventive dentistry and address dental problems at their inception when they are easily and inexpensively treatable. The Dental Practice's dental program was designed to emphasize quality and convenience. The Dental Practice delivers a fully-equipped dental clinic to each LTCF served, alleviating the need to transport LTCF residents off-site for routine or emergency care. The equipment includes a dental delivery unit, x-ray unit, portable chairs, lead sheets and reline equipment. The Dental Practice also provides equipment necessary to safeguard patients from cross-contamination during treatment. Dentists and hygienists are assigned to specific LTCFs, thereby providing the continuity of care for patients associated with visiting a traditional dentist. The Dental Practice and the Michigan Practice provide the following services on-site:


                 - Routine examinations and cleanings

                 - Examinations for oral cancer

                 - X-rays

                 - Extractions

                 - Fillings, crowns and bridges

                 - Denture relines, repair and engraving

                 - Coordination of denture fabrication

                 - Emergency care


    As of May 15, 1998, the Dental Practice provided dental services to residents of 688 LTCFs in Massachusetts, Connecticut, Pennsylvania, Wisconsin, Florida, Rhode Island and New Jersey.



    THE OPTOMETRY PRACTICE



    Jeffrey Morer, O.D., P.C., the Optometry Practice, is a Massachusetts professional corporation that was formed by the Company in 1990. The sole stockholder of the Optometry Practice is Jeffrey L. Morer, O.D. The Optometry Practice is party to an Operating Agreement with the Company and the Company, the Optometry Practice and Jeffrey L. Morer, O.D., are parties to an Option Agreement pursuant to which the Company has the right to cause the sole stockholder of the Optometry Practice to sell all of the outstanding capital stock of the Optometry Practice to a designee of the Company at any time for a nominal purchase price.



    SERVICES PROVIDED BY THE OPTOMETRY PRACTICE. Similar to dental problems, ocular problems are commonly ignored by residents of LTCFs due to the inconvenience and discomfort associated with visiting an ophthalmologist, optometrist or optician. Cataracts, macular degeneration, diabetic retinopathy and glaucoma are the most sight-threatening ocular disorders associated with aging and, due to their gradual development, they can go unrecognized for some time. The Optometry Practice strives to prevent the neglect of ocular infirmities by providing a comprehensive eye examination clinic to residents of LTCFs which have contracted with the Optometry Practice to receive eye care services, including a portable microscope, an indirect opthalmoscope for viewing the back of the eye, a trial lens set especially adapted for elderly patients, a Tono-Pen-TM- for precision glaucoma testing and a wide selection of eyeglass frames. With such equipment, Providers employed by the Optometry Practice have the capacity to conduct comprehensive eye exams and determine the appropriate prescriptions for the residents of LTCFs which have contracted to receive optometry services. The Optometry Practice and HealthDrive Michigan Corporation provide the following services on-site:


                 - Glaucoma and overall eye health testing

                 - Vision testing using trial lenses especially
                   adapted for elderly patients

                 - Coordination of eyeglass fabrication, repair and
                   engraving

                 - Provision of low-vision aids for
                   partially-sighted individuals

                 - Emergency care


    As of May 15, 1998, the Optometry Practice provided optometry services to residents of 678 LTCFs in Massachusetts, Connecticut, Pennsylvania, Wisconsin, Florida, Rhode Island, New Jersey, Ohio, New Hampshire and New York.

    THE PODIATRY PRACTICE



    Mary C. Manesis, D.P.M., P.C., the Podiatry Practice, is a Massachusetts professional corporation that was formed by the Company in 1992. The sole stockholder of the Podiatry Practice is Mary C. Manesis, D.P.M. The Podiatry Practice is party to an Operating Agreement with the Company and the Company, the Podiatry Practice and Mary C. Manesis, D.P.M., are parties to an Option Agreement pursuant to which the Company has the right to cause the sole stockholder of the Podiatry Practice to sell all of the outstanding capital stock of the Podiatry Practice to a designee of the Company at any time for a nominal purchase price.



    SERVICES PROVIDED BY THE PODIATRY PRACTICE. Timely attention to various conditions common to the elderly, including hammer toes, ulcers, calluses and improperly fitted shoes, can help prevent ambulatory residents of LTCFs from becoming wheelchair bound or bedridden. Especially for diabetic residents and frail elderly residents, podiatric treatment is essential to prevent limb and life-threatening consequences of untreated skin irritations. The Podiatry Practice and HealthDrive Michigan Corporation provide the following services on-site:


                 - Comprehensive evaluations

                 - Nail trimming, reduction, and debridement

                 - Treatment of corns, calluses and ulcers

                 - Wound care management with close follow-up

                 - Emergency care


    As of May 15, 1998, the Podiatry Practice provided podiatry services to residents of 325 LTCFs in Massachusetts, Connecticut, Pennsylvania, Wisconsin, Florida, Rhode Island, New Jersey and New Hampshire.



    THE AUDIOLOGY AND PRIMARY CARE PRACTICE



    Steven S. Charlap, M.D., P.C., the Audiology and Primary Care Practice, is a Massachusetts professional corporation that was formed by the Company in 1989. The sole stockholder of the Audiology and Primary Care Practice is Steven S. Charlap, M.D., the Chairman of the Board of Directors, Chief Executive Officer and President of the Company and one of its founders. The Audiology and Primary Care Practice is party to an Operating Agreement with the Company and the Company, the Audiology and Primary Care Practice and Steven S. Charlap M.D. are parties to an Option Agreement pursuant to which the Company has the right to cause the sole stockholder of the Audiology and Primary Care Practice to sell all of the outstanding capital stock of the Audiology and Primary Care Practice to a designee of the Company at any time for a nominal purchase price.



    SERVICES PROVIDED BY THE AUDIOLOGY AND PRIMARY CARE PRACTICE. As people age, the incidence of presbycusis, a form of hearing loss due to wear and tear or deterioration within the ear, naturally increases, but is often overlooked or ignored. Misunderstandings resulting from hearing loss can lead to social isolation, may even be mistaken for dementia, and can potentially lead to dependence on others for daily activities. An important part of the early recognition and treatment of otologic conditions is a hearing evaluation. The Audiology and Primary Care Practice strives to minimize the effects of hearing loss. The Providers employed by the Audiology and Primary Care Practice utilize the form of speech evaluation known as pure tone and speech audiometry and give special attention to their patients' ability to hear and understand normal conversation speech. The Audiology and Primary Care Practice provides the following services on-site:


                 - Comprehensive evaluations including Audiometry and
                   Tympanometry

                 - Otoscopy

                 - Cerumen management

                 - Hearing aid fitting and dispensing

    As of May 15, 1998, the Audiology and Primary Care Practice provided audiology services to residents of 333 LTCFs in Massachusetts, Connecticut, Pennsylvania, Wisconsin, Rhode Island, New Jersey and New Hampshire.



    In December 1996, the Audiology and Primary Care Practice hired a geriatrician who has secured five medical directorships at LTCFs under Service Agreements with one or more of the Medical and Dental Practices, has been contracted to serve as acting director of the nursing home program for a local hospital system, and is currently the primary care physician for patients in seven LTCFs.



    HEALTHDRIVE MICHIGAN CORPORATION



    HealthDrive Michigan Corporation is a Michigan not-for-profit taxable corporation that was formed by the Company in 1996. The sole stockholder of HealthDrive Michigan Corporation is Steven S. Charlap, M.D., the Chairman of the Board of Directors, Chief Executive Officer and President of the Company and one of its founders. HealthDrive Michigan Corporation is a party to an Operating Agreement with the Company and the Company, HealthDrive Michigan Corporation and Steven S. Charlap, M.D. are parties to an Option Agreement pursuant to which the Company has the right to cause the sole stockholder of HealthDrive Michigan Corporation to sell all of the outstanding capital stock of HealthDrive Michigan Corporation to a designee of the Company at any time for a nominal purchase price.



    HealthDrive Michigan Corporation practices all four of the specialty health care services coordinated by the Company. As of May 15, 1998, HealthDrive Michigan Corporation provided dentistry, optometry, podiatry, and audiology and primary care services to residents of 59 LTCFs in Michigan.



HEALTH CARE SERVICE PROVIDERS AND COMPANY EMPLOYEES



    As of May 15, 1998, the Medical and Dental Practices employed 95 Providers. The following table sets forth the number of Providers by Practice and state or region.


PRACTICE(1)              PROVIDERS              MASSACHUSETTS(2)      PENNSYLVANIA(3)     CONNECTICUT(4)      WISCONSIN
-----------------------  --------------------  -------------------  -------------------  -----------------  -------------
Dentistry Practice       Dentists............              13                    7                   4                1
                         Dental Hygienists...               8                    0                   2                0
Optometry Practice       Optometrists........               9                    4                   4                2
                         Opticians...........               2                    0                   0                0
Podiatry Practice        Podiatrists.........               8                    3                   4                4
Audiology/Primary        Audiologists........               6                    2                   1                0
 Care Practice           Primary Care........               1                    0                   0                0
                                                          ---                  ---                 ---              ---
Total..................                                    47                   16                  15                7

PRACTICE(1)                FLORIDA       OHIO        MICHIGAN        TOTAL
-----------------------  -----------     -----     -------------     -----
Dentistry Practice                1            0             1            27
                                  0            0             0            10
Optometry Practice                2            1             2            24
                                  0            0             0             2
Podiatry Practice                 2            0             1            22
Audiology/Primary                 0            0             0             9
 Care Practice                    0            0             0             1
                                ---          ---           ---           ---
Total..................           5            1             4            95


------------------------

(1) HealthDrive Michigan Corporation employs providers specializing in three of the Medical and Dental Practices' four major specialties -- optometry, dentistry, and podiatry.


(2) Includes New Hampshire and Rhode Island.

(3) Includes New Jersey.


(4) Includes New York.



    As of May 15, 1998, the Company employed an additional 106 employees, of whom 5 may be characterized as executive staff, and 101 may be characterized as non-executive administrative staff. None of the employees of the Company or the Medical and Dental Practices are covered under a union collective bargaining agreement. The Company considers the relationships with its employees and the employees of the Medical and Dental Practices to be good.



    NON-COMPETITION AGREEMENTS. As a condition of employment by the Company or a Practice, all employees, including Providers, are required to enter into Secrecy and Non-Compete Agreements (the "Non-Compete Agreements"). Generally, the Secrecy and Non-Compete Agreements contain certain provisions with respect to: (i) confidentiality; (ii) the assignment of inventions, discoveries, methods or other developments made by the employee while employed by the Company or a Practice; (iii) the ownership of customer lists and other proprietary information; and (iv) non-competition. The covenant not to compete generally restricts the employee's ability to compete during the term of his or her employment and for a period of eighteen months thereafter, in the coordination or provision of dental, medical or ancillary health care services at corporate and institutional sites in any state in which the Medical and Dental Practices provide services. It also restricts solicitation of employees and customers of the Company and the Medical and Dental Practices during such period.

RELATIONSHIP BETWEEN THE COMPANY AND THE PRACTICES



    OPERATING AGREEMENTS WITH THE MEDICAL AND DENTAL PRACTICES. The Company has entered into separate long-term exclusive Operating Agreements with each of the Medical and Dental Practices. Pursuant to the Operating Agreements, the Company provides certain services related to the administration of the health care services provided by the Medical and Dental Practices, licenses the use of the service mark "HealthDrive," and extends credit to the Medical and Dental Practices. In exchange for such services, the license of the service mark to the Practice, and the extension of credit, the Medical and Dental Practices pay the Company the Compensation Amount. The Compensation Amount with respect to each Practice is equal to all revenue generated by each Practice minus the direct expenses incurred by each Practice (primarily compensation and benefits, bad debt expense, insurance costs and interest on the Demand Loans), calculated after giving effect to certain tax-related adjustments. However, the Compensation Amount may not exceed the fair market value of the services provided by the Company, the license of the service mark, and the extension of credit.



    The Medical and Dental Practices receive the following services exclusively from the Company under the Operating Agreements: (i) ordering and purchasing of inventory and supplies ordinarily required by the Medical and Dental Practices;
(ii) performance of bookkeeping, accounting and payroll functions for the Medical and Dental Practices; (iii) administration of the Medical and Dental Practices' benefit plans; and (iv) processing of claims and collection of fees on behalf of the Medical and Dental Practices.



    The Company also extends credit to the Medical and Dental Practices to fund working capital requirements, including payment of compensation due to the Company under the Operating Agreements, to the extent it deems such loans commercially reasonable. The loans (the "Demand Loans") are demand loans represented by promissory notes that are payable upon thirty days written notice, and bear interest at a rate determined by the Company not to exceed the prime rate plus five percent. The Medical and Dental Practices are required to use their best efforts to pay the outstanding principal balance of the demand loans and accrued interest outstanding from time to time. Loans are made to a Practice by the Company when, in the judgment of management of the Company, funds are required by the Practice to fund operating expenses (including the payment of Provider compensation and employee benefits, and to fund the Compensation Amount due under the applicable Operating Agreement) and make necessary capital expenditures.



    Under the Operating Agreements, the delivery of medical, dental or ancillary health care services is supervised, directed and controlled, and all final determinations with respect thereto are made, exclusively by the Medical and Dental Practices and the Providers, including: (i) employment of Providers; (ii) supervision and direction of Providers, including assignment of patients and peer review; (iii) determination of the hospital supplying Providers when applicable; (iv) maintenance of patient records; (v) establishment of policies and procedures with respect to patient acceptance; and (vi) establishment of hours of operation, scope of services provided and fees for services.



    The Company expressly disclaims any control, direct or indirect, over the delivery of medical, dental or ancillary health care services. Other obligations of the Medical and Dental Practices under the Operating Agreements include maintaining adequate professional liability insurance, complying with all applicable rules and regulations and ensuring quality of care. The Medical and Dental Practices have exclusive authority to enter into agreements relating to the provision of medical, dental and ancillary health care services, subject to the provision of thirty days' notice to the Company.



    In order to ensure the quality of care provided by the Medical and Dental Practices, the Operating Agreements permit the Medical and Dental Practices to employ only fully licensed Providers and prohibit the Medical and Dental Practices from entering into fixed term agreements with Providers. In addition, in order to protect the economic viability of each Practice, the Operating Agreements require each Practice to only employ Providers who have entered into Non-Compete Agreements and to pay compensation and benefits to Providers not in excess of the fair market value of their services. Finally, in order to ensure compliance with state and federal regulations, the Operating Agreements provide as follows: (i) the Medical and Dental Practices, their affiliated Providers, and the Company have no obligation to refer patients to each other or to affiliates of each other and none of the foregoing have an obligation to refer participants to the LTCFs; (ii) the Medical and Dental Practices must maintain systems and procedures necessary to prevent overutilization of services; (iii) the Company must maintain systems and procedures necessary to prevent billing practices that unlawfully promote maximization of revenue provided that the Company is not liable for billing practices by the Medical and Dental Practices and Providers that unlawfully maximize revenues to the Medical and Dental Practices or the Providers; (iv) the Company must provide information required under applicable law upon request from the U.S. Department of Health and Human Services and the U.S. Comptroller General; and (iv) the Medical and Dental Practices are prohibited from, and must use their best efforts to prevent Providers from, rendering "designated health services" (as defined under applicable law), or referring patients for "designated health services" to any entity with respect to which a relationship proscribed under applicable law exists.



    The Operating Agreements have a 40-year term and may be terminated by either party only in the event of breach by the other party or bankruptcy of the other party. The Company has the right to terminate each Operating Agreement if the applicable Practice at any time does not qualify as a professional corporation or otherwise loses its authority to render medical or dental services or a Provider's license to practice medicine or dentistry is revoked or threatened to be revoked.



    Pursuant to the Operating Agreements, the Medical and Dental Practices must indemnify the Company for damages resulting from negligent or intentional acts by the Medical and Dental Practices or the Providers and any breach of the Operating Agreements by the Medical and Dental Practices.



    The Operating Agreements contain provisions protecting the Company's confidential and proprietary information, including standardized business systems, procedures and forms provided to the Medical and Dental Practices. They also contain non-competition and non-solicitation provisions which prevent each Practice from competing with the Company or soliciting the Company's, or the other Medical and Dental Practices', employees, suppliers or customers. In addition, pursuant to the Operating Agreements, each Practice must require the Providers employed by it to execute an agreement to comply with the non-disclosure provisions contained in the Operating Agreements and a non-competition and non-solicitation agreement acceptable to the Company.



    The Compensation Amount is determined monthly based on the financial statements for the Medical and Dental Practices for the preceding month. The amount payable to the Company is added to outstanding principal balance of the Demand Loans which the Medical and Dental Practices are required to use their best efforts to pay from time to time.



    OPTION AGREEMENTS WITH THE STOCKHOLDER OF EACH PRACTICE. The Company is party to an Option Agreement with each of the Medical and Dental Practices and their respective sole individual stockholders that permits the Company to cause such stockholders to sell all of the outstanding capital stock of the Medical and Dental Practice of which they are stockholders to a designee of the Company for a nominal price. The options granted by the Option Agreements (the "Options") may be exercised by the Company at any time and the Option Agreements provide that the Company may cause the applicable Medical and Dental Practice (and any new stockholder of such Practice to whom the capital stock is transferred) to enter into an identical Option Agreement after an exercise of the Option. The exercise price for each Option is equal to the fair market value of the shares subject to the Option, not to exceed $100,000. In addition, pursuant to each Option Agreement the holder of the capital stock of the Practice may cause the Company to purchase all of the capital stock of the Practice for an aggregate purchase price of $50.00 upon two years advance written notice.

COMPETITION


    No single entity or health care service provider competes with the Company or the Medical and Dental Practices in all states and in all specialties. However, Solo Providers and regional entities offering single-specialty health care services or multiple specialty health care services compete with the Company and the Medical and Dental Practices in specific states. SunAlliance, a division of Sun Healthcare Group, a LTCF operator, has recently begun to provide a number of health care services to LTCFs on-site in Connecticut and Massachusetts. The Company believes that in connection with SunAlliance's entrance into this market in 1997, 20 LTCFs operated by Sun Healthcare Group failed to renew one or more Service Agreements that represented $437,000 of the Company's revenue during 1996. The Company believes that SunAlliance is the primary competitor of the Company and the Medical and Dental Practices in Massachusetts, where 46.2% of the revenue of the Company and the Medical and Dental Practices was generated during 1997.


GOVERNMENT REGULATION


    The practice of medicine and dentistry and the delivery of ancillary health care services are regulated at both the state and federal levels, and the regulation of health care related companies is increasing in scope and complexity. The Company and the Medical and Dental Practices have not received, and the Underwriters will not be receiving in connection with the Offering, a legal opinion from counsel or any federal or state judicial or regulatory authority that the operations of the Company and the Medical and Dental Practices and the relationships among the Company, the Medical and Dental Practices, the Providers and LTCFs do not violate federal and state health care laws and regulations. Furthermore, such laws are rapidly evolving and subject to interpretation, and as the Company expands into new states, it will become subject to additional laws and regulations. The ability of the Company to operate profitably will depend in part upon the ability of the Company and the Medical and Dental Practices to operate in compliance with applicable health care laws and regulations at the state and federal levels.


FEDERAL REGULATION


    Federal laws generally regulate reimbursement and billing practices under Medicare and Medicaid programs. Certain provisions of the Social Security Act, commonly referred to as the "anti-kickback provisions," prohibit, subject to certain safe harbors, the payment, offer, solicitation or receipt of any form of remuneration (including any kickback, bribe or rebate), direct or indirect, in return for, or in order to induce: (i) the referral of an individual for an item or service; (ii) the furnishing or arranging to furnish items or services; or
(iii) the purchase, lease or order or the arrangement or recommendation of a purchase, lease or order of any item or service which is reimbursable under Medicare or Medicaid. To comply with the Anti-kickback Amendments, the Medical and Dental Practices do not refer patients to each other and the LTCFs receive no remuneration from the Company or the Medical and Dental Practices.


    Significant prohibitions against physician self-referrals for services covered by Medicare were enacted, subject to certain exceptions, by Congress under OBRA of 1993. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" (which applied only to clinical laboratory referrals) by dramatically enlarging the list of services and investment interests to which the self-referral prohibitions apply. Effective January 1, 1995, Stark II prohibits a physician or a member of his or her immediate family from referring Medicare or Medicaid patients to an entity providing "designated health services" with which any such physician or an immediate family member of any such physician has a financial relationship or compensation arrangement or in which any such physician or an immediate family member of any such physician has an ownership or investment interest. "Designated health services" include, among other things, clinical laboratory services, radiology and diagnostic services, radiation therapy services, durable medical equipment, physical and occupational therapy services, parental and enteral nutrients, certain equipment and supplies, prosthetics, orthotics, outpatient prescription drugs, home health services and inpatient and outpatient hospital services. Stark II prohibitions apply to referrals within the physician's own group practice (unless such practice satisfies the "group practice" definition) and referrals in connection with the physician's employment arrangements with a practice (unless the arrangement satisfies the employment exception). Stark II also prohibits billing the Medicare or Medicaid programs for services rendered following prohibited referrals. Noncompliance with, or violation of Stark II can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. The Company does not believe that the Medical and Dental Practices provide "designated health services."



    Federal regulations promulgated in 1996 under OBRA of 1990 also govern physician incentive plans associated with certain managed care organizations that offer risk-based Medicare and Medicaid contracts. Under the federal False Claims Act, criminal, civil and administrative penalties may be imposed on health care providers who file or participate in the filing of false claims for reimbursement for the delivery of health care services, including claims filed under Medicare, Medicaid and insurance programs. Penalties that previously were sought primarily in instances of claims filed for services not actually provided, in whole or in part, or provided by unauthorized providers, are now being sought in an increasingly broader range of circumstances, including claiming reimbursement for services that do not comply with quality and other applicable standards of care. The Medical and Dental Practices have procedures in place to oversee quality of care, and to assure maintenance of the required level of quality and standards of care.



    The Company may also be subject to Medicare rules governing billing agents. These rules prohibit a billing agent from receiving a fee based on a percentage of Medicare collections and may require Medicare payments for the services of physicians to be made directly to the physician providing the services or to a lock box account opened in the name of the applicable practice. The Company fees are not related to Medicare payments and Medicare and Medicaid payments are currently deposited into a joint account in the name of the Company and the applicable Medical and Dental Practice.



    Revenues of the Medical and Dental Practices received from Government Payors and Third Party Payors are subject to significant regulation. Some payors limit the extent to which physicians, dentists and ancillary health care service providers may assign their revenues from services rendered to beneficiaries. Under these "reassignment" rules, the Company and the Medical and Dental Practices may not be able to require physicians, dentists and ancillary health care service providers to assign their Government Payor and Third Party Payor revenues unless certain conditions are met, such as acceptance by physicians, dentists or ancillary health care service providers of assignment of the payor receivable from patients, reassignment to the Company of the sole right to collect the receivables, and written documentation of the assignment. In addition, governmental payment programs such as Medicare and Medicaid limit reimbursement for services provided by ancillary service providers to those services which were provided "incident to" a physician's or dentist's services. Under these "incident to" rules, the Company and the Medical and Dental Practices may not be able to receive reimbursement for services rendered by certain ancillary health care service providers unless certain conditions are met, such as requirements that services must be of a type commonly furnished in a physician's or dentist's office and must be rendered under the physician's or dentist's direct supervision and that the ancillary service providers must be employed by the applicable Medical and Dental Practice.


    Because the Medical and Dental Practices are separate legal entities, they may be considered to be competitors subject to federal antitrust laws which generally prohibit anti-competitive conduct involving price fixing, concerted refusals to deal and division of market. More particularly, federal antitrust laws have been interpreted to prohibit, among other things, joint negotiations by competitors of price terms in absence of financial risk that is shared among the competitors. The Company intends to comply with federal antitrust laws.

STATE REGULATION


    The laws of many states, including Connecticut, Massachusetts, and Pennsylvania, states in which the Medical and Dental Practices generated 80.5% of their gross revenue for Fiscal 1997, prohibit business corporations, such as the Company, from practicing medicine or dentistry and employing physicians, dentists or ancillary health care service providers to practice medicine, dentistry or perform ancillary health care services, respectively. Under the Operating Agreements, the Medical and Dental Practices and Providers retain exclusive control over the delivery of health care services. However, many aspects of the Company's operations have not been subject to formal state or federal regulatory interpretation. Furthermore, the laws and regulations governing the corporate practice of medicine have generally been subject to limited judicial and regulatory interpretation in most states, including Connecticut, Massachusetts, and Pennsylvania, and are subject to change.



    In addition, Massachusetts and Pennsylvania, states in which the Medical and Dental Practices generated 61.4% of their gross revenue for Fiscal 1997, have enacted fraud and abuse laws, and Connecticut and Massachusetts have enacted false claims/quality of care laws. Such laws are similar to the federal fraud and abuse and false claims/quality of care laws, and in certain cases, apply to referrals for items or services reimbursable by any Third Party Payor, not just Government Payors. Such laws impose substantial penalties, including civil and criminal fines and imprisonment, on physicians, dentists and ancillary health care service providers who fraudulently or wrongfully bill Third Party Payors and Government Payors or pay or receive remuneration for referrals for medical and dental services. Many states have also enacted antitrust laws analogous to federal antitrust laws.



    Massachusetts, Connecticut and Pennsylvania, states in which the Medical and Dental Practices generated 80.5% of their gross revenue for Fiscal 1997, also prohibit "fee-splitting" arrangements between physicians, dentists or ancillary health care service providers and any party except other physicians, dentists or ancillary health care service providers, respectively, within the same professional corporation or other practice entity. The Medical and Dental Practices' do not refer patients to each other and the Service Agreements between the Medical and Dental Practices and the LTCFs do not provide for the payment of remuneration to the LTCFs.



    Operation Restore Trust, initiated by the U.S. Department of Health and Human Services in 1995 and using an interdisciplinary project team of federal and state investigators, targets Medicare and Medicaid program fraud, abuse and misuse by nursing home providers and other providers. Activities include financial audits by the U.S. Office of the Inspector General and other governmental authorities, civil and criminal investigations and prosecutions, sanctions and recovery actions, issuance of Special Fraud Alerts (most recently relating to hospice care and nursing homes), and encouragement of voluntary disclosure of violations. Initially affecting five states, Operation Restore Trust now affects many more including most recently Massachusetts and other states in which the Company operates.



    In order to enhance the efforts of the Company to avoid even inadvertent violations of antifraud and abuse, anti-kickback, and false claims laws, the Company is in the process of adopting a formal corporate compliance program designed to prevent violations of such laws in connection with the business of the Company. It is expected that a full-time compliance officer will be appointed to implement, oversee and monitor the Company's compliance program.


INSURANCE

    The Company maintains general liability insurance for itself and the Operating Agreements provide that the Medical and Dental Practices must maintain comprehensive professional liability insurance in the amount of $1.0 million per claim and with aggregate policy limits that are not less than $3.0 million. The Medical and Dental Practices are responsible for all liabilities in excess of the limits of such insurance policies. The Company also maintains key person life insurance, under which it is the beneficiary, in the amounts of $1.5 million on Steven S. Charlap, M.D. and $500,000 on Alec H. Jaret, D.M.D.


FACILITIES



    The Company's corporate headquarters are located in Newton, Massachusetts. The lease for the Company's corporate headquarters terminates on June 30, 1998. The Company intends to either negotiate an extension of its existing lease or lease new space for its corporate headquarters. Although the Company believes that there is adequate space available for its needs in close proximity to its current headquarters and the location of its regional office in Newton, Massachusetts, the Company believes that the terms of a lease of the new corporate headquarters may not be as favorable financially to the Company. The rent for the Company's current facility is $4,412 a month and the Company believes that a lease for new space may cost the Company up to three times that amount in monthly rent and related costs.


    The regional office located in Newton, Massachusetts services Massachusetts, New Hampshire and Rhode Island; the regional office located in Meriden, Connecticut services Connecticut and New York; the regional office located in Upper Southampton Township, Pennsylvania services Pennsylvania and New Jersey; and the regional office in Brookfield, Wisconsin services Wisconsin. A central office located at the Company's corporate headquarters services Florida, Michigan and Ohio.


LOCATION                                                         SQUARE FOOTAGE   EXPIRATION DATE  MONTHLY RENT
---------------------------------------------------------------  ---------------  ---------------  -------------
Corporate Headquarters.........................................         3,651          6/30/98       $   4,412(1)
Newton, Massachusetts..........................................         5,300          6/30/98           6,404(1)
Meriden, Connecticut...........................................         3,200          12/5/99(2)        2,400
Upper Southampton Township, Pennsylvania.......................         1,540          9/25/99(2)        1,681(3)
Brookfield, Wisconsin..........................................         1,600          7/31/98(2)        1,355(1)


------------------------------
(1) Subject to increase in the event of increases in property taxes and special assessments.
(2) Subject to Company's option to renew.

(3) Includes monthly "Base Operating Expense Charge" equal to $494.08.


LEGAL PROCEEDINGS

    The Company knows of no material pending, or threatened, legal proceedings to which it is a party or to which any of its property is the subject.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The executive officers and directors of the Company, their ages and positions as of May 15, 1998, are as follows:



NAME                                          AGE                                 POSITION
-----------------------------------------     ---     -----------------------------------------------------------------

Steven S. Charlap, M.D. (1)..............  39         Chairman of the Board of Directors, Chief Executive Officer and
                                                        President (2)

Michael R. Kaplan........................  39         Chief Financial Officer and Vice President of Finance

Alec H. Jaret, D.M.D.....................  42         Director (3)

Rory Kallfelz............................  34         Vice President of Management Information Systems, Reimbursement
                                                        and Regulatory Affairs

Laura Sullivan...........................  32         Vice President of Operations, Mid-West/North-Atlantic Region

Robert J. Lucci..........................  29         Vice President of Operations, Massachusetts and Connecticut

Susan S. Bailis (1)(4)...................  52         Director

Morgan Crowe (4)(5)......................  53         Director

Robert G. Eccles, Ph.D...................  47         Director

L. Dennis Shapiro........................  64         Director

Brian Fagan (1)(5).......................  37         Director

James A. Pitts (1)(2)(6).................  58         Director


------------------------

(1) Member of Compensation Committee of the Board of Directors.


(2) Dr. Charlap is also the President and sole equity holder of the Audiology and Primary Care Practice, and the President and sole stockholder of HealthDrive Michigan Corporation, the Michigan not-for-profit taxable corporation that employs the Providers in Michigan.



(3) Dr. Jaret is the President and sole equity holder of the Dental Practice.



(4) Member of Audit Committee of the Board of Directors.



(5) Messrs. Crowe and Fagan are citizens of the Republic of Ireland, and not citizens of the United States.



(6) Mr. Pitts has been nominated for election to the Board of Directors effective upon consummation of the Offering.



    Certain employees of the Medical and Dental Practices significant to the Company's business and operations, their ages and positions as of May 15, 1998 are as follows:



NAME                                          AGE                                 POSITION
-----------------------------------------  ---------  ----------------------------------------------------------------

Gabriel H. Brandeis, M.D.................         44  Chief Medical Officer of Steven S. Charlap, M.D., P.C.,
                                                          the Audiology and Primary Care Practice

Jeffrey L. Morer, O.D....................         38  President and sole Director of Jeffrey Morer, O.D., P.C., the Optometry Practice

    STEVEN S. CHARLAP, M.D. is a founder of the Company and has served as its Chairman of the Board of Directors, Chief Executive Officer and President since its inception in 1989. Dr. Charlap has also served as President of the Audiology and Primary Care Practice, since its inception. Prior to founding the Company, Dr. Charlap was Director of Corporate Development at T Cell Sciences, a biotechnology company. Dr. Charlap holds medical licenses in Indiana, Massachusetts, Michigan, Ohio, and Wisconsin. Dr. Charlap received a M.D. from New York University School of Medicine, completed two years of post-graduate training in surgery at the Beth Israel Medical Center in New York City, and received a B.A. from Yeshiva University and a M.B.A. from Harvard Business School.



    MICHAEL R. KAPLAN has served as Chief Financial Officer and Vice President of Finance of the Company since June 1992, and was a director of the Company from October 1989 to May 1992. From July 1989 through June 1992, Mr. Kaplan was a Vice President of DCC Limited, a venture and development capital investment firm based in Dublin, Ireland. Prior to joining DCC Limited, Mr. Kaplan spent five years in public accounting, most recently with Arthur Andersen & Co., and is a Certified Public Accountant. Mr. Kaplan received a B.S. from University of Rhode Island and a M.B.A. from The Wharton School.



    ALEC H. JARET, D.M.D. is a founder of the Company and has served as a director of the Company since its inception. Dr. Jaret has also served as the President of the Dental Practice, since its inception. Dr. Jaret currently holds licenses to practice dentistry in Florida, Massachusetts, New Jersey, New York, Ohio, Michigan, Pennsylvania and Wisconsin. Dr. Jaret received a B.A. from Yeshiva University and a D.M.D. from Boston University Goldman School of Dentistry.



    RORY KALLFELZ was appointed the Vice President of Management Information Systems, Reimbursement, and Regulatory Affairs of the Company in January 1998. Since joining the Company in 1992, Mr. Kallfelz has served the Company in various roles related to operations, management information systems, reimbursement and regulatory affairs. Previously, from 1985 through January 1992, Mr. Kallfelz worked for Cardio Data Services, most recently as the Operations Manager for the New England region. Mr. Kallfelz attended Boston University.


    LAURA SULLIVAN was appointed as the Mid-West/North-Atlantic Regional Vice President of Operations of the Company in January 1998. Since joining the Company in November 1996, Ms. Sullivan has served the Company in various roles related to operations. From 1982 to 1996, Ms. Sullivan worked for Apria Home Health Care, most recently as Regional Operations Manager. Ms. Sullivan received a B.A. from the University of Connecticut.

    ROBERT J. LUCCI was appointed the Northeast Regional Vice President of Operations of the Company in January 1998. Since joining the Company in 1992, Mr. Lucci has served as Expansion Manager for the Pennsylvania service centers and the Michigan, Florida and Wisconsin operations and Customer Service Manager for the Newton service center. Mr. Lucci holds a B.S. and a M.B.A. from Bentley College.


    SUSAN S. BAILIS has served as a director of the Company since January 1993. Since November 1997, Ms. Bailis has served as President and Chief Executive Officer of the A.D.S. Group, a subsidiary of Genesis Health Ventures, a company engaged in the provision of elder care services. Previously, from December 1996 through October 1997, Ms. Bailis served as Senior Vice President of The Multicare Companies, a company also engaged in the provision of elder care services. Ms. Bailis received a B.A. from Brandeis University and a M.S. from Simmons College.


    MORGAN CROWE has served as a director of the Company since January 1993. Since 1979, Mr. Crowe has served as Executive Director of DCC, plc, an equity fund publicly traded in London and Dublin. In addition, since 1996, Mr. Crowe has served as Managing Director of DCC Healthcare Ltd. Mr. Crowe received a certificate from Blackrock College, received a degree in mechanical engineering from Dublin Institute of Technology and received a M.B.A. from Trinity College, Dublin University.

    ROBERT G. ECCLES, PH.D. has served as a director of the Company since March 1990. Since July 1993, Mr. Eccles has served as President of Advisory Capital Partners, a business consulting firm. Previously, from July 1979 through June 1993, Dr. Eccles was a professor at Harvard Business School. Dr. Eccles received a S.B. in Mathematics and a S.B. in Humanities/Social Science from Massachusetts Institute of Technology, and an A.M. and Ph.D. in Sociology from Harvard University.

    L. DENNIS SHAPIRO has served as a director of the Company since May 1992. Since 1978, Mr. Shapiro has served as Chairman of Lifeline Systems Inc., a company engaged in the business of providing personal response services to the elderly. From 1978 to 1988, Mr. Shapiro also served as President and Chief Executive Officer of Lifeline Systems, Inc. Mr. Shapiro received a S.B. and a S.M. from Massachusetts Institute of Technology.

    BRIAN FAGAN has served as a director of the Company since August 1996. Since March 1998, Mr. Fagan has served as Finance Director of Fannin Limited, and since June 1996, Mr. Fagan has served as Executive Director and Secretary of DCC Healthcare Ltd. Previously, from March 1992 through May 1996, Mr. Fagan served as Finance Director of Emo Oil Ltd. Mr. Fagan is a fellow of the Institute of Chartered Accountants. Mr. Fagan received a Bachelor of Commerce degree and a diploma in professional accounting from the National University of Ireland.


    JAMES A. PITTS, a nominee for Director, has served as Vice President, Finance and Administration, of The Boston Foundation since 1996. The Boston Foundation is one of the largest community foundations in the United States with over $550 million under management. From 1991 to 1996, Mr. Pitts served as Executive Vice President and Chief Financial Officer of Clean Harbors, Inc., a publicly-traded environmental services firm. Mr. Pitts is a Certified Public Accountant. Mr. Pitts received a B.B.A. from Niagara University and a M.B.A. from the University of Connecticut.



    GABRIEL H. BRANDEIS, M.D. has served as the Chief Medical Officer of the Audiology and Primary Care Practice since December 1996. From 1993 to 1996, Dr. Brandeis was the Associate Chief of Staff for Geriatrics and Extended Care at the Bedford Veterans Administration Medical Center, and an Assistant Professor at Boston University School of Medicine. Dr. Brandeis is also a Certified Nursing Home Medical Director. Dr. Brandeis received a M.D. from the Mount Sinai School of Medicine, and completed a residency in Internal Medicine at SUNY/Health Science Center at Syracuse, New York, and a Fellowship in Geriatric Medicine at Harvard Medical School.



    JEFFREY L. MORER, O.D., has served as the President of the Optometry Practice since its inception. Dr. Morer holds licenses to practice optometry in Florida, Massachusetts, Michigan, New York, Ohio, and Wisconsin. Dr. Morer received a B.A. from Boston University and an O.D. from the New England College of Optometry.


BOARD OF DIRECTORS AND COMMITTEES

    All directors hold their positions until the annual meeting of stockholders at which their respective successors are elected and qualified. Executive officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board of Directors or until their successors are duly elected and qualified.


    The business of the Company is managed under the direction of the Company's Board of Directors. The Board of Directors is presently composed of seven directors, with an eighth director (James A. Pitts) having been nominated for election to the Board of Directors effective upon consummation of the Offering. Following the Offering, the eight members of the Board of Directors will be divided into three classes. Messrs. Fagan, Shapiro and Dr. Eccles will be in Class I and their terms will expire at the annual meeting of stockholders to be held in 1999. Ms. Bailis and Dr. Jaret will be in Class II and their terms will expire at the annual meeting of stockholders to be held in 2000. Dr. Charlap, Mr. Pitts and Mr. Crowe will be in Class III and their terms will expire at the annual meeting of stockholders to be held in 2001.

    From and after the closing of the Offering, the Company shall maintain at least two independent directors (directors who are not otherwise affiliated with the Company) on the Board of Directors. Each of Ms. Susan Bailis, Dr. Robert Eccles and Mr. L. Dennis Shapiro is currently an independent director of the Company, and Mr. Pitts will also be an independent director of the Company.



    The Board of Directors has established an Audit Committee and a Compensation Committee, and appointed the respective members thereof, each effective upon the closing of the Offering. The Audit Committee reviews the scope and results of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, and makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before it or as directed by the Board of Directors. The Compensation Committee administers the Company's compensation programs, including the Stock Option Plan, and performs such other duties as may from time to time be determined by the Board of Directors. Dr. Charlap, Messrs. Fagan and Pitts and Ms. Bailis will be the initial members of the Compensation Committee. The initial members of the Audit Committee will be Messrs. Crowe and Pitts, and Ms. Bailis.


DIRECTOR COMPENSATION


    Susan S. Bailis and L. Dennis Shapiro, two Directors of the Company who were not employees or officers of the Company during its fiscal year ended December 31, 1997, received options to purchase 10,000 shares each under the Stock Option Plan during such year. These options have a ten-year term from the date of grant, vest in equal installments on each of the first four anniversaries of the grant date, and are exercisable at a price of $4.00 per share, the fair market value of a share of Common Stock on the date of grant. No other directors of the Company received compensation for their services in such capacity during Fiscal 1997.


    Under the Stock Option Plan, each member of the Board of Directors of the Company (including any directors nominated for election by the Underwriter), who is not an officer or employee of the Company, will receive an annual grant of options to purchase up to 5,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant, provided that no individual may receive more than five such grants and no director who failed to attend 75% or more of the scheduled meetings of the Board of Directors during the previous year will be entitled to receive these grants. Each of these grants will become exercisable in equal installments over four years from the date of grant, provided the director remains on the Board of Directors of the Company, on each anniversary of the grant date during such period. See "Executive Compensative--Second Amended and Restated Stock Option Plan."

EXECUTIVE COMPENSATION


    The following table sets forth the compensation paid by the Company to Steven S. Charlap, M.D., the Chairman of the Board of Directors, Chief Executive Officer and President of the Company, and each other executive officer of the Company (including certain executive officers of one or more of the Medical and Dental Practices) that were paid a total salary and bonus for Fiscal 1997 that exceeded $100,000 (collectively with Dr. Charlap, the "Named Executive Officers"), for such period:


                           SUMMARY COMPENSATION TABLE


                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS           NUMBER OF
                                                               ANNUAL COMPENSATION   -----------------    SECURITIES
                                                              ---------------------    OTHER ANNUAL       UNDERLYING
NAME AND PRINCIPAL POSITION                                   SALARY(1)   BONUS(2)     COMPENSATION         OPTIONS
------------------------------------------------------------  ----------  ---------  -----------------  ---------------
Steven S. Charlap, M.D......................................  $  221,310  $  13,481              *            --
  Chairman of the Board of Directors,
  Chief Executive Officer and President
Michael R. Kaplan...........................................     120,000        552              *             5,000
  Chief Financial Officer and
  Vice President of Finance
Gabriel H. Brandeis, M.D....................................     147,701         --              *            --
  Chief Medical Officer of
  the Audiology and Primary Care Practice
Alec H. Jaret, D.M.D........................................     142,123        845              *            --
  President of the Dental Practice


------------------------
* Amount insufficient to be reportable under applicable rules of the Commission.

(1) Salary includes amounts, if any, deferred pursuant to the Company's 401(k) Plan.

(2) Bonus amounts represent amounts that were accrued for Fiscal 1997, but in certain cases were not paid until 1998. Does not include a bonus in the amount of $11,006 that was paid to Dr. Charlap during Fiscal 1997 with respect to the Company's fiscal year ended December 31, 1996.


    The aggregate cash compensation received by the Named Executive Officers during Fiscal 1997 was $646,012, of which $355,343 was received by officers of the Company.


    The following table sets forth certain information with respect to grants of stock options under the Stock Option Plan to Michael R. Kaplan, the only one of the Named Executive Officers granted stock options during Fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                                                  POTENTIAL
                                                                                                                  REALIZABLE
                                                                                                                    STOCK
                                                                                                                    PRICE
                                                                                                                  APPRECIATION
                                                                                                                     FOR
                                                    NUMBER OF      PERCENT OF TOTAL                                OPTION
                                                   SECURITIES       OPTIONS GRANTED      EXERCISE                  TERM(2)
                                                   UNDERLYING       TO EMPLOYEES IN      PRICE PER   EXPIRATION   ---------
NAME:                                              OPTIONS(1)         FISCAL YEAR        SHARE ($)      DATE         5%
------------------------------------------------  -------------  ---------------------  -----------  -----------  ---------
Michael R. Kaplan...............................        5,000                  5%        $    3.00       1/1/07   $   9,433


NAME:                                                10%
------------------------------------------------  ---------
Michael R. Kaplan...............................  $  23,906

------------------------
(1) The options reported become exercisable in four equal annual installments beginning on the first anniversary of the grant date, and have a maximum term of 10 years from the date of grant, subject to earlier termination in the event of the optionee's cessation of service with the Company. The option is exercisable during the holder's lifetime only by the holder; it is exercisable by the holder only while the holder is an employee of the Company and for certain limited periods of time thereafter in the event of termination of employment.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed appreciation rates of five percent and ten percent in the fair market value of shares of Common Stock from the fair market value on the date of grant, which rates are set by the Securities and Exchange Commission and compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of option exercise prices, but do not include deductions for taxes or other expenses associated with the exercises. Actual gains, if any, are dependent on the performance of the Common Stock and the date on which the option is exercised. There can be no assurance that the amounts reflected will be achieved or will otherwise be indicative of the actual amounts received, if any.

    The following table sets forth information with respect to (i) the number of unexercised options held by Michael R. Kaplan and Gabriel H. Brandeis, M.D., the only Named Executive Officers who held stock options as of December 31, 1997 and
(ii) the value of any such unexercised in-the-money options (options for which the fair market value of the Common Stock exceeds the exercise price) as of December 31, 1997.


                      OPTION EXERCISES IN LAST FISCAL YEAR


                                                                            NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                           UNDERLYING UNEXERCISED        IN-THE-MONEY
                                              SHARES            VALUE            OPTIONS AT               OPTIONS AT
                                            ACQUIRED ON       REALIZED      DECEMBER 31, 1997(#)    DECEMBER 31, 1997($)(1)
NAME                                        EXERCISE(#)          ($)       EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
---------------------------------------  -----------------  -------------  -----------------------  -----------------------

Michael R. Kaplan......................         --               --               110,000/25,000(2)  $    651,000/$137,500

Gabriel H. Brandeis, M.D...............         --               --                 5,000/15,000(3)  $      22,500/$67,500


------------------------

(1) There was no public trading market for the Common Stock as of December 31, 1997. Accordingly, these values have been calculated on the basis of the mid-point of the range specified on the cover of this prospectus, initial public offering price of $7.50 per share, less the applicable exercise price.


(2) Mr. Kaplan's options have a ten-year term from the date of grant, vest in equal installments on each of the first four anniversaries of their respective grant dates and are exercisable at a prices ranging from $1.38 to $3.00, the fair market value of a share of Common Stock on the date of each respective grant.


(3) Mr. Brandeis' options have a ten-year term from the date of grant, vest in equal installments on each of the first four anniversaries of their respective grant dates and are exercisable at a price of $3.00, the fair market value of a share of Common Stock on the date of each respective grant.


EMPLOYMENT AGREEMENTS


    The Company has entered into employment agreements, effective as of the consummation of the Offering, with each of Steven S. Charlap, M.D., the Chairman of the Board of Directors, Chief Executive Officer and President of the Company, and Michael R. Kaplan, the Chief Financial Officer and Vice President of Finance of the Company. The initial term of Dr. Charlap's employment agreement will expire on July 1, 2003, but will be extended for an additional five-year term unless either Dr. Charlap or the Company provides notice of his or its intention not to renew the contract by July 1, 2002. Dr. Charlap's employment agreement provides for an annual base salary of $250,000 for the first year of the contract, with such salary to be increased by a minimum of 5% per year thereafter, and a cash bonus to be determined based on objectives established by the Compensation Committee at the beginning of the applicable year, but subject to a minimum bonus equal to 15% of Dr. Charlap's annual base salary. In the event of Dr. Charlap's termination other than by the Company for "cause" or by Dr. Charlap's resignation without "reason" (as "cause" and "reason" are defined in the employment agreement), Dr. Charlap will be paid a one-time severance payment equal to a minimum of two times the sum of his then-current annual base salary and the maximum bonus established for Dr. Charlap for such year. Under the terms of his employment agreement, Dr. Charlap may not be terminated by the Company other than for "cause" without the affirmative vote of two-thirds of the members of the Company's Board of Directors.



    The initial term of Michael R. Kaplan's employment agreement shall extend through July 1, 2001, but will be extended for additional three-year terms unless either the Company or Mr. Kaplan provides notice of its or his intention not to renew the term of the agreement at least one year prior to the scheduled termination. Mr. Kaplan's employment agreement provides for an initial annual base salary of $130,000, with such salary to be increased by a minimum of 5% per year thereafter, and eligibility to receive cash bonuses based on objectives established by the Compensation Committee at the beginning of the year. In the event of Mr. Kaplan's termination other than by the Company for "cause" or by Mr. Kaplan's resignation without "reason" (as "cause" and "reason" are defined in the employment agreement), Mr. Kaplan will be paid a one-time severance payment equal to the sum of his then-current annual base salary and the maximum bonus established for Mr. Kaplan for such year.

SECOND AMENDED AND RESTATED 1992 STOCK OPTION PLAN


    The Stock Option Plan provides for the grant of options to purchase shares of Common Stock to officers, employees and directors of the Company and to certain eligible employees of the Medical and Dental Practices. Upon consummation of the Offering, the maximum number of shares of Common Stock that will be issued pursuant to the Stock Option Plan will be 750,000, of which 447,525 had been issued as of March 31, 1998. The Stock Option Plan was adopted by the Board of Directors and approved by the stockholders of the Company on May 6, 1992. On December 26, 1997, the Stock Option Plan was amended and restated in order to increase the number of shares of Common Stock available for issuance upon the exercise of options granted thereunder to 505,916 shares. This amendment and restatement was approved by the stockholders of the Company as of June 25, 1997. The Stock Option Plan will be further amended upon consummation of the Offering to increase the number of shares of Common Stock available for issuance upon the exercise of options granted thereunder to 750,000, and to provide for the annual formula grant of options ("Formula Grants") to purchase 5,000 shares of Common Stock to each non-employee Director of the Company (an "Outside Director"). The Stock Option Plan will expire on May 6, 2002 and no stock options may be granted after May 5, 2002.



    Prior to the Offering, the Stock Option Plan was administered by the Board of Directors. After the consummation of the Offering, the Stock Option Plan will be administered by the Compensation Committee which will initially be comprised of Dr. Charlap and Messrs. Fagan and Pitts and Ms. Bailis. The Compensation Committee will select participants and, in a manner consistent with the terms of the Stock Option Plan, determine the number, duration, exercise price and vesting period of the options to be granted and the other terms and conditions of the option agreements. The Compensation Committee has the right to modify, revise or terminate the Stock Option Plan at any time, provided that the approval of a majority of the shares of Common Stock outstanding shall be required to: (i) materially increase the benefits accruing to holders of outstanding options; (ii) change the aggregate number of shares of Common Stock issuable under options granted pursuant to the Stock Option Plan; or (iii) change the class of persons eligible to receive options.



    The Stock Option Plan provides for grants of stock options intended to qualify for preferential tax treatment (the "Incentive Stock Options") under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory stock options that do not qualify for such treatment. All employees of the Company and certain employees of the Medical and Dental Practices are eligible for stock options under the Plan in amounts and at prices determined by the Compensation Committee, provided that Incentive Stock Options may be granted only to employees of the Company, and the exercise price of each Incentive Stock Option will not be less than the fair market value of the Common Stock on the date of grant, or not less than 110% of the fair market value of the Common Stock on the grant date if the optionee owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the Company's capital stock. With respect to Incentive Stock Options, the fair market value of the Common Stock underlying options held by any one holder which become exercisable in one year cannot exceed $100,000. To the extent provided in the option agreement, payment of the exercise price may be made in cash, shares of Common Stock or by a promissory note.


    Under the Stock Option Plan, the Compensation Committee may establish with respect to each option granted such vesting provisions as it determines to be appropriate or advisable. In general, options vest in four equal increments over four years and have a ten-year term, provided that, if the holder owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the Company's capital stock, such options have a five-year term. Other than in the case of death or disability of the holder, or a three-month extension contained in the option agreement, unexercised options terminate upon the termination of a holder's relationship with the Company. Shares of Common Stock covered by unexercised options which are no longer exercisable become available for issuance under new options. Options granted under the Stock Option Plan are not transferable and may be exercised only by the holder, his or her executors or administrators, or any persons to whom his or her option may be transferred by will or the laws of descent and distribution.

    Commencing on February 15, 1999, each Outside Director in office on February 15 of such year will receive a Formula Grant of options to purchase 5,000 shares of Common Stock at the fair market value of the Common Stock on the date of such Formula Grant, provided that no individual may receive more than five such grants, and no director who failed to attend 75% or more of the scheduled meetings of the Board of Directors for the previous year will receive a Formula Grant. Each such option shall vest in four equal annual installments on each of the first four anniversaries of the grant date and shall expire on the tenth anniversary of the date of grant. Options granted pursuant to Formula Grants to Outside Directors who are not reelected or are removed from the Board of Directors are exercisable thereafter only until the earlier of (i) the expiration date for such options specified in the applicable option award agreement, or (ii) ninety days after such director's term of service expires, in the case of non-reelection, or is terminated, in the case of removal. Options granted pursuant to Formula Grants are not intended to be Incentive Stock Options.

    The Stock Option Plan includes a provision adjusting the number of shares of Common Stock available for grant, the number of shares of Common Stock subject to outstanding awards thereunder and the per share exercise price thereof in the event of any stock dividend, stock split, recapitalization or other similar event. In the event of a merger, pursuant to which the Company is not the surviving corporation, consolidation, liquidation or sale, holders of outstanding options shall generally be entitled to receive, upon exercise of outstanding options, the shares of stock or other securities to which they would have been entitled had they exercised the option prior to such merger, consolidation, liquidation or sale. Furthermore, the Compensation Committee may, in its discretion, accelerate the exercisability of unexercisable options or cancel such options upon the effective date of a merger, consolidation, liquidation or sale.


    As of May 15, 1998, subject to shareholder approval, an aggregate of 738,875 shares of Common Stock were reserved for issuance upon the exercise of stock options that have been or may be granted under the Stock Option Plan, and options to purchase an additional 309,250 shares were available for grant thereunder. As of May 15, 1998, options to purchase 235,750 shares of Common Stock granted under the Stock Option Plan were exercisable at prices ranging from $1.00 to $3.00 per share.


                              CERTAIN TRANSACTIONS


    The Company's Chairman of the Board, Chief Executive Officer and President, Stephen S. Charlap, M.D., is the sole equity holder of the Audiology and Primary Care Practice, and HealthDrive Michigan Corporation, the Michigan taxable not-for profit corporation. Alec H. Jaret, D.M.D., a Director of the Company, is the sole equity holder of the Dental Practice. Dr. Charlap's and Dr. Jaret's ownership of these Medical and Dental Practices could result in potential conflicts of interest in certain matters, including but not limited to matters related to the Operating Agreements between the Company and such entities.



    The following table sets forth the aggregate fees earned by the Company for the services provided by the Company to each of the Practices during Fiscal 1997, Fiscal 1996 and the Company's fiscal year ended December 31, 1995, respectively.



                                                                     FISCAL YEAR ENDED DECEMBER 31
                                                                ----------------------------------------
                                                                    1995          1996          1997
                                                                ------------  ------------  ------------

Dental Practice...............................................  $  1,672,643  $  1,778,885  $  1,842,819
Optometry Practice............................................  $  1,626,574  $  2,110,211  $  1,903,373
Podiatry Practice.............................................       898,730     1,252,534     1,939,358
Audiology and Primary Care Practice...........................        79,578       354,080       337,027
HealthDrive Michigan Corporation..............................             0         1,000       266,998

    The Company has adopted a policy whereby all transactions between the Company and one or more of its affiliates, or entities controlled by one or more of its affiliates, must be approved in advance by a majority of the Company's disinterested directors.

    Pursuant to a Stock Purchase Agreement, dated as of October 3, 1989, the Company issued and sold an aggregate of 555,000 shares of Common Stock to DCC Limited for an aggregate consideration of $550,000. Pursuant to a Stock Purchase Agreement, dated as of May 8, 1992, as amended (as amended, the "1992 Purchase Agreement"), the Company sold an aggregate of 571,428 shares of its Class A Preferred Stock to DCC Limited for an aggregate consideration of $1,000,000.

    Pursuant to a Preferred Stock Purchase Agreement, dated as of April 28, 1994, as amended (the "1994 Purchase Agreement"), the Company sold an aggregate of 181,818 shares of its Class B Preferred Stock to DCC Holdings for an aggregate consideration of $500,000. In addition, in August 1995, DCC Limited transferred all of its shares of Class A Preferred Stock and Common Stock, and its rights under the 1992 Purchase Agreement, to DCC Holdings. The 1994 Purchase Agreement grants certain registration rights to DCC Holdings with respect to its shares of Class A Preferred Stock, Class B Preferred Stock and Common Stock. Upon consummation of the Offering, the 571,428 shares of Class A Preferred Stock and 181,818 shares of Class B Preferred Stock held by DCC Holdings will convert into 571,428 shares of Common Stock and 181,818 shares of Common Stock, respectively. See "Description of Capital Stock-- Registration Rights."


    Pursuant to the 1992 Purchase Agreement the Company agreed to pay DCC Limited an annual business development fee of $9,983, (subject to annual increase based upon a CPI-index), and pay attendance fees to each of the members of the Company's Boards of Directors nominated by DCC Limited and its affiliates. In 1995, the annual business development fee was increased to $16,638 (subject to annual increase based upon a CPI-index), and the board attendance fees were eliminated. In 1995, the Company paid an aggregate of $8,018 against business development fees and board attendance fees due to DCC Holdings for the Company's fiscal years ended December 31, 1994 and December 31, 1995. The Company has not paid any amounts to DCC Holdings in respect of its fiscal years ended December 31, 1996 and December 31, 1997. The business development fee accrued during such periods was accrued evenly across each fiscal year. The obligations of the Company to pay business development fees pursuant to the 1992 Purchase Agreement (other than with respect to prior periods) will terminate upon consummation of the Offering. The Company is currently negotiating with DCC Holdings the amount of the business development fee, if any, that will be due for 1998.


    In connection with the original sale of the Class B Stock, DCC Limited, DCC Holdings and the other holders of the outstanding Common Stock, including Steven
S. Charlap, M.D., the Chairman of the Board of Directors, Chief Executive Officer and President of the Company, and Alec H. Jaret, D.M.D., a member of the Company's Board of Directors, entered into a Stockholders Agreement, dated as of April 28, 1994, as amended (as amended, the "Stockholders Agreement"), pursuant to which, among other things, the holders of the outstanding Common Stock agreed to vote their shares of Common Stock to set the number of members of the Company's Board of Directors at seven and elect two members nominated by DCC Limited and DCC Holdings, and Dr. Charlap and Dr. Jaret, in each case so long as such individual holds at least 10% of the outstanding Common Stock (on a fully-diluted basis). The Stockholders Agreement will terminate upon the consummation of the Offering.

    Pursuant to an Amendment, Conversion and Waiver Agreement, dated as of March 30, 1998 (the "Waiver Agreement"), DCC Holdings, DCC Limited, Steven S. Charlap, M.D., Alec H. Jaret, D.M.D. and Cheryl V. Reicin agreed, subject to the consummation of the Offering, with respect to DCC Holdings and DCC Limited, to
(i) terminate each of the 1992 Purchase Agreement and the 1994 Purchase Agreement, except with respect to certain registration rights granted thereunder; (ii) waive any "Piggyback" registration rights previously granted to DCC Holdings and DCC Limited; (iii) convert all of the Class A Preferred Stock and Class B Preferred Stock held by DCC Holdings into Common Stock; and (iv) waive all past instances of non-compliance by the Company, Drs. Charlap and Jaret and Ms. Reicin with the covenants contained in the 1992 Purchase Agreement, the 1994 Purchase Agreement and the Stockholders Agreement, and, with respect to Drs. Charlap and Jaret and Ms. Reicin, to terminate the Stockholders Agreement.


    From time to time, the Company has loaned certain amounts to the Medical and Dental Practices for working capital purposes. The outstanding balances of such loans, including principal and interest, as of December 31, 1997 and the largest balance of such loans outstanding during Fiscal 1997 are as follows: (i) The Dental Practice, the sole equity holder of which is Alec H. Jaret, D.M.D., a Director of the Company, $492,528 and $739,872, respectively; (ii) The Optometry Practice, $629,000 and $870,312, respectively; (iii) The Podiatry Practice, $612,108 and $683,636, respectively; (iv) The Audiology and Primary Care Practice, the sole equity holder of which is Steven S. Charlap, M.D., the Chairman, Chief Executive Officer and President of the Company, $209,493 and $252,467, respectively; (v) HealthDrive Michigan Corporation, the sole equity holder of which is Steven S. Charlap, M.D., the Chairman, Chief Executive Officer and President of the Company, $143,521 and $245,293, respectively. Such loans have been used by the Medical and Dental Practices to fund their working capital requirements, including payment of compensation due to the Company under the Operating Agreements. The loans are demand loans represented by promissory notes that are payable upon thirty days written notice, and currently bear interest at a rate of ten percent per annum. The Medical and Dental Practices are required to use their best efforts to pay the outstanding principal balance of the demand loans and accrued interest outstanding from time to time.

                             PRINCIPAL STOCKHOLDERS



    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 15, 1998, by: (i) each person known to the Company to be the beneficial owner of more than 5% of the shares of Common Stock; (ii) each current director of the Company; (iii) each of the Named Executive Officers; (iv) an individual who has been elected to the Board of Directors of the Company effective upon the consummation of the Offering; and
(v) all current directors and executive officers as a group.



                                                                         SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                                          OWNED BEFORE THE          OWNED AFTER THE
                                                                             OFFERING(1)            OFFERING(1)(2)
                                                                      -------------------------  ---------------------
NAMES AND ADDRESS OF BENEFICIAL OWNER                                    NUMBER       PERCENT      NUMBER     PERCENT
--------------------------------------------------------------------  ------------  -----------  ----------  ---------

DCC International Holdings B.V. (3).................................   1,308,246(4)      47.3%    1,308,246       29.9%

Steven S. Charlap, M.D. (5).........................................       940,000        34.0      940,000       21.5

Alec H. Jaret, D.M.D. (6)...........................................       480,000        17.4      480,000       11.0

Michael R. Kaplan...................................................     111,250(7)        3.9      111,250(7)       2.5

Gabriel Brandeis, M.D...............................................       5,000(7)      *            5,000(7)     *

Morgan Crowe........................................................   1,308,246(8)       47.3    1,308,246(8)      29.9

Brian Fagan.........................................................   1,308,246(9)       47.3    1,308,246(9)      29.9

Susan Bailis........................................................      12,500(7)      *           12,500(7)     *

Robert G. Eccles, Ph.D..............................................      12,500(7)      *           12,500(7)     *

L. Dennis Shapiro...................................................     12,500(10)      *           12,500 10)     *

James A. Pitts......................................................       --            *           --          *

All current directors and executive officers as a group (13
  persons)..........................................................  2,948,996(11)       99.2    2,948,996 11)      67.6


------------------------
*   Less than 1%.


(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act. Shares of Common Stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of May 15, 1998, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.



(2) Assumes that the Underwriters' over-allotment option is not exercised.



(3) The address of DCC Holdings is c/o DCC plc, DCC House, Brewery Road, Stillorgan, Blackrock Co., Dublin, Ireland.


(4) Includes 753,246 shares of Common Stock issuable upon the conversion of 571,428 outstanding shares of Series A Convertible Preferred Stock and 181,818 outstanding shares of Series B Convertible Preferred Stock into Common Stock.

(5) The address of Dr. Charlap is 54 Clements Road, Newton, Massachusetts 02158.

(6) The address of Dr. Jaret is 182 Rawson Road, Brookline, Massachusetts 02146.

(7) Consists entirely of shares of Common Stock subject to issuance upon the exercise of outstanding options.


(8) Consists of shares of Common Stock reported as being held by DCC Holdings. Mr. Crowe is a director of DCC plc., of which DCC Holdings is a wholly-owned subsidiary, and may be deemed to control the voting and disposition of such stock and, accordingly, may be deemed to have shared voting and investment power with respect to all of the shares held by DCC Holdings. However, Mr. Crowe disclaims beneficial ownership of all of such shares of Common Stock. Mr. Crowe's address is c/o DCC plc, DCC House, Brewery Road, Stillorgan, Blackrock Co., Dublin, Ireland.



(9) Consists of shares of Common Stock reported as being held by DCC Holdings. Mr. Fagan is a director of DCC plc., of which DCC Holdings is a wholly-owned subsidiary, and may be deemed to control the voting and disposition of such stock and, accordingly, may be deemed to have shared voting and investment power with respect to all of the shares held by DCC Holdings. However, Mr. Fagan disclaims beneficial ownership of all of such shares of Common Stock. Mr. Fagan's address is c/o DCC plc, DCC House, Brewery Road, Stillorgan, Blackrock Co., Dublin, Ireland.


(10) Includes 2,500 shares of Common Stock subject to issuance upon the exercise of outstanding options.

(11) Includes 210,750 shares of Common Stock subject to issuance upon the exercise of outstanding options.

                              SELLING STOCKHOLDERS



    The Selling Stockholders have granted to the Underwriters a thirty-day option to purchase up to 240,000 additional shares of Common Stock, solely to cover over-allotments, if any, made in connection with the sale of the Common Stock offered hereby, on the same terms and conditions as given to the Company. The following table sets forth the shares subject to the over-allotment option, the number of shares owned after the consummation of the Offering and after the over-allotment option is exercised and the percentage of shares in the Company held after consummation of the Offering and after the over-allotment option is exercised. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.



                                                                                              BENEFICIAL OWNERSHIP
                                                                                                 AFTER OFFERING
                                                                                 SHARES        AND OVER-ALLOTMENT
                                                                                 SUBJECT           OPTION (1)
                                                                                TO OVER-    ------------------------
                                                                                ALLOTMENT    NUMBER OF
NAMES AND ADDRESS OF BENEFICIAL OWNER                                            OPTION       SHARES     PERCENTAGE
-----------------------------------------------------------------------------  -----------  -----------  -----------

DCC International Holdings B.V. (2)..........................................     115,500    1,192,746         27.3%

Steven S. Charlap, M.D. (3)..................................................      83,000      857,000         19.6

Alec H. Jaret, D.M.D. (4)....................................................      41,500      438,500         10.0

Morgan Crowe (5).............................................................     115,500    1,192,746         27.3

Brian Fagan (6)..............................................................     115,500    1,192,746         27.3

All Selling Stockholders as a group..........................................     240,000    2,708,996         62.1


------------------------

(1) Assumes Underwriters' over-allotment option is exercised in full. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission under the Exchange Act. Shares of Common Stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of March 15, 1998, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.



(2) The address of DCC Holdings is c/o DCC plc, DCC House, Brewery Road, Stillorgan, Blackrock Co., Dublin, Ireland.



(3) The address of Dr. Charlap is 54 Clements Road, Newton, Massachusetts 02158.



(4) The address of Dr. Jaret is 182 Rawson Road, Brookline, Massachusetts 02146.



(5) Consists of shares of Common Stock reported as being held by DCC Holdings. Mr. Crowe is a director of DCC plc., of which DCC Holdings is a wholly-owned subsidiary, and may be deemed to control the voting and disposition of such stock and, accordingly, may be deemed to have shared voting and investment power with respect to all of the shares held by DCC Holdings. However, Mr. Crowe disclaims beneficial ownership of all of such shares of Common Stock. Mr. Crowe's address is c/o DCC plc, DCC House, Brewery Road, Stillorgan, Blackrock Co., Dublin, Ireland.



(6) Consists of shares of Common Stock reported as being held by DCC Holdings. Mr. Fagan is a director of DCC plc., of which DCC Holdings is a wholly-owned subsidiary, and may be deemed to control the voting and disposition of such stock and, accordingly, may be deemed to have shared voting and investment power with respect to all of the shares held by DCC Holdings. However, Mr. Fagan disclaims beneficial ownership of all of such shares of Common Stock. Mr. Fagan's address is c/o DCC plc, DCC House, Brewery Road, Stillorgan, Blackrock Co., Dublin, Ireland.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    Upon consummation of the Offering, the authorized capital stock of the Company will consist of 7,500,000 shares of Common Stock, $.01 par value per share, of which approximately 4,363,246 shares will be issued and outstanding.


COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by shareholders, including the election of directors. The Restated Certificate of Incorporation does not provide for cumulative voting and, accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.


    The holders of the Common Stock are entitled to such dividends as may be declared at the discretion of the Board of Directors out of funds legally available therefore. See "Dividend Policy." Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any senior stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Offering will be upon payment therefore, fully paid and non-assessable.


REPRESENTATIVE'S WARRANTS


    On the closing of the Offering, the Company will sell to the Representative, individually and not as Representative of the Underwriters, for nominal consideration, the Representative's Warrants entitling the Representative to purchase an aggregate of 160,000 shares of Common Stock at an initial exercise price per share equal to 120% of the initial public offering price hereunder. The Representative's Warrants will be exercisable for a period of four years commencing on the first anniversary of the Offering and will contain certain demand and incidental registration rights relating to the underlying Common Stock, requiring the Company to file, at any time one year after the closing date of the Offering upon written request by the Representative, a registration statement with the Securities and Exchange Commission for the shares of Common Stock represented by the Representative's Warrants, and granting "piggyback" registration rights to the shares issuable upon exercise of the Representative's Warrants for a period beginning one year from the closing date of the Offering and ending seven years from such date. The Representative's Warrants cannot be transferred, assigned or hypothecated, in whole or in part, for a period of twelve months from the date of their issuance, except to any officer or partner of the Representative. The Representative's Warrants will contain customary weighted-average anti-dilution provisions providing for appropriate adjustment of the exercise price and the number of shares issuable upon exercise thereof upon the occurrence of certain events regarding the Common Stock as a whole.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS


    The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms, effective upon consummation of the Offering. A director may be removed only for cause and then only by the vote of a majority of the shares entitled to vote for the election of directors. See "Management--Board of Directors and Committees."

    The Restated Certificate of Incorporation and the By-Laws of the Company provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at duly called annual or special meetings of the stockholders (and not by written consent in lieu thereof), and that special meetings may be called only by the Chairman of the Board of Directors, the President, a majority of the Board of Directors of the Company or holders of 20% or more of the then outstanding shares of voting stock of the Company. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of the outstanding voting securities of the Company, including actions to remove directors. These provisions may also discourage another person or entity from making a tender offer for the Common Stock, because such person or entity, even if it acquired all or a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.



    The Company has elected not to be subject to the provisions of Section 203 of the DGCL.



    The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of the Company to amend or repeal any of the foregoing provisions, or to reduce the number of authorized shares of Common Stock. A 75% vote will also be required to amend or repeal any of the provisions of the By-Laws. The By-Laws may also be amended or repealed by a majority vote of the Board of Directors.


    The By-Laws provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before an annual meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not later than 90 days in advance of the anniversary date of the release of the Company's proxy statement to stockholders in connection with the prior year's annual meeting of stockholders. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting. Business transacted at a special meeting is limited to the purposes for which the meeting is called.

    The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

    The Company's Restated Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Restated Certificate of Incorporation and By-Laws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

REGISTRATION RIGHTS


    DCC Holdings, who will hold 1,308,246 shares of Common Stock (the "Registrable Shares") upon consummation of the Offering (assuming the Underwriters' over-allotment option is not exercised), has certain rights with respect to the registration of such shares of Common Stock under the Securities Act. In general, in the event that the Company proposes to register any shares of Common Stock under the Securities Act for its own account or the account of other stockholders at any time or times, subject to certain exceptions, the Company must, upon the written request of DCC Holdings and any other holders of Registrable Shares, use its best efforts to cause to be registered under the Securities Act all of the Registrable Shares requested to be registered, provided, however, that the Company is not required to register Registrable Securities in excess of the amount, if any, of Common Stock which the principal underwriter of an underwritten offering shall reasonably agree to include in such offering in addition to the shares to be sold by the Company.


    Beginning 180 days after the Company's initial public offering, DCC Holdings will also have the right, subject to certain limitations, to require the Company to prepare and file from time to time a registration statement under the Securities Act with respect to their Registrable Shares, provided that it may not exercise such right within 90 days before the effectiveness of a Company initiated registration, or in circumstances in which the Board determines that such filing could have a material adverse effect on the Company. DCC Holdings may not exercise these registration rights more than twice with respect to a registration statement on a form other than Form S-3, or more than two times in any calendar year with respect to a registration statement on Form S-3. Upon receipt of any such request from such holders, the Company will be required to use its best efforts to effect such registration, subject to certain conditions and limitations. The Company will not be required to maintain such registration statements in effect for periods in excess of nine months, in the case of registrations on Form S-3, or 120 days, in the case of other registrations. The rights of DCC Holdings described above may be transferred to certain affiliates of DCC Holdings or any transferee of 49% or more of the Registrable Shares. DCC Holdings has waived its rights to have any Registrable Shares included in the Registration Statement.


    The Representative's Warrants will contain certain demand and incidental registration rights relating to the underlying Common Stock requiring the Company to file at any time one year after the closing date of the Offering upon written request by the Representative, a registration statement with the Securities and Exchange Commission for the shares of Common Stock represented by the Representative's Warrants, and granting "piggyback" registration rights to the shares issuable upon exercise of the Representative's Warrants for a period beginning one year from the Closing date of the Offering and ending seven years from that date. See "Underwriting."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is expected to be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have outstanding approximately 4,363,246 shares of Common Stock, assuming that the Underwriters do not exercise their over-allotment option. After the Offering, the 1,600,000 shares of Common Stock sold in the Offering and any shares sold by the Selling Stockholders in the event that the Underwriters' over-allotment option to purchase up to 240,000 shares is exercised, will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company, which will be subject to the limitations imposed on "affiliates" of the Company under Rule 144. The remaining 2,763,246 outstanding shares of Common Stock (2,523,246 if the Underwriters' over-allotment option is exercised in full), are "restricted securities" within the meaning of Rule 144 and may not be resold except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption therefrom, including the exemption provided by Rule 144.


    In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, subject to certain restrictions, sell within any three-month period a number of shares which does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock; or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission as required by Rule 144. Rule 144 also permits the sale of shares without any volume limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. The one-year holding period with respect to 2,753,246 shares of Common Stock outstanding prior to the Offering has expired. The remaining 10,000 shares of outstanding Common Stock, which were issued to a director of the Company in accordance with Rule 701 promulgated under the Securities Act, will become eligible for sale subject to the other limitations of Rule 144 ninety days after the effective date of the Registration Statement.


    Shareholders holding or having the right to acquire approximately 98.8% of the Company's outstanding Common Stock and shares of Common Stock issuable upon the exercise of outstanding options have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company they currently hold, without the prior written consent of the Representative, for a period of 180 days following the effective date of the registration statement of which this Prospectus is a part. See "Underwriting."


    On the closing of the Offering, the Company will sell to the Representative, individually and not as Representative of the Underwriters, for nominal consideration, the Representative's Warrants entitling the Representative to purchase an aggregate of 160,000 shares of Common Stock at an initial exercise price per share equal to 120% of the initial public offering price hereunder. The Representative's Warrants will be exercisable for a period of four years commencing one year after the closing date of the Offering and will contain certain demand and incidental registration rights relating to the underlying Common Stock. The holders of the Representative's Warrants may sell shares of Common Stock acquired by exercise of the Representative's Warrants one year from the date of exercise thereof without registration subject to the limitations of Rule 144. See "Underwriting."


    Prior to the Offering, there has been no market for the Common Stock. No predictions can be made as to the effect, if any, that sales of shares of Common Stock under Rule 144 will have on the market price of the Common Stock; sales of Common Stock under Rule 144 in the public market could adversely affect the market price of the Common Stock or the ability of the Company to raise money through a public offering of its equity securities. See "Risk Factors--Potential Adverse Impact on Market Price of Shares Eligible for Future Sale and Registration Rights."

                                  UNDERWRITING

    Subject to the terms and conditions contained in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, for whom H.C. Wainwright & Co., Inc. is acting as Representative, and each of the Underwriters has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that, subject to the terms and conditions set forth therein, the Underwriters are obligated to purchase all of the shares of Common Stock being sold pursuant to the Underwriting Agreement if any of the shares of Common Stock are purchased. Under certain circumstances, under the Underwriting Agreement, the commitments of non-defaulting Underwriters may be increased.


                                                                                        NUMBER OF
UNDERWRITER                                                                              SHARES
----------------------------------------------------------------------------------  -----------------
H.C. Wainwright & Co., Inc........................................................

Total.............................................................................


    The Representative has advised the Company that the Underwriters propose initially to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of $         per share. The Underwriters
may allow, and such dealers may reallow, a discount not in excess of $ per share of Common Stock on sales to certain other dealers. After the initial public offering, but not before, the public offering price, concession and discount may be changed.

    The Company and the Selling Stockholders have granted the Underwriters an option to purchase up to an additional 240,000 shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. Such option, which will expire 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments, if any, made in connection with the sale of Common Stock offered hereby. To the extent that this option is exercised, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased initially by that Underwriter bears to the total number of shares of Common Stock to be purchased initially by the Underwriters. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 1,600,000 shares of Common Stock are being offered hereby. See "Principal and Selling Stockholders."

    The Company has agreed to pay the Representative a non-accountable expense allowance of three percent (3.0%) of the gross proceeds of the Offering, which will include proceeds from the over-allotment option if exercised. The Representative's expenses in excess of the non-accountable expense allowance, including its legal expenses, will be borne by the Representative.

    At the request of the Company, the Underwriters have reserved up to 5% of the shares of Common Stock offered hereby for sale to certain directors, officers, employees and certain other persons having business relationships with the Company, who have expressed an interest in purchasing shares of Common Stock in the Offering. The price for such reserved shares will be the public offering price. The number of shares available to the general public will be reduced to the extent such persons purchase the reserved shares. Any reserved shares that are not so purchased by such persons at the initial closing of this Offering will be sold by the Underwriters to the general public on the same terms as the other shares of Common Stock offered hereby.

    On the closing of the Offering, the Company will sell to the Representative, individually and not as Representative of the Underwriters, for nominal consideration, the Representative's Warrants entitling the

Representative to purchase an aggregate of 160,000 shares of Common Stock at an initial exercise price per share equal to 120% of the initial public offering price hereunder. The Representative's Warrants will be exercisable for a period of four years commencing on the first anniversary of the Offering and will contain certain demand and incidental registration rights relating to the underlying Common Stock, requiring the Company to file, at any time one year after the closing date of the Offering upon written request by the Representative, a registration statement with the Securities and Exchange Commission for the shares of Common Stock represented by the Representative's Warrants, and granting "piggyback" registration rights to the shares issuable upon exercise of the Representative's Warrants for a period beginning one year from the closing date of the Offering and ending seven years from such date. The Representative's Warrants cannot be transferred, assigned or hypothecated, in whole or in part, for a period of twelve months from the date of their issuance, except to any officer or partner of the Representative. The Representative's Warrants will contain customary weighted-average anti-dilution provisions providing for appropriate adjustment of the exercise price and the number of shares issuable upon exercise thereof upon the occurrence of certain events regarding the Common Stock as a whole.


    For the life of the Representative's Warrants, their holders have, at nominal cost, the opportunity to profit from a rise in the market price for the Common Stock without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representative's Warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of the Representative's Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by the Representative's Warrants. Additionally, if the Representative should exercise its registration rights to effect a distribution of the underlying shares of Common Stock, the Representative, prior to and during such distribution, would be unable to make a market in the Common Stock. If the Representative must cease making a market, the market and market price for the Common Stock may be adversely affected and holders of the Common Stock may be unable to sell the Common Stock.


    The Company has, subject to certain exceptions with respect to employee and director stock options, agreed not to, directly or indirectly, sell, offer to sell, grant any option to purchase, or otherwise dispose of, any Common Stock or any security convertible or exchangeable into, or exercisable for, such Common Stock or file any registration statement with respect to any of the foregoing, for a period of 180 days after the effective date of the Registration Statement, without the prior written consent of the Underwriters.


    Shareholders holding or having the right to acquire approximately 98.8% of the Company's outstanding Common Stock and shares of Common Stock issuable upon the exercise of outstanding options have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company they currently hold, without the prior written consent of the Underwriter for a period of 180 days following the date of this Prospectus.


    The Company has granted H.C. Wainwright & Co., Inc. the right to act as the Company's financial advisor on an exclusive basis until January 27, 2001 with respect to any sale or disposition of the Company or any of its assets or the acquisition by the Company of any securities or assets of any other business entity. Until September 3, 2000, the Company has also granted H.C. Wainwright & Co., Inc. the right to act as a lead underwriter with respect to any sales of equity securities by the Company. In addition, the Company has granted to H.C. Wainwright & Co., Inc. the right to nominate one director to the Company's Board of Directors, effective upon the closing of the Offering.


    The Representative has advised the Company that the Underwriters do not intend to confirm sales of Common Stock offered hereby to any accounts over which they exercise discretionary authority.

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock was determined by negotiations among the Company and the Underwriters. Among the factors considered in such negotiations, in addition to prevailing market conditions, were certain financial information of the Company, an assessment of the Company's management, estimates of the business potential and earnings prospects of the Company, the present state of the Company's development and operations, the present state of the Company's industry in general and other factors deemed relevant. The initial public offering price range set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

    In connection with the Offering, the Underwriters and certain selling group members may engage in stabilizing, syndicate short covering transactions or other transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Stabilizing transactions may consist of initiating bids or effecting purchases on the Nasdaq SmallCap Market for the purpose of preventing or retarding a decline in the market price of the Common Stock. Bids or purchases effected by the Underwriters or selling group members for such purposes may be instituted at prices no higher than the initial public offering price or the most recent independent bid, whichever is less. Such transactions may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

    The Company has applied to include its Common Stock for quotation on the Nasdaq SmallCap Market under the symbol HDMD.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby and certain legal matters will be passed upon for the Company by Bingham Dana LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS


    The audited consolidated financial statements of the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included herein, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.


                             ADDITIONAL INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement of which this Prospectus is a part under the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each such statement being qualified in all respects by such reference. For further information, reference is hereby made to the Registration Statement and to the schedules and exhibits thereto, which can be inspected and copied at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of each such document may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, such material can also be obtained from the Commission's Web site at http://www.sec.gov.
                            ------------------------

    Following this Offering, the Company will be subject to the reporting and other requirements of the Exchange Act, as amended, and intends to furnish to its shareholders annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                                -----

Report of Independent Public Accountants...................................................................         F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997,
  and March 31, 1998 (Unaudited and Pro Forma).............................................................         F-3

Consolidated Statements of Operations for the Years Ended December 31, 1995, 1996 and 1997,
  and for the three months ended March 31, 1997 and 1998 (Unaudited).......................................         F-4

Consolidated Statements of Preferred Stock and Common Stockholders' Equity (Deficit) for the Years Ended
  December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1998 (Unaudited and Pro
  Forma)...................................................................................................         F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1996
  and 1997, and for the three months ended March 31, 1997 and 1998 (Unaudited).............................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HealthDrive Corporation and Subsidiaries:


    We have audited the accompanying consolidated balance sheets of HealthDrive Corporation (a Delaware corporation) and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, preferred stock and common stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HealthDrive Corporation and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
April 8, 1998

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,                       PRO FORMA
                                                            --------------------------   MARCH 31,    MARCH 31,
                                                                1996          1997         1998         1998
                                                            ------------  ------------  -----------  -----------
                                                                                              (UNAUDITED)
                                                                                                 NOTE 2

                                                     ASSETS
Current Assets:
  Cash and cash equivalents...............................  $      2,484  $     15,062  $    28,894  $    28,894
  Accounts receivable, net of allowances of approximately
    $355,000, $349,000 and $574,000 in 1996, 1997 and
    1998, respectively....................................     1,435,812     1,733,099    2,253,247    2,253,247
  Refundable income taxes.................................       160,000       --           --           --
  Prepaid expenses and other current assets...............       216,311       221,326      205,151      205,151
                                                            ------------  ------------  -----------  -----------
      Total current assets................................     1,814,607     1,969,487    2,487,292    2,487,292
                                                            ------------  ------------  -----------  -----------
Property and Equipment, at cost:
  Medical equipment.......................................       682,489       738,002      740,109      740,109
  Furniture, fixtures and office equipment................       639,659       643,503      648,921      648,921
  Equipment under capital leases..........................       568,595       670,236      625,955      625,955
                                                            ------------  ------------  -----------  -----------
                                                               1,890,743     2,051,741    2,014,985    2,014,985
  Less--Accumulated depreciation..........................       966,823     1,308,540    1,341,567    1,341,567
                                                            ------------  ------------  -----------  -----------
                                                                 923,920       743,201      673,418      673,418
                                                            ------------  ------------  -----------  -----------
                                                            $  2,738,527  $  2,712,688  $ 3,160,710  $ 3,160,710
                                                            ------------  ------------  -----------  -----------
                                                            ------------  ------------  -----------  -----------
                     LIABILITIES, PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Revolving line of credit loans..........................  $    361,000  $    325,000  $   510,000  $   510,000
  Current portion of capital lease obligations............       100,976       105,325       99,265       99,265
  Accounts payable........................................       142,154       125,629      111,667      111,667
  Accrued expenses........................................       690,124       684,750      811,460      811,460
  Accrued income taxes....................................        18,193        16,839       76,026       76,026
                                                            ------------  ------------  -----------  -----------
      Total current liabilities...........................     1,312,447     1,257,543    1,608,418    1,608,418
                                                            ------------  ------------  -----------  -----------
Capital Lease Obligations, net of current portion.........        82,302        56,174       34,821       34,821
                                                            ------------  ------------  -----------  -----------
Commitments (Note 8)
Preferred Stock:
  Class A Convertible Preferred Stock, $.01 par value--...     1,280,000     1,340,000    1,355,000      --
    Authorized, issued and outstanding--571,428 shares
      stated at liquidation value, at December 31, 1996
      and 1997, and March 31, 1998; none pro forma
  Class B Convertible Preferred Stock, $.01 par value--...       580,000       610,000      617,500      --
    Authorized, issued and outstanding--181,818 shares
      stated at liquidation value, at December 31, 1996
      and 1997, and March 31, 1998; none pro forma
Common Stockholders' Equity (Deficit):
  Common stock, $.01 par value--
    Authorized--3,259,162; issued and outstanding--
      2,010,000 shares at December 31, 1996 and 1997, and
      March 31, 1998; 2,763,246 shares pro forma..........        20,100        20,100       20,100       27,632
  Additional paid-in capital..............................       487,103       487,103      487,103    1,979,571
  Accumulated deficit.....................................    (1,023,425)   (1,058,232)    (962,232)    (489,732)
                                                            ------------  ------------  -----------  -----------
    Total common stockholders' equity (deficit)...........      (516,222)     (551,029)    (455,029)   1,517,471
                                                            ------------  ------------  -----------  -----------
                                                            $  2,738,527  $  2,712,688  $ 3,160,710  $ 3,160,710
                                                            ------------  ------------  -----------  -----------
                                                            ------------  ------------  -----------  -----------


  The accompanying notes are an integral part of these consolidated financial statements.

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           THREE MONTHS ENDED
                                                  FOR YEAR ENDED DECEMBER 31,                  MARCH 31,
                                           ------------------------------------------  --------------------------
                                               1995          1996           1997           1997          1998
                                           ------------  -------------  -------------  ------------  ------------

                                                                                              (UNAUDITED)
Net Patient Service Revenue..............  $  8,575,188  $  11,005,758  $  12,929,795  $  3,022,954  $  3,487,262
Direct Patient Care Costs................     5,362,392      7,019,595      8,212,689     1,961,886     2,159,457
                                           ------------  -------------  -------------  ------------  ------------
    Gross profit.........................     3,212,796      3,986,163      4,717,106     1,061,068     1,327,805
Selling, General and Administrative
  Expenses...............................     3,217,730      4,879,840      4,601,990     1,137,736     1,148,859
                                           ------------  -------------  -------------  ------------  ------------
    Income (loss) from operations........        (4,934)      (893,677)       115,116       (76,668)      178,946
Interest Income..........................        23,950          5,807             48            32           355
Interest Expense.........................       (19,739)       (31,788)       (65,021)      (15,175)      (12,378)
Other Income.............................           892         14,461          5,050           (54)       10,764
                                           ------------  -------------  -------------  ------------  ------------
    Income (loss) before provision
      (benefit) for income taxes.........           169       (905,197)        55,193       (91,865)      177,687
Provision (Benefit) for Income Taxes.....       --            (160,000)      --             --             59,187
                                           ------------  -------------  -------------  ------------  ------------
    Net income (loss)....................           169       (745,197)        55,193       (91,865)      118,500
Accretion of Dividends on Preferred
  Stock..................................       (90,000)       (90,000)       (90,000)      (22,500)      (22,500)
                                           ------------  -------------  -------------  ------------  ------------
    Net income (loss) available to common
      stockholders.......................  $    (89,831) $    (835,197) $     (34,807) $   (114,365) $     96,000
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
Net Income (Loss) per Common and
  Potential Common Share:
    Basic................................  $      (0.04) $       (0.42) $       (0.02) $      (0.06) $       0.05
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
    Diluted..............................  $      (0.04) $       (0.42) $       (0.02) $      (0.06) $       0.03
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
    Pro forma diluted....................                               $        0.02                $       0.04
                                                                        -------------                ------------
                                                                        -------------                ------------
Weighted Average Common and Potential
  Common Shares Outstanding:
    Basic................................     2,000,000      2,000,792      2,010,000     2,010,000     2,010,000
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
    Diluted..............................     2,000,000      2,000,792      2,010,000     2,010,000     2,993,725
                                           ------------  -------------  -------------  ------------  ------------
                                           ------------  -------------  -------------  ------------  ------------
    Pro forma diluted....................                                   2,882,773                   2,993,725
                                                                        -------------                ------------
                                                                        -------------                ------------


  The accompanying notes are an integral part of these consolidated financial statements.

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES


   CONSOLIDATED STATEMENTS OF PREFERRED STOCK AND COMMON STOCKHOLDERS' EQUITY
                                   (DEFICIT)


                                                                      PREFERRED STOCK
                                                     --------------------------------------------------    COMMON STOCKHOLDERS'
                                                                                                             EQUITY (DEFICIT)
                                                             CLASS A                   CLASS B           ------------------------
                                                      CONVERTIBLE PREFERRED     CONVERTIBLE PREFERRED
                                                              STOCK                     STOCK                  COMMON STOCK
                                                     ------------------------  ------------------------  ------------------------
                                                      NUMBER OF   LIQUIDATION   NUMBER OF   LIQUIDATION   NUMBER OF    $.01 PAR
                                                       SHARES        VALUE       SHARES        VALUE       SHARES        VALUE
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Balance, December 31, 1994.........................     571,428    $1,160,000     181,818    $ 520,000    2,000,000    $  20,000
  Accretion of dividends on Class A and B
    convertible preferred stock....................      --           60,000       --           30,000       --           --
  Net income.......................................      --           --           --           --           --           --
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Balance, December 31, 1995.........................     571,428    1,220,000      181,818      550,000    2,000,000       20,000
  Exercise of stock options........................      --           --           --           --           10,000          100
  Accretion of dividends on Class A and B
    convertible preferred stock....................      --           60,000       --           30,000       --           --
  Net loss.........................................      --           --           --           --           --           --
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Balance, December 31, 1996.........................     571,428    1,280,000      181,818      580,000    2,010,000       20,100
  Accretion of dividends on Class A and B
    convertible preferred stock....................      --           60,000       --           30,000       --           --
  Net income.......................................      --           --           --           --           --           --
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Balance, December 31, 1997.........................     571,428    1,340,000      181,818      610,000    2,010,000       20,100
  Accretion of dividends on Class A and B
    convertible preferred stock (Unaudited)........      --           15,000       --            7,500       --           --
  Net income (Unaudited)...........................      --           --           --           --           --           --
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Balance, March 31, 1998 (Unaudited)................     571,428    $1,355,000     181,818    $ 617,500    2,010,000    $  20,100
                                                     -----------  -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------  -----------
  Pro forma conversion of preferred stock to common
    stock and forfeiture of cumulative dividends
    (Unaudited)....................................    (571,428)  (1,355,000)    (181,818)    (617,500)     753,246        7,532
                                                     -----------  -----------  -----------  -----------  -----------  -----------
Pro Forma Balance, March 31, 1998 (Unaudited)......      --        $  --           --        $  --        2,763,246    $  27,632
                                                     -----------  -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------  -----------


                                                                                    TOTAL
                                                                                    COMMON
                                                     ADDITIONAL                 STOCKHOLDERS'
                                                       PAID-IN    ACCUMULATED       EQUITY
                                                       CAPITAL      DEFICIT       (DEFICIT)
                                                     -----------  ------------  --------------
Balance, December 31, 1994.........................   $ 473,403    $  (98,397)    $  395,006
  Accretion of dividends on Class A and B
    convertible preferred stock....................      --           (90,000)       (90,000)
  Net income.......................................      --               169            169
                                                     -----------  ------------  --------------
Balance, December 31, 1995.........................     473,403      (188,228)       305,175
  Exercise of stock options........................      13,700        --             13,800
  Accretion of dividends on Class A and B
    convertible preferred stock....................      --           (90,000)       (90,000)
  Net loss.........................................      --          (745,197)      (745,197)
                                                     -----------  ------------  --------------
Balance, December 31, 1996.........................     487,103    (1,023,425)      (516,222)
  Accretion of dividends on Class A and B
    convertible preferred stock....................      --           (90,000)       (90,000)
  Net income.......................................      --            55,193         55,193
                                                     -----------  ------------  --------------
Balance, December 31, 1997.........................     487,103    (1,058,232)      (551,029)
  Accretion of dividends on Class A and B
    convertible preferred stock (Unaudited)........      --           (22,500)       (22,500)
  Net income (Unaudited)...........................      --           118,500        118,500
                                                     -----------  ------------  --------------
Balance, March 31, 1998 (Unaudited)................   $ 487,103    $ (962,232)    $ (455,029)
                                                     -----------  ------------  --------------
                                                     -----------  ------------  --------------
  Pro forma conversion of preferred stock to common
    stock and forfeiture of cumulative dividends
    (Unaudited)....................................   1,492,468       472,500      1,972,500
                                                     -----------  ------------  --------------
Pro Forma Balance, March 31, 1998 (Unaudited)......   $1,979,571   $ (489,732)    $1,517,471
                                                     -----------  ------------  --------------
                                                     -----------  ------------  --------------


  The accompanying notes are an integral part of these consolidated financial statements.

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              THREE MONTHS ENDED
                                                             FOR YEAR ENDED DECEMBER 31,          MARCH 31,
                                                           --------------------------------  --------------------
                                                             1995       1996        1997       1997       1998
                                                           ---------  ---------  ----------  ---------  ---------

                                                                                                 (UNAUDITED)
Cash Flows from Operating Activities:
  Net income (loss)......................................  $     169  $(745,197) $   55,193  $ (91,865) $ 118,500
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities--
    Depreciation.........................................    230,093    280,911     341,717     85,720     75,215
    Provision for bad debts..............................    612,000    811,000     809,000    198,000    243,000
    Gain on disposal of property and equipment...........     --         --          --         --         (9,474)
    Changes in assets and liabilities--
      Accounts receivable................................   (804,730)  (622,879) (1,106,287)  (618,510)  (763,148)
      Refundable income taxes............................     --       (160,000)    160,000    160,000     --
      Prepaid expenses and other current assets..........    (63,673)    (9,055)     (5,015)  (181,407)    16,175
      Accounts payable...................................     90,271   (106,054)    (16,525)   (79,684)   (13,962)
      Accrued expenses...................................   (103,907)   337,073      (5,374)    38,295    126,710
      Accrued income taxes...............................       (480)    (8,875)     (1,354)    39,236     59,187
                                                           ---------  ---------  ----------  ---------  ---------
        Net cash provided by (used in) operating
          activities.....................................    (40,257)  (223,076)    231,355   (450,215)  (147,797)
                                                           ---------  ---------  ----------  ---------  ---------
Cash Flows from Investing Activities:
  Purchases of property and equipment....................   (279,178)  (377,344)    (60,198)   (10,086)    (7,525)
  Proceeds from sale of property and equipment...........     --         --          --         --         11,567
                                                           ---------  ---------  ----------  ---------  ---------
        Net cash provided by (used in) investing
          activities.....................................   (279,178)  (377,344)    (60,198)   (10,086)     4,042
                                                           ---------  ---------  ----------  ---------  ---------
Cash Flows from Financing Activities:
  Borrowings (payments) under revolving line of credit...     --        361,000     (36,000)   490,995    185,000
  Exercise of stock options..............................     --         13,800      --         --         --
  Payments under capital lease obligations...............    (99,387)  (134,175)   (122,579)   (33,178)   (27,413)
                                                           ---------  ---------  ----------  ---------  ---------
        Net cash provided by (used in) financing
          activities.....................................    (99,387)   240,625    (158,579)   457,817    157,587
                                                           ---------  ---------  ----------  ---------  ---------
Net Increase (Decrease) in Cash and Cash Equivalents.....   (418,822)  (359,795)     12,578     (2,484)    13,832
Cash and Cash Equivalents, beginning of year.............    781,101    362,279       2,484      2,484     15,062
                                                           ---------  ---------  ----------  ---------  ---------
Cash and Cash Equivalents, end of year...................  $ 362,279  $   2,484  $   15,062  $  --      $  28,894
                                                           ---------  ---------  ----------  ---------  ---------
                                                           ---------  ---------  ----------  ---------  ---------
Supplemental Disclosure of Cash Flow Information:
  Cash paid for--
    Interest.............................................  $  19,739  $  31,790  $   62,570  $  15,175  $  11,112
                                                           ---------  ---------  ----------  ---------  ---------
                                                           ---------  ---------  ----------  ---------  ---------
    Taxes................................................  $  62,480  $   6,886  $    1,112  $  --      $  --
                                                           ---------  ---------  ----------  ---------  ---------
                                                           ---------  ---------  ----------  ---------  ---------
Supplemental Disclosure of Noncash Investing and
  Financing Transactions:
  Purchase of property and equipment under capital
    lease................................................  $  75,359  $ 161,909  $  100,800  $  15,668  $  --
                                                           ---------  ---------  ----------  ---------  ---------
                                                           ---------  ---------  ----------  ---------  ---------
  Accretion of dividends on Class A and B Convertible
    Preferred Stock......................................  $  90,000  $  90,000  $   90,000  $  22,500  $  22,500
                                                           ---------  ---------  ----------  ---------  ---------
                                                           ---------  ---------  ----------  ---------  ---------


  The accompanying notes are an integral part of these consolidated financial statements.

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                (including data applicable to unaudited periods)


(1) OPERATIONS


    HealthDrive Corporation (HealthDrive) and (collectively with its subsidiaries, the Company) is the sole sponsor of, and provider of administrative services to, four exclusively-affiliated professional corporations and one exclusively-affiliated taxable not-for-profit corporation:
Alec H. Jaret, D.M.D., P.C., Jeffery Morer, O.D., P.C., Mary C. Manesis, D.P.M., P.C., Steven S. Charlap, M.D., P.C. and HealthDrive Michigan Corporation (the Practices). The Practices provide dentistry, optometry, podiatry, audiology and primary care services primarily to nursing home residents at patient sites.


    The Company is subject to a number of risks common to companies in similar stages of development, including dependence on key individuals, competition from substitute service providers, the need for adequate financing to fund future operations and the continued successful development and marketing of its services. (See Risk Factors included elsewhere in this Prospectus)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying consolidated financial statements reflect the application of certain accounting policies described in this note and elsewhere in the notes to consolidated financial statements.


  (A) PRINCIPLES OF CONSOLIDATION



    The Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) recently released Issue No. 97-2: Application of FASB Statement of Financial Accounting Standards (SFAS) No. 94, CONSOLIDATION OF ALL MAJORITY-OWNED SUBSIDIARIES, and Accounting Principles Board (APB) Opinion No. 16, BUSINESS COMBINATIONS, to Physician Practice Management (PPM) Entities and Certain Other Entities with Contractual Management Arrangements. The EITF addressed the issue of whether an entity can establish controlling financial interest, as contemplated by SFAS No. 94, in a physician practice through a contractual management agreement without having ownership of a majority of the outstanding voting equity instruments of the physician practice. The EITF reached a consensus that an entity can establish a controlling financial interest in a physician practice through contractual management arrangements and, therefore, require the consolidation of the physician practice if certain requirements are met. For all arrangements that existed on November 20, 1997, the guidance provided by EITF 97-2 is effective for financial statements for fiscal years ending after December 15, 1998. For all transactions and modifications of existing arrangements that occur after the consensus reached in EITF 97-2, the guidance is effective immediately.



    As of November 20, 1997, the Company had exclusive operating agreements with each of the Practices. The operating agreements all had initial terms of ten years, and they provided significant control by HealthDrive over the Practices, along with financial interdependence on HealthDrive by the Practices. This controlling financial interest, along with other factors provide the historical basis for the consolidation of HealthDrive and the Practices for financial reporting purposes.



    During May 1998, HealthDrive entered into amended operating agreements with Alec H. Jaret, D.M.D., P.C., Steven S. Charlap, M.D., P.C. and HealthDrive Michigan Corporation. Management of HealthDrive believes that the amended operating agreements will be executed between HealthDrive and Jeffrey Morer, O.D., P.C. and Mary C. Manesis, D.P.M., P.C. in the near future. The amended operating agreements have forty year terms, expiring in May 2038. The Practices may only terminate the operating agreements upon a material breach of the operating agreement by the Company or bankruptcy of the Company. Under the operating agreements, HealthDrive provides certain administrative and other

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


functions. HealthDrive has exclusive authority over decision making relating to all major ongoing operations of the underlying Practices with the exception of the professional aspects of the medical practice as required by state law. The delivery of medical and dental services is supervised, directed and controlled, and all final determinations with respect thereto are made, exclusively by the Practices. HealthDrive is exclusively responsible for the operation of all other aspects of the Practices. The operating agreements also grant to the Practices a non-exclusive license for the use of the name "HealthDrive" and provides for the extension of credit to the Practices. As consideration for the license, extension of credit and services provided by HealthDrive, the Practices pay a fee equal to their net revenues, less expenses on an accrual basis adjusted for book to tax differences. Expenses of the Practices consist primarily of compensation related costs for providers, bad debt expense, workers' compensation for the providers and malpractice insurance expenses. Under the terms of the operating agreement, the fee paid to HealthDrive from the Practices may not exceed the fair market value of the license, extension of credit and services provided by HealthDrive. As a result of the fee paid to HealthDrive, the Practices have no taxable income.



    As discussed above, the operating agreements provide for the extension of credit to the Practices to fund working capital requirements, including without limitation amounts due to HealthDrive pursuant to the operating agreements. Such extension of credit are demand loans which are due and payable, including the principal balance and all accrued interest, upon 30 days written notice by HealthDrive. The operating agreements do not limit the amount of loans to the Practices. Interest on the unpaid principal balance is determined in good faith by HealthDrive, but in no event shall it exceed the prime rate (8.5% at March 31, 1998), plus 5%. The loans are secured by an unperfected lien on the Practices' accounts receivable that is subordinate to a perfected lien on the same assets granted to a bank under the revolving line of credit (see Note 3). The loans eliminate in consolidation.



    Concurrent with the execution of the operating agreements, HealthDrive entered into option agreements with the sole equity holder (the Nominee Shareholder) of Alec H. Jaret, D.M.D., P.C., Steven S. Charlap, M.D., P.C. and HealthDrive Michigan Corporation. Management of HealthDrive believes that the option agreements will be executed between HealthDrive and Jeffery Morer, O.D., P.C. and Mary C. Manesis, D.P.M., P.C. in the near future. The option agreements allow HealthDrive at its sole discretion without cause to establish or change the Nominee Shareholder of a Practice and HealthDrive can name anyone as a new Nominee Shareholder. HealthDrive can at all times establish and effect a change in the Nominee Shareholder and there is no limit to the number of times that the Nominee Shareholder is changed. In addition, HealthDrive maintains non-compete agreements with the Nominee Shareholder of each of the Practices. Under the option agreement, the Nominee Shareholder selected by HealthDrive would purchase all the equity of the Practice for a purchase price equal to the fair market value of the Practice, but in no event for an amount greater than $100,000. This amount is considered nominal to the Company. Through the operating agreements and option agreements, HealthDrive has a significant long-term financial interest in the Practices, the interests in which are unilaterally salable and transferable by HealthDrive and fluctuate based on actual performance of the operations of the Practices. There was no consideration paid upon the execution of the amended operating agreements and option agreements. The option agreements meet the requirements of the nominee shareholder situation detailed in EITF 97-2; therefore, the Practices will continue to be consolidated with HealthDrive.


  (B) REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

    Revenue is recognized when services are rendered. The Company's revenue is derived from services rendered to patients. Accounts receivable and revenue are presented net of contractual allowances which represent the difference between the usual and customary fees and the fees allowed by third party payors.

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


While the Company is not able to track revenue by payor source, for the years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1998, the Company estimates that the percentage of revenue attributable to third party payors was approximately 68%, 72%, 72% and 69%, respectively, based on cash receipts. The Company is, from time to time, subject to reviews and audits by various third party payors, which can result in potential material claims against the Company. The Company believes that it has complied with all appropriate rules and regulations and will vigorously defend against any determination to the contrary. The Company does not believe that the results of any pending or in-process audits will have a material impact on its financial condition or results of operations.


  (C) CASH AND CASH EQUIVALENTS


    The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents consist primarily of cash and money market funds at December 31, 1996 and 1997, and March 31, 1998.


  (D) DEPRECIATION

    Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over their estimated useful lives as follows:

                                                                                               ESTIMATED
ASSET CLASSIFICATION                                                                          USEFUL LIFE
--------------------------------------------------------------------------------------------  -----------
Medical equipment...........................................................................     5 years
Furniture, fixtures and office equipment....................................................     5 years
Equipment under capital leases..............................................................     3 years

  (E) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (F) DERIVATIVE FINANCIAL INSTRUMENT AND FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company does not have any derivative or other financial instruments as defined by SFAS No. 119, DISCLOSURE ABOUT FINANCIAL INSTRUMENTS AND FAIR VALUE OF FINANCIAL INSTRUMENTS.


    SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of an estimate of the fair value of certain financial instruments. The Company's financial instruments consist of cash and cash equivalents, accounts receivable and a revolving line of credit. The estimated fair value of these financial instruments approximates their carrying value at December 31, 1996 and 1997, and March 31, 1998. The estimated fair values have been determined through information obtained from market sources and management estimates. As discussed in Note 2(a), intercompany loans to the Practices have been eliminated in consolidation.

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  (G) CONCENTRATION OF CREDIT RISK


    SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company maintains its cash and cash equivalents with established financial institutions. The Company does not believe it has accounts receivable collection risk in excess of existing reserves. Medicare accounted for approximately 63%, 64% and 55% of accounts receivable at December 31, 1996 and 1997, and March 31, 1998, respectively, and Medicaid accounted for approximately 16%, 16% and 20% of accounts receivable at December 31, 1996 and 1997, and March 31, 1998.



    The following schedule summarizes the activity of the Company's accounts receivable reserve for the three years ended December 31, 1997, and for the three months ended March 31, 1998:



DESCRIPTION
-----------------------------------------------------   BALANCE AT   CHARGED TO               BALANCE AT
                                                       BEGINNING OF   COSTS AND                 END OF
ACCOUNTS RECEIVABLE RESERVE                               PERIOD      EXPENSES    WRITE-OFFS    PERIOD
                                                       ------------  -----------  ----------  ----------
December 31, 1995....................................   $  245,000    $ 612,000   $  595,000  $  262,000
December 31, 1996....................................      262,000      811,000      718,000     355,000
December 31, 1997....................................      355,000      809,000      815,000     349,000
March 31, 1998.......................................      349,000      243,000       18,000     574,000


  (H) ACCRUED EXPENSES


    Accrued expenses at December 31, 1996 and 1997, and March 31, 1998 consist of the following:



                                                                                             MARCH 31,
                                                                        1996        1997        1998
                                                                     ----------  ----------  ----------
Accrued payroll and benefits.......................................  $  211,143  $  205,069  $  227,288
Accrued insurance..................................................     105,565     145,203     145,203
Accrued other......................................................     373,416     334,478     438,969
                                                                     ----------  ----------  ----------
                                                                     $  690,124  $  684,750  $  811,460
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------


  (I) NET INCOME (LOSS) PER SHARE


    In March 1997, the Company adopted SFAS No. 128, EARNINGS PER SHARE, effective December 15, 1997. SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. The Company has applied the provisions of SFAS No. 128 retroactively to all periods presented. In accordance with SEC Staff Accounting Bulletin (SAB) No. 98, the Company has determined that there were no nominal issuances of common stock or potential common stock in the period prior to the Company's planned initial public offering (IPO). The dilutive effect of potential common shares for the three months ended March 31, 1998, consisting of outstanding stock options and convertible preferred stock, is determined using the treasury method and the if-converted method, respectively, in accordance with SFAS No. 128. Diluted weighted average shares outstanding for the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1997, exclude the potential common shares from stock options and convertible preferred stock outstanding because to do so would have been antidilutive for the periods presented. The potential

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


common shares excluded for the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1997, related to outstanding stock options were 71,560, 136,867, 119,527 and 108,252 shares, respectively. The potential common shares excluded for the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1997, related to convertible preferred stock were 753,246 shares for each period. Pro forma diluted net income (loss) per common and potential common share assumes that all classes of convertible preferred stock had been converted to common stock as of the original issuance dates. In addition, pro forma diluted net income (loss) per common and potential common shares has been calculated without consideration to the accretion of dividends due to the forfeiture of such dividends upon the automatic conversion of all classes of preferred stock to common stock.

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


    Calculations of basic, diluted and pro forma diluted net income (loss) per common share and potential common share are as follows:


                                                                              MARCH 31,     MARCH 31,
                                       1995          1996          1997          1997          1998
                                   ------------  ------------  ------------  ------------  ------------
Net income (loss)................  $        169  $   (745,197) $     55,193  $    (91,865) $    118,500
Accretion of dividends on
  preferred stock................       (90,000)      (90,000)      (90,000)      (22,500)      (22,500)
                                   ------------  ------------  ------------  ------------  ------------
Net income (loss) available to
  common shareholders............  $    (89,831) $   (835,197) $    (34,807) $   (114,365) $     96,000
                                   ------------  ------------  ------------  ------------  ------------
                                   ------------  ------------  ------------  ------------  ------------
Weighted average common shares
  outstanding....................     2,000,000     2,000,792     2,010,000     2,010,000     2,010,000
Potential common shares pursuant
  to stock options...............            --            --            --            --       230,479
Potential common shares pursuant
  to conversion of redeemable
  convertible preferred stock....            --            --            --            --       753,246
                                   ------------  ------------  ------------  ------------  ------------
Diluted weighted average
  shares.........................     2,000,000     2,000,792     2,010,000     2,010,000     2,993,725
Pro forma potential common shares
  pursuant to stock options......                                   119,527                          --
Pro forma conversion of
  convertible preferred stock....                                   753,246                          --
                                                               ------------                ------------
Pro forma diluted weighted
  average shares outstanding.....                                 2,882,773                   2,993,725
                                                               ------------                ------------
Basic net income (loss) per
  common share...................  $      (0.04) $      (0.42) $      (0.02) $      (0.06) $       0.05
                                   ------------  ------------  ------------  ------------  ------------
                                   ------------  ------------  ------------  ------------  ------------
Diluted net income (loss) per
  share and potential common
  share..........................  $      (0.04) $      (0.42) $      (0.02) $      (0.06) $       0.03
                                   ------------  ------------  ------------  ------------  ------------
                                   ------------  ------------  ------------  ------------  ------------
Pro forma diluted net income
  (loss) per common and potential
  common share...................                              $       0.02                $       0.04
                                                               ------------                ------------
                                                               ------------                ------------


  (J) PRO FORMA PRESENTATION


    The pro forma balance sheet as of March 31, 1998 and the pro forma statement of stockholders' equity (deficit) for the three months then ended reflects the automatic conversion, based on a 1:1 ratio, of all outstanding shares Class A and Class B Preferred Stock into an aggregate of 753,246 shares of common stock and the forfeiture of $472,500 of cumulative dividends accrued, all of which will occur upon the closing of the Company's proposed initial public offering.

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)



  (K) UNAUDITED INTERIM FINANCIAL STATEMENTS



    In the opinion of the Company's management, the March 31, 1997 and 1998 unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of results for the respective interim period. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year or for any future period.



  (L) RECENTLY ISSUED ACCOUNTING STANDARDS


    In June and July 1997, the FASB issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME and SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, respectively. Both SFAS No. 130 and No. 131 are effective for fiscal years beginning after December 15, 1997. The Company believes that the adoption of these new accounting standards will not have a material impact on the Company's financial statements.


    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, ACCOUNTING FOR THE COST OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP 98-1 applies to all nongovernmental entities and is effective for financial statements for fiscal years beginning after December 15, 1998. The Company believes that the adoption of SOP 98-1 will not have a material impact on the Company's financial statements.


(3) REVOLVING LINE OF CREDIT


    In 1997, the Company amended its revolving line of credit agreement with a bank, which is based on qualified accounts receivable, as defined, not to exceed $1,250,000. The line of credit bears interest at prime (8.5% at March 31, 1998) plus 1% and is collateralized by substantially all of the assets of the Company. As of March 31, 1998 the Company had approximately $740,000 of available borrowings. The Company's line of credit expires January 1, 1999. Under the terms of the agreement, the Company is not allowed to pay dividends on its common stock and the right to require dividends by the preferred stockholder discussed in Note 6(b) is subordinate to the line of credit and is not allowed until all amounts outstanding under the line of credit have been repaid.



    In addition, the Company is subject to certain financial covenants, including total liabilities to tangible net worth, interest coverage ratio, no net losses and minimum current ratio. For the three-month period ended March 31, 1997, the Company failed to comply with the total liability to tangible net worth ratio, interest coverage ratio and no net loss covenant. For the three-month period ended June 30, 1997, the Company failed to comply with the total liability to tangible net worth ratio. In September 1997, the Company received a waiver of its non-compliance with such covenants for each respective period. Beginning with the three-month period ended September 30, 1997, the Company has complied with its financial covenants on a quarterly reporting basis. The Company was in compliance with all covenants as of December 31, 1997 and March 31, 1998.


(4) INCOME TAXES


    The Company accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES, the objective of which is to recognize the amount of current and deferred income taxes at the date of the financial statements as a result of all differences in the tax basis and financial statement carrying amount of assets and liabilities as measured by enacted tax laws. The Practices are separate taxable entities.

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


    The approximate income tax effect of each type of temporary difference and carryforward, the balance of which is included in prepaid expenses and other current assets, is as follows:


                                                                                      DECEMBER 31,
                                                                                ------------------------
                                                                                   1996         1997
                                                                                -----------  -----------
Net operating loss carryforwards..............................................  $    68,000  $    53,000
Accounts receivable reserve...................................................      149,000      146,000
Non-deductible accruals.......................................................       99,000       97,000
Depreciation..................................................................      (39,000)     (39,000)
Other temporary differences...................................................       11,000        7,000
                                                                                -----------  -----------
                                                                                    288,000      264,000
Valuation allowance...........................................................     (263,000)    (239,000)
                                                                                -----------  -----------
Net deferred tax asset........................................................  $    25,000  $    25,000
                                                                                -----------  -----------
                                                                                -----------  -----------



    As of December 31, 1997, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $132,000. These net operating loss carryforwards expire in 2011 and are subject to review and possible adjustment by the Internal Revenue Service. Due to the uncertainty surrounding the ultimate realization of the majority of the net deferred tax asset, the Company has provided a valuation allowance against all but $25,000 of this amount.


    U.S. tax rules impose limitations on the use of net operating losses following certain changes in ownership. If such a change were to occur, the limitation could reduce the amount of these benefits that would be available to offset future taxable income each year, starting with the year of ownership change.

    A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:


                                                                                           DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1995       1996       1997
                                                                                  ---------  ---------  ---------
Income tax provision (benefit) at federal statutory rate........................       34.0%     (34.0)%      34.0%

Increase (decrease)in tax resulting from--
  Other permanent differences...................................................         --        (.7)       8.6
  Change in valuation allowance.................................................         --       18.7      (16.3)
  Utilization of net operating losses...........................................         --         --      (27.2)
  Other.........................................................................      (34.0)      (1.7)       0.9
                                                                                  ---------  ---------  ---------
Provision (benefit) for income taxes............................................         --%     (17.7)%        --%
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------


    The Company recorded a benefit for income taxes of $160,000 in 1996 to the extent of the tax refund generated by the carryback of the 1996 net operating losses against prior profitable years. There was no provision for income taxes in 1997 due to the utilization of a portion of the remaining net operating losses generated in 1996 that had not been previously benefited.

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


    The benefit for income taxes in the accompanying statements of operations consists of the following:

                                                                                 DECEMBER 31,
                                                                       ---------------------------------
                                                                         1995        1996        1997
                                                                       ---------  -----------  ---------
Current--
  Federal............................................................  $      --  $  (160,000) $      --
  State..............................................................         --           --         --
                                                                       ---------  -----------  ---------
    Total provision (benefit)........................................  $      --  $  (160,000) $      --
                                                                       ---------  -----------  ---------
                                                                       ---------  -----------  ---------


(5) PREFERRED STOCK


    On May 8, 1992, HealthDrive authorized and issued 571,428 shares of $.01 par value Class A Convertible Preferred Stock (Class A Preferred Stock), and on April 28, 1994, HealthDrive authorized and issued 181,818 shares of $.01 par value Class B Convertible Preferred Stock (Class B Preferred Stock or collectively, the Preferred Stock) to the preferred stockholder (the Preferred Stockholder). The rights, privileges and preferences of the Preferred Stock are as follows:

  VOTING RIGHTS

    The Preferred Stockholder is entitled to vote on all matters with the common stockholders as if they were one class of stock. The Preferred Stockholder is entitled to the number of votes equal to the number of shares of common stock into which each share of the Preferred Stock is then convertible.

  LIQUIDATION PREFERENCE

    The Preferred Stockholder has preference in the event of a liquidation, sale or dissolution of HealthDrive in the amount of the original purchase price, plus any accrued but unpaid dividends (the Liquidation Value). Class A Preferred Stock has preference in liquidation over Class B Preferred Stock.

  CONVERSION

    The Preferred Stock is convertible into common stock at the rate of one share of common stock for each share of Preferred Stock, adjusted for certain dilutive events, as defined. Conversion is at the option of the Preferred Stockholder but becomes automatic upon the closing of an initial public offering at a per share price of at least $7.50 and resulting in aggregate proceeds to HealthDrive of at least $5,000,000 (a Qualified Public Offering). HealthDrive has reserved the number of common shares issuable upon the conversion of the Preferred Stock.

  REDEMPTION

    As of December 31, 1997, the Preferred Stockholder had the right to require HealthDrive to redeem the Preferred Stock at the Liquidation Value with cash out of HealthDrive's funds legally available therefor. As of February 5, 1998, the Preferred Stockholder had not exercised its right to cause the redemption of the Preferred Stock and, in accordance with the Certificate of Incorporation of HealthDrive, the right to cause the redemption of the Preferred Stock expired.

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  DIVIDENDS

    Dividends are cumulative and accrue on outstanding shares of the Preferred Stock at an annual rate of 6%. Dividends are payable on the Preferred Stock if and when declared by the Board of Directors. Dividends are forfeited upon conversion of the Preferred Stock into common stock.


(6) COMMON STOCKHOLDERS' EQUITY


  (A) AUTHORIZED CAPITAL STOCK

    As of December 31, 1997, the Company's authorized capital stock consisted of 3,259,162 shares of common stock, $.01 par value per share, 571,428 shares of Class A Preferred Stock, $.01 par value per share, and 181,818 shares of Class B Preferred Stock, $.01 par value per share.

  (B) RIGHT TO REQUIRE DIVIDENDS

    Beginning in 1993, if the Company's revenue increases by less than 25% over revenue in the preceding year, the Preferred Stockholder may require HealthDrive to pay cash dividends totaling 30% of the net income of the Company for that year to all common and preferred stockholders on a pro rata basis. The right of the Preferred Stockholder to require such dividend payments will terminate if the Preferred Stockholder ceases to hold at least 10% of the combined shares of HealthDrive common and preferred stock outstanding or upon the completion of a Qualified Public Offering of HealthDrive's common stock. Except for the required dividends, as discussed above, all dividends payable to common stockholders are subordinate to dividends payable to the Preferred Stockholder. The Preferred Stockholder also has certain registration rights.

  (C) STOCKHOLDERS AGREEMENTS

    Of HealthDrive's total common stock outstanding, 1,996,200 shares were subject to a stockholders agreement (the Stockholders Agreement). The agreement provides the holders of 1,420,000 shares of HealthDrive's common stock (the Principal Stockholders) and then the remaining common and preferred stockholders with the right of first refusal to purchase, on a pro rata basis, any of the Principal Stockholders' shares. In addition, the agreement provides all common and preferred stockholders with the right of first refusal to purchase, on a pro rata basis, any shares of common stock other than those shares held by the Principal Stockholders. In the event that the common and preferred stockholders elect to purchase less than the total number of shares offered for sale, the right to purchase such shares will terminate.

  (D) RESERVED COMMON STOCK


    As of March 31, 1998, 1,248,037 shares of common stock were reserved for the following:


Conversion of Class A Preferred Stock....................................    571,428
Conversion of Class B Preferred Stock....................................    181,818
Exercise of Stock Options................................................    494,791
                                                                           ---------
                                                                           1,248,037
                                                                           ---------
                                                                           ---------

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(7) STOCK OPTION PLAN

    In 1992, HealthDrive adopted the 1992 Stock Option Plan (the 1992 Plan). The 1992 Plan, as amended, is administered by the Board of Directors and authorizes HealthDrive to issue options to purchase up to 505,916 shares of common stock. Under the terms of the 1992 Plan, HealthDrive may grant incentive stock options to employees at a price not less than the fair market value at the date of grant, as determined by the Board of Directors. In addition, HealthDrive may grant nonqualified options to directors and employees of the Company at a price determined by the Board of Directors. The options generally vest over four years and expire no more than 10 years from the date of grant. The 1992 Plan expires in May 2002.


    The following schedule summarizes the activity under the Company's stock option plan for the three years ended December 31, 1997 and for the three months ended March 31, 1998:



                                                                                             WEIGHTED
                                                               NUMBER OF  EXERCISE PRICE      AVERAGE
                                                                SHARES      PER SHARE     EXERCISE PRICE
                                                               ---------  --------------  ---------------
Outstanding, December 31, 1994...............................    241,750    $1.00--$1.75     $    1.43
Granted......................................................     55,250     1.75-- 2.00          1.81
Canceled.....................................................     (9,500)    1.00-- 2.00          1.33
                                                               ---------  --------------         -----
Outstanding, December 31, 1995...............................    287,500     1.00-- 2.00          1.51
Granted......................................................     70,400     2.00-- 3.00          2.91
Exercised....................................................    (10,000)      1.38               1.38
Canceled.....................................................    (48,900)    1.38-- 2.00          1.84
                                                               ---------  --------------         -----
Outstanding, December 31, 1996...............................    299,000     1.00-- 3.00          1.79
Granted......................................................    131,600     3.00-- 4.00          3.15
Canceled.....................................................    (25,800)    2.00-- 3.00          2.86
                                                               ---------  --------------         -----
Outstanding, December 31, 1997...............................    404,800     1.00-- 4.00          2.16
Grants.......................................................     57,600       4.00               4.00
Canceled.....................................................    (26,000)    1.75-- 4.00          2.78
                                                               ---------  --------------         -----
Outstanding, March 31, 1998..................................    436,400    $1.00--$4.00     $    2.37
                                                               ---------  --------------         -----
                                                               ---------  --------------         -----
Exercisable, March 31, 1998..................................    232,100    $1.00--$3.00     $    1.60
                                                               ---------  --------------         -----
                                                               ---------  --------------         -----



    In October 1995, the FASB issued SFAS No. 123, which requires the measurement of the fair value of stock-based compensation to be included in the consolidated statement of operations or disclosed in the notes to the consolidated financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under APB Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123 for stock-based compensation awarded for the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1998 using the Black-Scholes option pricing model prescribed by SFAS No. 123. In accordance with the consensus reached in EITF 97-2, the Company accounts for options issued to employees of the Practices as if they were employees of

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


HealthDrive. Accordingly, options issued to employees of the Practices are accounted for under APB Opinion No. 25. The underlying assumptions used are as follows:



                                                                    DECEMBER 31,
                                                         ----------------------------------
                                                                                             MARCH 31,
                                                            1995        1996        1997        1998
                                                         ----------  ----------  ----------  ----------
Risk-free interest rate................................    7.27%       6.05%       6.28%       5.37%
Expected dividend yield................................      --          --          --          --
Expected lives.........................................   5 years     5 years     5 years     5 years
Expected volatility....................................     60%         60%         60%         60%
Weighted average fair value of grants..................    $1.22       $1.67       $1.69     $  2.26
Weighted average remaining contractual life of options
  outstanding..........................................  7.4 years   7.0 years   6.9 years   6.9 years


    Had compensation cost for the Company's stock option plan been determined consistent with SFAS No. 123, pro forma net loss and net loss per share would have been:


                                                                    DECEMBER 31,
                                                         -----------------------------------  MARCH 31,
                                                            1995        1996         1997        1998
                                                         ----------  -----------  ----------  ----------
Net income (loss)--
  As reported..........................................  $      169  $  (745,197) $   55,193  $  118,500
  Accretion of dividends on preferred stock............     (90,000)     (90,000)    (90,000)    (22,500)
                                                         ----------  -----------  ----------  ----------
  Available for common stockholders....................     (89,831)    (835,197)    (34,807)     96,000
  Pro forma............................................    (102,343)    (856,269)   (113,327)     68,538
Net income (loss) per share, available to common
  stockholders--
  Basic................................................  $    (0.04) $     (0.42) $    (0.02) $     0.05
                                                         ----------  -----------  ----------  ----------
                                                         ----------  -----------  ----------  ----------
  Diluted..............................................  $    (0.04) $     (0.42) $    (0.02) $     0.03
                                                         ----------  -----------  ----------  ----------
                                                         ----------  -----------  ----------  ----------
  Pro forma diluted....................................                           $     0.02  $     0.04
                                                                                  ----------  ----------
                                                                                  ----------  ----------
Net loss per share, pro forma--
  Basic................................................  $    (0.05) $     (0.43) $    (0.06) $     0.03
                                                         ----------  -----------  ----------  ----------
                                                         ----------  -----------  ----------  ----------
  Diluted..............................................  $    (0.05) $     (0.43) $    (0.06) $     0.02
                                                         ----------  -----------  ----------  ----------
                                                         ----------  -----------  ----------  ----------
  Pro forma diluted....................................                           $    (0.01) $     0.03
                                                                                  ----------  ----------
                                                                                  ----------  ----------


    Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation may not be representative of that to be expected in future years.

(8) COMMITMENTS


    HealthDrive leases its facilities and certain equipment under operating and capital leases that expire through 2000. Aggregate rental expense under operating leases was approximately $145,000, $194,000, $243,000, $52,000 and $69,000 for the years ended December 31, 1995, 1996 and 1997, and the three months ended March 31, 1997 and 1998, respectively.

                    HEALTHDRIVE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(8) COMMITMENTS (CONTINUED)
    The future minimum commitments under these leases are as follows:


                                                                                            OPERATING    CAPITAL
                                                                                              LEASES      LEASES
                                                                                            ----------  ----------
Year ending December 31,
  1998, nine months.......................................................................  $  105,000  $   86,394
  1999....................................................................................      54,000      57,807
  2000....................................................................................          --       2,761
                                                                                            ----------  ----------
      Total...............................................................................  $  159,000     146,962
                                                                                            ----------
                                                                                            ----------
Less--Amount representing interest........................................................                  12,876
                                                                                                        ----------
Present value of minimum lease payments...................................................                 134,086
Less--Current portion of capital lease obligations........................................                  99,265
                                                                                                        ----------
                                                                                                        $   34,821
                                                                                                        ----------
                                                                                                        ----------


(9) HEALTHDRIVE 401(K) PLAN


    The Company has a qualified 401(k) retirement savings plan (the 401(k)
Plan). Under the 401(k) Plan, participants may elect to defer a portion of their compensation, subject to certain limitations. In addition, the Company, at the discretion of the Board of Directors, may make contributions into the 401(k) Plan. During 1995, 1996, 1997 and 1998, the Company made no contributions to the 401(k) Plan.



(10) OTHER EVENTS


(A) AMENDMENT, CONVERSION AND WAIVER AGREEMENT

    On March 30, 1998, the Preferred Stockholder executed an Amendment, Conversion and Waiver Agreement (the Agreement) with the Company in which the Preferred Stockholder agreed to waive virtually all of the rights, privileges and preferences of the preferred stock (except for certain registration rights), to convert all shares of the preferred stock into common stock and to waive its right to require dividends as described in Note 6 (b), effective with the closing of the proposed initial public offering.

(B) RESTATED CERTIFICATE OF INCORPORATION


    Effective upon the close of the Company's planned initial public offering and after giving effect to the Company's Restated Certificate of Incorporation immediately prior to the closing of the offering, the authorized capital stock will consist of 7,500,000 shares of common stock, $0.01 par value per share.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                  ---------
Prospectus Summary..............................          1
Risk Factors....................................          5
Use of Proceeds.................................         21
Dividend Policy.................................         21
Capitalization..................................         22
Dilution........................................         23
Selected Consolidated Financial Data............         24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         25
Business........................................         37
Management......................................         57
Certain Transactions............................         64
Principal Stockholders..........................         67
Selling Stockholders............................         68
Description of Capital Stock....................         69
Shares Eligible for Future Sale.................         72
Underwriting....................................         73
Legal Matters...................................         75
Experts.........................................         75
Additional Information..........................         75
Index to Financial Statements...................        F-1


                            ------------------------


    UNTIL            , 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                1,600,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                          H.C. WAINWRIGHT & CO., INC.

                                         , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount and commissions, are estimated as follows:

SEC Registration Fee................................................  $
NASD Fee............................................................
Nasdaq SmallCap Market Listing Fee..................................
Printing and Engraving Expenses.....................................
Legal Fees and Expenses.............................................
Accounting Fees and Expenses........................................
Expenses of Qualification Under State Securities Laws, Including
  Attorneys' Fees...................................................
Transfer Agent and Registrar's Fees.................................
Miscellaneous Costs.................................................
                                                                      ---------
      Total.........................................................  $
                                                                      ---------
                                                                      ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

    The Amended and Restated Certificate of Incorporation and the By-Laws of the Company, copies of which are filed herein as Exhibits 3.1 and 3.2, provide for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.


    Section 6 of the Underwriting Agreement between the Registrant and the Underwriters, a copy of which is filed herewith as Exhibit 1.1, will provide for indemnification by the Registrant of the Underwriters and each person, if any, who controls any Underwriter, against certain liabilities and expenses, as stated therein, which may include liabilities under the Securities Act of 1933. The Underwriting Agreement also provides that the Underwriters shall similarly indemnify the Registrant, its directors, officers and controlling persons, as set forth therein.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Described below is information regarding all unregistered securities sold by the Company within the three year period ending on the date of this Registration Statement.

    Between April 1, 1995 and April 3, 1998, the Company issued options to purchase a total of 329,950 shares of its common stock, $.01 par value per share ("Common Stock") pursuant to the Company's 1992 Stock Option Plan. Each of these option grants was made pursuant to a written Stock Option Agreement between the Company and the recipient of the stock option. Each of these grants was deemed by the Company to be a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to, among other available exemptions, the exemption provided by Rule 701 promulgated thereunder.

    On December 3, 1998, the Company issued 10,000 shares of Common Stock to L. Dennis Shapiro, a Director of the Company, pursuant to the exercise of a stock option granted to Mr. Shapiro under the

Company's 1992 Stock Option Plan. Mr. Shapiro paid the Company an aggregate exercise price of $13,800. This sale of Common Stock upon the exercise of a stock option was deemed by the Company to be a transaction exempt from the registration requirements of the Securities Act pursuant to, among other available exemptions, the exemption provided by Rule 701 thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:


EXHIBITS
---------
   1.1     Form of Underwriting Agreement*
   3.1     Form of Amended and Restated Certificate of Incorporation of the Registrant
   3.2     Form of Amended and Restated By-Laws of the Registrant
   4.1     Reference is made to exhibits 3.1 and 3.2
   4.2     Specimen Certificate of Common Stock*
   5.1     Opinion of Bingham Dana LLP, with respect to the legality of the shares being registered*
  10.1     Second Amended and Restated 1992 Stock Option Plan of the Registrant**
  10.2.1   Operating Agreement, dated as of May 26, 1998, between the Registrant and Steven S. Charlap, M.D., P.C.
  10.2.2   Operating Agreement, dated as of May 26, 1998, between the Registrant and Alec H. Jaret, D.M.D., P.C.
  10.2.3   Operating Agreement, dated as of May 26, 1998, between the Registrant and Jeffrey Morer, O.D., P.C.*
  10.2.4   Operating Agreement, dated as of May 26, 1998, between the Registrant and Mary C. Manesis, D.P.M., P.C.
  10.2.5   Operating Agreement, dated as of May 26, 1998, between the Registrant and HealthDrive Michigan
           Corporation
  10.3     Employment Agreement, dated as of May 27, 1998, between the Registrant and Steven S. Charlap, M.D.*
  10.4     Employment Agreement, dated as of May 27, 1998, between the Registrant and Michael R. Kaplan*
  10.5     Employment and Non-Competition Agreement between HealthDrive Michigan Corporation and Philip R.
           Shriner**
  10.6     Letter Agreement between the Registrant and Michael R. Kaplan relating to stock options*
  10.7     Amended and Restated Stockholders Agreement, dated as of April 28, 1994, as amended, among the
           Registrant and certain of its stockholders**
  10.8     Stock Purchase Agreement, dated as of May 8, 1992, between the Registrant and DCC Limited**
  10.9     Preferred Stock Purchase Agreement, dated as of April 28, 1994, between the Registrant and DCC
           International Holdings B.V., as amended**
  10.10    Amendment, Waiver and Conversion Agreement, dated as of March 30, 1998, among the Registrant and certain of its stockholders**
  10.11    Lease, dated July 1, 1992, as amended, by and between the Registrant and Magnum Realty Trust, relating to property located at 25 Needham Street, Newton, Massachusetts**
  10.12    Lease, dated June 26, 1996, by and between the Registrant and Joseph Barker Enterprises, relating to property located at 1 Prestige Drive, Meriden, Connecticut**


------------------------

*   To be filed by amendment.


**  Previously filed.

EXHIBITS
---------
  10.13    Lease, dated September 25, 1996, by and between the Registrant and 928 Jaymore Road Associates, L.P.,
           relating to property located at 928 Jaymor Road, Upper Southampton Township, Pennsylvania**
  10.14    Lease, dated July 2, 1996, by and between the Registrant and G & N Investment Company, relating to property located at 3540 North 126 Street, Brookfield, Wisconsin**
  10.15    Form of Financial Advisory Agreement between the Registrant and the Representative*
  10.16    Form of Warrant Agreement between the Registrant and the Representative*
  10.17    Form of Representative's Warrant*
  10.18.1  Option Agreement, dated as of May 26, 1998, among the Registrant Steven S. Charlap, M.D. and Steven S.
           Charlap, M.D., P.C.
  10.18.2  Option Agreement, dated as of May 26, 1998, among the Registrant, Alec H. Jaret, D.M.D. and Alec H.
           Jaret, D.M.D., P.C.
  10.18.3  Option Agreement, dated as of May 26, 1998, among the Registrant, Jeffrey Morer, O.D., and Jeffrey L.
           Morer, O.D., P.C.*
  10.18.4  Option Agreement, dated as of May 26, 1998, among the Registrant, Mary C. Manesis, and Mary C. Manesis,
           D.P.M., P.C.
  10.18.5  Option Agreement, dated as of May 26, 1998, among the Registrant, Steven S. Charlap, M.D. and
           HealthDrive Michigan Corporation
  23.1     Consent of Bingham Dana LLP*
  23.2     Consent of Arthur Andersen LLP
  23.3     Consent of James A. Pitts
  24.1     Power of Attorney**
  27.1     Financial Data Schedule


------------------------

*   To be filed by amendment.


**  Previously filed.


(b) Financial Statement Schedules:

    All financial statement schedules have been omitted because either they are not required, are not applicable, or the information is otherwise set forth in the Financial Statements and Notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to registration statement on Form S-1 (Reg. No. 333-49721) be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on this 29th day of May, 1998.


                                HEALTHDRIVE CORPORATION

                                By:  /s/ STEVEN S. CHARLAP, M.D.
                                     -----------------------------------------
                                     Steven S. Charlap, M.D.
                                     CHAIRMAN OF THE BOARD OF DIRECTORS,
                                     PRESIDENT
                                     AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement on Form S-1 (Reg. No. 333-49721) has been signed below by the following persons in the capacities indicated and on this 29th day of May, 1998.



            SIGNATURE                      TITLE
--------------------------------- ------------------------

                                  Chairman of the Board of
   /s/ STEVEN S. CHARLAP, M.D.      Directors, President
---------------------------------   and Chief Executive
     Steven S. Charlap, M.D.        Officer (Principal
                                    Executive Officer)

                                  Chief Financial Officer
      /s/ MICHAEL R. KAPLAN         and Vice President of
---------------------------------   Finance (Principal
        Michael R. Kaplan           Financial and
                                    Accounting Officer)

                *
--------------------------------- Director
          Susan Bailis

                *
--------------------------------- Director
          Morgan Crowe

                *
--------------------------------- Director
        Robert G. Eccles

                *
--------------------------------- Director
           Brian Fagan

                *
--------------------------------- Director
          Alec H. Jaret

                *
--------------------------------- Director
        L. Dennis Shapiro

  * By: /s/ STEVEN S. CHARLAP,
              M.D.
---------------------------------
        Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBITS
---------

   1.1     Form of Underwriting Agreement*
   3.1     Form of Amended and Restated Certificate of Incorporation of the Registrant
   3.2     Form of Amended and Restated By-Laws of the Registrant
   4.1     Reference is made to exhibits 3.1 and 3.2
   4.2     Specimen Certificate of Common Stock*
   5.1     Opinion of Bingham Dana LLP, with respect to the legality of the shares being registered*
  10.1     Second Amended and Restated 1992 Stock Option Plan of the registrant**
  10.2.1   Operating Agreement, dated as of May 26, 1998, between the Registrant and Steven S. Charlap, M.D., P.C.
  10.2.2   Operating Agreement, dated as of May 26, 1998, between the Registrant and Alec H. Jaret, D.M.D., P.C.
  10.2.3   Operating Agreement, dated as of May 26, 1998, between the Registrant and Jeffrey Morer, O.D., P.C.*
  10.2.4   Operating Agreement, dated as of May 26, 1998, between the Registrant and Mary C. Manesis, D.P.M., P.C.
  10.2.5   Operating Agreement, dated as of May 26, 1998, between the Registrant and HealthDrive Michigan
           Corporation
  10.3     Employment Agreement, dated as of May 27, 1998, between the Registrant and Steven S. Charlap, M.D.*
  10.4     Employment Agreement, dated as of May 27, 1998, between the Registrant and Michael R. Kaplan*
  10.5     Employment and Non-Competition Agreement between HealthDrive Michigan Corporation and Philip R.
           Shriner**
  10.6     Letter Agreement between the Registrant and Michael R. Kaplan relating to stock options*
  10.7     Amended and Restated Stockholders Agreement, dated as of April 28, 1994, as amended, among the
           Registrant and certain of its stockholders**
  10.8     Stock Purchase Agreement, dated as of May 8, 1992, between the Registrant and DCC Limited**
  10.9     Preferred Stock Purchase Agreement, dated as of April 28, 1994, between the Registrant and DCC
           International Holdings B.V., as amended**
  10.10    Amendment, Waiver and Conversion Agreement, dated as of March 30, 1998, among the Registrant and certain of its stockholders**
  10.11    Lease, dated July 1, 1992, as amended, by and between the Registrant and Magnum Realty Trust, relating to property located at 25 Needham Street, Newton, Massachusetts**
  10.12    Lease, dated June 26, 1996, by and between the Registrant and Joseph Barker Enterprises, relating to property located at 1 Prestige Drive, Meriden, Connecticut**
  10.13    Lease, dated September 25, 1996, by and between the Registrant and 928 Jaymore Road Associates, L.P.,
           relating to property located at 928 Jaymor Road, Upper Southampton Township, Pennsylvania**
  10.14    Lease, dated July 2, 1996, by and between the Registrant and G & N Investment Company, relating to property located at 3540 North 126 Street, Brookfield, Wisconsin**
  10.15    Form of Financial Advisory Agreement between the Registrant and the Representative*
  10.16    Form of Warrant Agreement between the Registrant and the Representative*
  10.17    Form of Representative's Warrant*
  10.18.1  Option Agreement, dated as of May 26, 1998, among the Registrant Steven S. Charlap, M.D. and Steven S.
           Charlap, M.D., P.C.


------------------------

*   To be filed by amendment.


**  Previously filed.

EXHIBITS
---------
  10.18.2  Option Agreement, dated as of May 26, 1998, among the Registrant, Alec H. Jaret, D.M.D. and Alec H.
           Jaret, D.M.D., P.C.
  10.18.3  Option Agreement, dated as of May 26, 1998, among the Registrant, Jeffrey Morer, O.D., and Jeffrey L.
           Morer, O.D., P.C.*
  10.18.4  Option Agreement, dated as of May 26, 1998, among the Registrant, Mary C. Manesis, and Mary C. Manesis,
           D.P.M., P.C.
  10.18.5  Option Agreement, dated as of May 26, 1998, among the Registrant, Steven S. Charlap, M.D. and
           HealthDrive Michigan Corporation
  23.1     Consent of Bingham Dana LLP*
  23.2     Consent of Arthur Andersen LLP
  23.3     Consent of James A. Pitts
  24.1     Power of Attorney**
  27.1     Financial Data Schedule


------------------------

*   To be filed by amendment.


**  Previously filed.